Exhibit 2.2

EXECUTION COPY

PURCHASE AGREEMENT

by and among

LEGG MASON, INC.,

SEQUANA CAPITAL,

PERMAL GROUP SCA,

WORMS UK LTD,

PERMAL GROUP LTD

AND

MANAGEMENT SHAREHOLDERS OF PERMAL GROUP LTD

Dated June 23, 2005

LIST OF EXHIBITS

EXHIBIT A-1	FORM OF EMPLOYMENT AGREEMENT

EXHIBIT A-2	FORM OF U.S. NON-COMPETE AGREEMENT

EXHIBIT A-3	FORM OF UK NON-COMPETE AGREEMENT

EXHIBIT A-4	FORM OF FRENCH NON-COMPETE AGREEMENT

EXHIBIT B	FORM OF PARTNERSHIP AGREEMENT

EXHIBIT C	FORM OF NET REVENUE SHARING AGREEMENT

EXHIBIT D	FORM OF REGISTRATION RIGHTS AGREEMENT

PURCHASE AGREEMENT

PURCHASE AGREEMENT, dated June 23, 2005 (this “Agreement”), by and among Legg Mason, Inc., a Maryland corporation (“Buyer”), Permal Group SCA, a company organized under the laws of France (“Parent”), Permal Group Ltd, a company organized under the laws of England and Wales (“Permal”), Worms UK Ltd, a company organized under the laws of England and Wales (“Sequana Sub”), and the shareholders (other than Parent and Sequana Sub) identified on Schedule 1.1(a)(i) (the “Management Shareholders”) (Sequana Sub, the Management Shareholders and Parent, collectively, the “Sellers”), and, for the purposes of Sections 4.1(a), (b) and (d) and 6.19, Sequana Capital, a company organized under the laws of France (“Sequana”).

Background

A. Sequana and the Management Shareholders together, directly or indirectly, hold all of the Equity Interests of Parent.

B. Pursuant to the terms of the Reorganization, the Equity Interests of the Management Shareholders of Parent shall be converted into or otherwise exchanged for the Equity Interests of Permal, and upon the consummation of the Reorganization, the Sellers shall together hold all of the Equity Interests of Permal as set forth on Schedule 1.1(a)(i).

C. The Sellers desire to sell to Buyer and Buyer desires to purchase from the Sellers at the Initial Closing the Equity Interests of Permal representing eighty percent (80%) of the Equity Interests of Permal (the “Shares”).

D. Concurrent with the Initial Closing, the remaining Equity Interests of Permal owned by the Sellers will be converted into and redesignated as a new class of Preference Shares (the “Preferred Shares”).

E. Buyer and the Sellers desire to make certain representations, covenants and agreements in connection with the transactions contemplated by this Agreement.

Agreement

In consideration of the various representations, warranties, covenants and other agreements and undertakings of the parties contained in this Agreement and intending to be legally bound, the parties agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Definitions.

(a) For all purposes in this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

“Advisers Act” means the United States Investment Advisers Act of 1940, as amended, and all rules, regulations and orders of the SEC promulgated thereunder.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. For the purposes of this definition, “control,” when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Equity Interests, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings to the foregoing. For purposes of the definition of “control,” a general partner or managing member of a Person shall always be considered to control such Person; provided, however, that in no event shall any of the Funds be considered an Affiliate of any of the Companies by the sole fact that such Company is the investment manager or adviser, general partner, managing member or controlling member of such Fund.

“Aggregate Consideration” means (i) the Initial Closing Consideration, (ii) the Year 2 Closing Consideration, (iii) the Year 4 Closing Consideration, (iv) the Initial Earnout Amount, (v) the Year 2 Earnout Amount, (vi) the Year 4 Earnout Amount and (vii) the Cash Payments, in each case, that has been paid by Buyer to the Sellers.

“Aggregate Revenue Run Rate” means, on any date, the sum of the Revenue Run Rates at such date for all Clients managed by any of the Companies.

“Aggregate Year 2 Call Closing Consideration” means a dollar amount equal to the lesser of (A) the product of (x) the Year 2 EBIT, multiplied by (y) ten (10), multiplied by (z) seven hundred forty-six ten-thousandths (.0746) and (B) one hundred ten million dollars ($110,000,000).

“Aggregate Year 2 Put Closing Consideration” means a dollar amount equal to the lesser of (A) the product of (x) the EBIT of the Companies for the twelve (12)-month period ending on the last day of the thirtieth (30th) month following the Initial Closing Month, multiplied by (y) ten (10), multiplied by (z) seven hundred forty-six ten-thousandths (.0746) and (B) one hundred fifteen million five hundred thousand dollars ($115,500,000).

“Aggregate Year 4 Call Closing Consideration” means a dollar amount equal to the lesser of (i) the product of (x) the Year 4 EBIT, multiplied by (y) ten (10), multiplied by (z) the sum of (A) one thousand two hundred fifty-four ten-thousandths (.1254), plus (B) in the event all of the Year 2 Shares were not purchased pursuant to the exercise of the Year 2 Call or Year 2 Put, an amount equal to the quotient of (I) the total number of Year 2 Shares held by the Sellers immediately prior to the Year 4 Closing, divided by (II) the total number of all Equity Interests outstanding immediately prior to the Initial Closing (the “Post-Year 2 Percentage”) and (ii) the sum of (x) two hundred sixty million dollars ($260,000,000), plus (y) in the event all of the Year 2 Shares were not purchased pursuant to the exercise of the Year 2 Call or Year 2 Put, an amount equal to the product of (A) the quotient of (I) the number of Year 2 Shares held by the Sellers immediately prior to the Year 4 Closing, divided by (II) the total number of Year 2 Shares (the “Post-Year 2 Cap Percentage”), multiplied by (B) one hundred ten million dollars ($110,000,000).

“Aggregate Year 4 Put Closing Consideration” means a dollar amount equal to the lesser of (i) the product of (x) the EBIT of the Companies for the twelve (12)-month period ending on the last day of the fifty-fourth (54th) month following the Initial Closing Month, multiplied by (y) ten (10), multiplied by (z) the sum of (A) one thousand two hundred fifty-four ten-thousandths (.1254), plus, (B) in the event all of the Year 2 Shares were not purchased pursuant to the exercise of the Year 2 Call or Year 2 Put, the Post-Year 2 Percentage and (ii) the sum of (x) two hundred seventy-three million dollars ($273,000,000), plus (y) in the event all of the Year 2 Shares were not purchased pursuant to the exercise of the Year 2 Call or Year 2 Put, an amount equal to the product of (A) Post-Year 2 Cap Percentage, multiplied by (B) one hundred fifteen million five hundred thousand dollars ($115,500,000).

“Ancillary Agreements” means the Net Revenue Sharing Agreement, the Registration Rights Agreement and the Partnership Agreement.

“Applicable Law” means any statute, law, common law, ordinance, rule, public administrative interpretation, published policy statement or interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to the Person or Persons referenced.

“Associated Person” of a Company, Fund or Person has the same meaning as set forth in Section 202(a)(17) of the Advisers Act and/or Section 4k(2) or (3) of the Commodity Exchange Act.

“AUM” means assets under management.

“Base AUM” means the U.S. dollar amount of AUM of the Companies as of March 31, 2005, which amount is equal to twenty billion four hundred thirteen million eight hundred thousand dollars ($20,413,800,000), as shown on a Client-by-Client basis on Schedule 3.6.

“Base Revenue Run Rate” means the Aggregate Revenue Run Rate as of March 31, 2005, which amount is equal to three hundred five million four hundred thousand dollars ($305,400,000), as calculated on Schedule 3.6.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, London, England or Paris, France are generally closed for regular banking business.

“Buyer Change of Control” means (i) the acquisition after the Initial Closing Date by a Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of the Buyer Voting Securities; provided, however, that the following acquisitions shall not constitute a Buyer Change of Control: (A) any acquisition, directly or indirectly by or from Buyer or any Subsidiary of Buyer, or by any employee benefit plan (or related trust) sponsored or maintained by Buyer or any subsidiary of Buyer, (B) any acquisition by any underwriter in connection with any firm commitment underwriting of securities to be issued by Buyer or (C) any acquisition by any corporation if, immediately following such acquisition, fifty percent (50%) or more of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation (entitled to vote generally in the election of directors), are beneficially owned directly or indirectly, by all or substantially all of the individuals and entities who, immediately prior to such acquisition, were the beneficial owners of the then outstanding Buyer Common Stock and the Buyer Voting Securities; (ii) the occurrence after the Initial Closing Date of a reorganization, merger or consolidation, other than a reorganization, merger or consolidation with respect to which all or substantially all of the individuals and entities who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of the Buyer Common Stock and Buyer Voting Securities beneficially own, directly or indirectly, immediately after such reorganization, merger or consolidation fifty percent (50%) or more of the then outstanding common stock and voting securities (entitled to vote generally in the election of directors) of the corporation resulting from such reorganization, merger or consolidation; or (iii) the occurrence after the Initial Closing Date of (A) a complete liquidation or substantial dissolution of Buyer or (B) the sale or other disposition of all or substantially all of the assets of Buyer, in each case other than to a subsidiary, wholly-owned, directly or indirectly, by Buyer or to a holding company of which Buyer is a direct or indirect wholly owned subsidiary prior to such transaction.

“Buyer Material Adverse Effect” means, individually or together with other adverse effects, any material adverse effect (i) on the liabilities, operations, business, results of operations or financial condition of Buyer or (ii) on the ability of Buyer to consummate the transactions contemplated hereby; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a breach of a representation, warranty, covenant or agreement that is qualified by the term “Buyer Material Adverse Effect”: (A) events, circumstances, changes or effects that generally affect the financial services industry (including legal and regulatory changes), except to the extent such events, circumstances, changes or effects affect Buyer disproportionately to the financial services industry taken as a whole, (B) general economic or political conditions or events, circumstances, changes or effects affecting monetary, banking or securities markets generally (including changes in currency exchange rates), except to the extent such events, circumstances, changes or effects affect Buyer disproportionately to such markets taken as a whole and (C) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof, except to the extent that such changes affect Buyer disproportionately to the financial services industry taken as a whole.

“Buyer Voting Securities” means the combined voting power of the voting securities of Buyer entitled to vote generally in an election of directors.

“Cash Payments” means the payment by Buyer of any Future Payments.

“Client” means any Person to which the Companies directly provide Investment Advisory Services (including each of the Funds and Sub-Advised Funds); provided, however, that the term “Client” does not include any Investor or any Sub-Advised Fund Investor.

“Client Consents” means the Fund Consents.

“Closing AUM” means (i) the Base AUM, minus (ii) the total amount of AUM reflected in Base AUM of those Clients for which any required Client Consent has not been received as of the date of delivery of the Calculated Revenue Run Rate Statement, minus (iii) the total amount of AUM reflected in Base AUM withdrawn after March 31, 2005 by any Client included in Base AUM other than by a Client subtracted from Closing AUM under clause (ii) hereof, but prior to the Initial Closing Date, plus (iv) the total AUM on the first day of the most recent calendar month immediately preceding the Initial Closing Date of any Person who became a Client after March 31, 2005 and prior to the Closing Date, plus (v) any additional contributions to AUM made after March 31, 2005 by any Client included in Base AUM other than by a Client subtracted from Closing AUM and prior to the Closing Date under clause (ii) hereof; provided, however, that (A) in the event the Initial Closing Date is prior to the 10th day of the respective month, the amount in clauses (iii) and (iv) hereof shall be calculated as of the first day of the penultimate calendar month immediately preceding the Initial Closing Date and (B) the total AUM of any Client that has terminated its investment advisory relationship with the Companies after March 31, 2005, but prior to the Initial Closing Date, shall be zero.

“Closing Dates” means the Initial Closing Date, the Year 2 Closing Date, the Year 4 Closing Date and any Post-Year 4 Closing Date.

“Closing Date Tangible Net Worth” means the aggregate excess of “assets” over “liabilities” (as such terms are defined under GAAP, except that incentive fees and related liabilities shall be accrued on a monthly basis) of the Companies minus the aggregate intangible assets (as defined under GAAP) of the Companies, in each case as of the Initial Closing Date; for the avoidance of doubt, any deferred Tax assets, including deferred Tax assets created by the Reorganization, shall be included as tangible assets.

“Closing EBIT” means “earnings before interest and taxes” calculated in accordance with GAAP (except that incentive fees shall be accrued on a monthly basis) for the twelve (12)-month period prior to the Initial Closing Date, plus (i) any amounts paid or accrued for that period pursuant to the Permal Group S.C.A. Non-Discretionary Incentive Compensation Plan, plus (ii) all legal and professional costs and fees associated with the transactions contemplated by this Agreement and the Reorganization.

“Closing Revenue Run Rate” means the Aggregate Revenue Run Rate as of the date specified in Section 2.14(a)(i) calculated based on the Closing AUM for each Client included in the Closing AUM.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commodity Exchange Act” means the United States Commodity Exchange Act of 1936, as amended, and all rules and regulations promulgated thereunder.

“Companies” means Permal and each of its Subsidiaries.

“Company” means each or any one of the Companies individually, as the context may require.

“Company Material Adverse Effect” means, individually or together with other adverse effects, any material adverse effect (i) on the liabilities, operations, business, results of operations or financial condition of the Companies taken as a whole or (ii) on the ability of the Sellers as a group or the Companies to consummate the transactions contemplated hereby; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a breach of a representation, warranty, covenant or agreement that is qualified by the term “Company Material Adverse Effect”: (A) events, circumstances, changes or effects that generally affect the industry in which the Companies operate (including legal and regulatory changes) except to the extent that such events, circumstances, changes or effects affect the Companies taken as a whole disproportionately to the industry taken as a whole, (B) general economic or political conditions or events, circumstances, changes or effects affecting monetary, banking or securities, commodities and private alternative investment markets generally (including changes in currency exchange rates) except to the extent that such events, circumstances, changes or effects affect the Companies taken as a whole disproportionately to the industry taken as a whole, (C) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement with Buyer, as opposed to any other Person, (D) any circumstance, change or effect that results from any action taken pursuant to this Agreement or at the written request of, or with the written consent of, Buyer and (E) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof, except to the extent that such charges affect the Companies taken as a whole disproportionately to the industry taken as a whole. Notwithstanding the foregoing, the Reorganization shall not in and of itself constitute a Company Material Adverse Effect; provided that any effects of the Reorganization shall be taken into account for the purposes of determining whether there has been a breach of a representation, warranty, covenant or agreement that is qualified by the term “Company Material Adverse Effect.”

“Contract” means with respect to any Person, any written agreement, indenture, debt instrument, contract, guarantee, loan, note, mortgage, license, lease or other binding commitment, in written form, to which such Person is a party or by which it is bound.

“Distribution Fees” means all fees, commissions or other compensation paid by any Company to any Person with respect to the distribution of the Fund Interests or the referral of Investors or potential Investors to the Companies or the Funds, including, without limitation, all fees, commissions or other compensation paid by any Company in accordance with any distribution agreement, sub-distribution agreement or arrangement, solicitation fee agreement or arrangement, finder’s fee agreement or arrangement, rebate arrangement, revenue sharing agreement or arrangement, or referral fee agreement or arrangement.

“DOJ” means the Antitrust Division of the United States Department of Justice.

“Earnout Payment Dates” means the Initial Earnout Payment Date, the Year 2 Earnout Payment Date and the Year 4 Earnout Payment Date.

“EBIT” means, with respect to any period, the greater of (i) the product of (A) the amount of CNR (except, for any such period, that the effect of the portion of any gross performance or incentive based fees in excess of twelve percent (12%) of the Companies’ gross fixed fees and annual fees earned during the relevant calculation period (net of appropriate Distribution Fees corresponding to such excess) shall be excluded from CNR), multiplied by (B) the EBIT Percentage for such period and (ii) the product of the amount of CGR multiplied by the CGR Percentage for such period (except, for any such period, that the effect of the portion of any gross performance or incentive based fees in excess of twelve percent (12%) of the Companies’ gross fixed fees and annual fees earned during the relevant calculation period shall be excluded from CGR); provided, however, that for any calculation of EBIT for which the relevant period includes more than one (1) calendar year, the calculation shall be computed using such applicable percentage set forth on Schedule D or Schedule E of the form of Net Revenue Sharing Agreement attached hereto as Exhibit C (without giving effect to any amendment thereof, unless such amendment has been consented to in writing by Parent), as the case may be, for the calendar year in which the greater number of days of such relevant period occurred. The terms “CNR,” “CGR,” “EBIT Percentage” and “CGR Percentage” are defined in the form of Net Revenue Sharing Agreement attached hereto as Exhibit C (without giving effect to any amendment thereof, unless such amendment has been consented to in writing by Parent).

“Encumbrance” means any lien, pledge, security interest, claim, charge, easement, commitment, encroachment, mortgage or encumbrance.

“Equity Interests” means (i) capital stock, partner interests, member interests, beneficial interests or any other equity or ownership interests in any Person, (ii) any securities or other instruments issued by such Person convertible into or exchangeable for, or whose value is determined by reference to, any such interests, regardless of whether any of the foregoing are exercisable or “out-of-the-money” at any time prior to the applicable Closing Date or (iii) any other rights, warrants, options or binding commitments of any character issued by such Person to acquire or dispose of any of the foregoing, regardless of whether any of the foregoing are exercisable or “out-of-the-money” at any time prior to the applicable Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that is considered a single employer with any one of the Companies under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and all rules, regulations and orders of the SEC promulgated thereunder.

“FIN 46” means Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities,” as revised in December 2003.

“FSA” means the United Kingdom Financial Services Authority.

“FSA Rules” means the handbook of rules and regulations issued by the FSA and other regulations promulgated pursuant to the FSMA.

“FSMA” means the Financial Services and Markets Act 2000, as amended, and all rules, regulations and orders of the FSA thereunder.

“FTC” means the United States Federal Trade Commission.

“Fund” means any Client (other than any Sub-Advised Funds) of a Company which (i) is a vehicle for direct or indirect pooled or collective investment that is sponsored, formed, controlled, advised or managed by any of the Companies (whether or not such Client is a separate legal Person or collective account and (ii) is listed on Schedule 1.1(a)(ii).

“Fund Interest” means any share, limited partnership interest, membership interest or other direct ownership interest in any of the Funds.

“Future Payments” means any payments made by Buyer with respect to the Purchase of any Preferred Shares pursuant to the exercise of any Future Options pursuant to Section 2.5.

“GAAP” means generally accepted accounting principles, consistently applied, and unless otherwise specified as used in the United States of America as in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed.

“Governmental Authority” means any nation, state, territory, province, county, city or other unit or subdivision thereof or any entity, authority, agency, department, board, commission, instrumentality, court or other judicial body authorized on behalf of any of the foregoing to exercise legislative, judicial, regulatory or administrative functions and any governmental or non-governmental self-regulatory organization of which any of the Companies is a member or to whose regulations any of the Companies or any of the Funds is subject (or with respect to which any Company or Fund was subject during the periods specified in Sections 3.4, 3.17 and 3.18 of this Agreement).

“Governmental Documents” means all reports, documents and registration statements filed, or required to be filed, or, in the case of Part II to Form ADV, deemed to be filed when properly maintained by a Person, by or under Applicable Law, by contract or otherwise, by any Person pursuant to any Governmental Authority.

“HSR” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Immediate Family” means, with respect to any individual, (i) such individual’s spouse (including former spouses), parents, siblings and descendants (in each case, whether by blood, marriage or adoption), (ii) any spouse (including former spouses), parent, sibling, descendant or grandchild of any Person specified in clause (i) above (in each case, whether by blood, marriage or adoption) and (iii) any estate, trust, partnership, limited liability company or other entity or legal relationship of which a majority of the Equity Interests at all times in question are, directly or indirectly, held by or for the benefit of one or more of the Persons described above and/or such individual.

“Initial Closing” means the completion of the transactions contemplated by Section 2.1 of this Agreement.

“Initial Closing Date” means the date of the Initial Closing.

“Initial Closing Month” means that month in which the Initial Closing occurred.

“Initial Earnout Amount” means a dollar amount equal to the lesser of (i) the difference of (x) the product of (A) the EBIT of the Companies for the twelve (12)-month period ending on the last day of the twenty-fourth (24th) month following the end of the Initial Closing Month (the “Year 2 EBIT”), multiplied by (B) the Initial Earnout Multiple, multiplied by (C) eight tenths (.8), minus (y) the Initial Closing Consideration and (ii) the difference of (1) nine hundred thirty million dollars ($930,000,000), minus (2) the Initial Closing Consideration; provided that in no event shall the Initial Earnout Amount be less than the difference of (a) eight hundred ten million dollars ($810,000,000), minus (b) the Initial Closing Consideration.

“Initial Earnout Multiple” means (i) if the Year 2 EBIT is less than one hundred ten million dollars ($110,000,000), zero (0), (ii) if the Year 2 EBIT is equal to or greater than one hundred ten million dollars ($110,000,000) and less than one hundred twenty million dollars ($120,000,000), seven (7), (iii) if the Year 2 EBIT is equal to or greater than one hundred twenty million dollars ($120,000,000) and less than one hundred thirty million dollars ($130,000,000), eight (8) and (iv) if the Year 2 EBIT is equal to or greater than one hundred thirty million dollars ($130,000,000), nine (9).

“Initial Earnout Payment” means the payment of the Initial Earnout Amount.

“Investor” means any Person that owns a Fund Interest.

“Intellectual Property” means inventions, patents, trade marks, service marks, registered designs, utility models, design rights, topography rights, copyrights, rights in databases, trade secrets, right in know-how, business or trade names, and all other intellectual property and neighboring rights and rights of a similar or corresponding character in any part of the world (whether or not the same are registered or capable of registration) and all applications and rights to apply for or for the protection of any of the foregoing.

“Investment Advisory Services” means investment advice, management, or advisory services regarding securities and commodities.

“Investment Company Act” means the United States Investment Company Act of 1940, as amended, and all rules, regulations and orders of the SEC thereunder.

“knowledge” means, with respect to the Sellers or Permal, the actual knowledge of a particular fact or other matter of the Persons set forth on Schedule 1.1(a)(iii) after reasonable inquiry of or consultation with the appropriate officers or directors of the Companies.

“Multiemployer Plan” means a plan as described in Section 3(37)(A) of ERISA.

“Multiple Employer Plan” means a plan as described in Section 413 of the Code.

“Onerous Condition” means (i) in the case of any condition on Buyer or its Affiliates (including, for these purposes, the Companies), a condition that would materially impair the ability of the Companies to conduct their business after the Initial Closing as conducted prior to the Initial Closing Date or (ii) in the case of any condition on the Sellers or their Affiliates (excluding the Companies), any condition that would materially impair the benefit to be derived by them from the transactions contemplated by this Agreement.

“Ordinary Course of Business” means the ordinary course of business consistent with past practice.

“Permitted Encumbrances” means all Encumbrances which are (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iii) all covenants, conditions, zoning, restrictions, easements, charges, rights-of-way, other Encumbrances and other similar matters relating to the Operating

Sites which do not materially interfere with the present use of such Operating Sites and (iv) the Encumbrances set forth on Schedule 1.1(a)(iv).

“Person” means any individual, corporation, unincorporated organization, company, limited liability company, partnership (limited or general), joint venture, association, trust or other entity.

“Post-Initial Closing Payments” means all payments made to the Sellers in connection with the Year 2 Call, Year 2 Put, Year 4 Call, Year 4 Put, Initial Earnout, Year 2 Earnout, Year 4 Earnout and any Future Payments.

“Post-Year 4 Closing” means a completion of transactions contemplated by Section 2.5 of this Agreement.

“Pro Rata Share” means, with respect to each Seller, such Seller’s pro rata portion of the outstanding Equity Interests of Permal as set forth on Schedule 1.1(a)(i).

“Reorganization” means the reorganization of Permal, Parent and Permal LLC by the Sellers as described on Schedule 1.1(a)(v) hereto.

“Revenue Run Rate” means, with respect to each Client on a particular date, the annualized investment advisory fees of a Company for such Client determined by multiplying the AUM for such Client by the applicable annual base fee rate charged by such Company for such Client on such date. For purposes of this definition, the “applicable annual base fee rate” charged by a Company for a Client shall not include the effect of any performance-based adjustment to fees, performance based amounts or any extraordinary revenue items, and shall be reduced to take account of any then-applicable fee waiver, expense reimbursement or rebate to any Person in connection with such Client; provided, however, that such rate shall not be reduced by any Distribution Fees.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and all rules and regulations and orders of the SEC promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act, the Commodity Exchange Act, the Advisers Act, the securities, futures or “blue sky” laws, rules, regulations or orders of any state or territory of the United States, the rules, regulations, interpretive releases and notices to members of the NASD, the rules, regulations and interpretive releases of the National Futures Association, the FSA Rules, the FSMA and all laws, rules, regulations, interpretive releases and orders under the FSMA and any comparable Applicable Laws promulgated by any other Governmental Authority regulating and having jurisdiction over the Companies, the Funds, the Sub-Advised Funds or any Associated Person of or Person that is an Affiliate of any Company, Fund or Sub-Advised Fund.

“Seller Indemnitors” means Parent, Sequana Sub and each Management Shareholder that holds Equity Interests immediately following the Initial Closing.

“Seller Indemnitor Pro Rata Share” means, for each Seller Indemnitor, such Seller Indemnitor’s pro rata portion as set forth on Schedule 1.1(a)(vi). For any Seller that is not a Seller Indemnitor, such party shall not bear any portion of the Seller Indemnitor Pro Rata Share.

“Software” means all computer programs, software, databases, firmware and related documentation utilized by the referenced Person or Persons in its or their business.

“Sub-Advised Fund Investor” means any Person that owns a share, limited partnership interest, membership or other ownership interest in the Sub-Advised Fund.

“Sub-Advised Fund” means any Client (other than the Funds) of the Company that (i) is a vehicle for direct or indirect pooled or collective investment that is sub-advised or sub-managed by any of the Companies (whether or not such Client is a separate legal Person or collective account), (ii) has not been or is not organized, sponsored, controlled, advised or managed by any Company or any Affiliate of any Company as the primary or principal adviser or manager of such Client and (iii) is listed on Schedule 1.1(a)(vii).

“Sub-Advised Fund Interest” means any share, limited partnership interest, membership interest or other direct ownership interest in any of the Sub-Advised Funds.

“Subsidiary” means, with respect to any Person, any Person controlled by such Person directly or indirectly through one or more intermediaries, through ownership or control of enough of the voting securities, voting ownership interests, or voting partnership interests (or, if there are no such voting interests, 50% or more of the Equity Interests of the Person) sufficient to elect at least a majority of its Board of Directors or other governing body, or of which such Person is the general partner, managing partner or controlling member; provided, however, that in no event shall any of the Funds be considered a subsidiary of a Company by the sole fact that such Company is the investment manager or adviser, general partner, managing partner or controlling member of such Fund.

“Tax Return” means any return, report, information statement, schedule or other document (including, without limitation, any such document prepared on a consolidated, combined or unitary basis and also including any supporting schedules or attachments thereto) filed or required to be filed by any Person with respect to Taxes.

“Taxes” means all federal, provincial, territorial, state, municipal, local, foreign or other taxes (including, without limitation, governmental imposts, levies and other assessments), including, without limitation, all income, franchise, gains, capital, profits, gifts, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, excise, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties, together with any interest, additions, fines or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines or penalties.

“Transfer” shall mean any sale, assignment or other disposition or Encumbrance whether voluntary, by operation of law or otherwise.

“Year 2 Closing” means the completion of the transactions contemplated by Section 2.2(b) and (c) of this Agreement.

“Year 2 Earnout Amount” means a dollar amount equal to the lesser of (i) the difference of (x) the product of (A) the EBIT of the Companies for the twelve (12)-month period ending on the last day of the forty-eighth (48th) month following the Initial Closing Month (the “Year 4 EBIT”), multiplied by (B) the Year 2 Earnout Multiple, multiplied by (C) seven hundred forty-six ten-thousandths (.0746), minus (y) the Year 2 Closing Consideration and (ii) the difference of (1) one hundred thirty-six million dollars ($136,000,000), minus (2) the Year 2 Closing Consideration; provided that in no event shall the Year 2 Earnout Amount be less than the difference of (a) seventy million dollars ($70,000,000), minus (b) the Year 2 Closing Consideration.

“Year 2 Earnout Multiple” means (i) if the Year 4 EBIT is less than one hundred fifty million dollars ($150,000,000), zero (0), (ii) if the Year 4 EBIT is equal to or greater than one hundred fifty million dollars ($150,000,000) and less than one hundred sixty million dollars ($160,000,000), seven (7), (iii) if the Year 4 EBIT is equal to or greater than one hundred sixty million dollars ($160,000,000) and less than one hundred seventy million dollars ($170,000,000), eight (8) and (iv) if the Year 4 EBIT is equal to or greater than one hundred seventy million dollars ($170,000,000), nine (9).

“Year 2 Earnout Amount Payment” means an amount equal to the product of (i) the number of Year 2 Closing Equity Interests, multiplied by (ii) the Per Share Year 2 Earnout Payment.

“Year 2 Earnout Payment” means the payment of the Year 2 Earnout Amount.

“Year 2 Notice Date” means that date on which Permal delivers the Year 2 Notice.

“Year 2 Put Closing Payment” means that amount equal to the product of (i) Year 2 Put Share Price, multiplied by (ii) the number of Year 2 Shares Sold at the Year 2 Closing.

“Year 2 Shares” means those Equity Interests of Permal set forth on Schedule 1.1(a)(viii).

“Year 4 Closing” means the completion of the transactions contemplated by Section 2.3(b) and (c) of this Agreement.

“Year 4 Earnout Amount” means a dollar amount equal to the lesser of (i) the difference of (x) the product of (A) the EBIT of the Companies for the twelve (12)-month period ending on the last day of the seventy-second (72nd) month following the Initial Closing Month (the “Year 6 EBIT”), multiplied by (B) the Year 4 Earnout Multiple, multiplied by (C) the sum of (I) one thousand two hundred fifty-four ten-thousandths (.1254), plus, (II) in the event all of the Year 2 Shares were not purchased pursuant to the exercise of the Year 2 Call or Year 2 Put, the Post-Year 2 Percentage, minus (y) the Year 4 Closing Consideration and (ii) the difference of (x) the sum of (A) three hundred twenty million dollars ($320,000,000), plus (B) in the event all of the Year 2 Shares were not purchased pursuant to the exercise of the Year 2 Call or Year 2 Put, an amount equal to the product of (I) Post-Year 2 Cap Percentage, multiplied by (II) one hundred thirty-six million dollars ($136,000,000), minus (y) the Year 4 Closing Consideration; provided that in no event shall the Year 4 Earnout Amount be less than the difference of (a) eighty-one million dollars ($81,000,000), minus (b) the Year 4 Closing Consideration.

“Year 4 Earnout Amount Payment” means that amount equal to the product of (i) the number of Year 4 Closing Equity Interests, multiplied by (ii) the Per Share Year 4 Earnout Payment.

“Year 4 Earnout Multiple” means (i) if the Year 6 EBIT is less than one hundred ninety million dollars ($190,000,000), zero (0), (ii) if the Year 6 EBIT is equal to or greater than one hundred ninety million dollars ($190,000,000) and less than two hundred million dollars ($200,000,000), seven (7), (iii) if the Year 6 EBIT is equal to or greater than two hundred million dollars ($200,000,000) and less than two hundred ten million dollars ($210,000,000), eight (8) and (iv) if the Year 6 EBIT is equal to or greater than two hundred ten million dollars ($210,000,000), nine (9).

“Year 4 Earnout Payment” means the payment of the Year 4 Earnout Amount.

“Year 4 Notice Date” means that date on which Permal delivers the Year 4 Notice.

“Year 4 Put Closing Payment” means the sum of the product of (A) that amount equal to the Year 4 Put Share Price, multiplied by (B) the number of Year 4 Shares sold at the Year 4 Closing.

“Year 4 Shares” means those Equity Interests of Permal set forth on Schedule 1.1(a)(ix), and, if the Year 2 Call or Year 2 Put is not exercised with respect to any Year 2 Shares, such Year 2 Shares.

(b) The following terms shall have the meaning specified in the indicated section of this Agreement:

Term	Section
Acquisition Transaction	Section 6.9
Action	Section 3.10
Agreement	Opening Paragraph
Annual Financial Statements	Section 3.3(b)
Applicable Accounting Principles	Section 2.14(c)(i)

Term	Section
Asserted Liability	Section 8.3(a)
Benefit Plans	Section 3.14(a)
Buyer	Opening Paragraph, Section 2.13
Buyer Common Stock	Section 2.1(c)
Buyer Governmental Consents	Section 5.2(c)
Buyer Indemnified Party	Section 8.1(a)
Buyer SEC Documents	Section 5.7(a)
Buyer’s Expenses	Section 9.3
Calculated EBIT	Section 2.14(b)(i)
Calculated Revenue Run Rate Statement	Section 2.14(a)(i)
Cap	Section 8.5(b)
Claim Response	Section 8.4
Claims Notice	Section 8.3(a)
Closing Date Balance Sheet	Section 2.14(c)(ii)
Closing EBIT	Section 2.14(b)(i)
Closing EBIT Certificate	Section 2.14(b)(i)
Closing Revenue Run Rate	Section 2.14(a)(i)
Company Plan	Section 3.14(c)
Company Foreign Plan	Section 3.14(k)
Confidential Information	Section 6.4(b)
Consent Notice	Section 6.3(c)
DOL	Section 3.14(b)
Employment Agreement	Section 2.15
Environmental Permits	Section 3.21
Estimated Closing Date Tangible Net Worth	Section 2.14(c)(i)
Final Closing Tangible Net Worth	Section 2.14(c)(viii)
Financial Statements	Section 3.3(b)
Foreign Plans	Section 3.14(j)
Form ADV	Section 3.4(e)
French Non-Compete Agreement	Section 2.16(c)
FSA Authorized Adviser	Section 3.4(f)
FSA Reports	Section 3.3(d)
Fund Management	Section 6.3(b)
Fund Consent	Section 6.3(f)
Future Amounts	Section 10.1(b)
Future Options	Section 2.5
Gross-Up	Section 2.19
Guaranty	Section 4.1(d)
HIPAA	Section 3.14(e)
Income Tax Returns	Section 6.11(a)
Indemnified Parties	Section 8.2
Indemnified Taxes	Section 6.11(c)(i)
Indemnifying Party	Section 8.3(a)
Independent Accounting Firm	Section 2.8

Term	Section
Initial Allocation Schedule	Section 2.12
Initial Closing Buyer Common Stock Consideration	Section 2.1(c)
Initial Closing Cash Consideration	Section 2.1(c)
Initial Closing Consideration	Section 2.1(c)
Initial Closing Equity Value	Section 2.1(c)
Initial Closing Equity Interests	Section 2.1(a)
Initial Earnout Buyer Common Stock Consideration	Section 2.1(d)(ii)
Initial Earnout Cash Consideration	Section 2.1(d)(ii)
Initial Earnout Equity Value	Section 2.1(d)(ii)
Initial Earnout Payment Date	Section 2.1(d)(i)
Insured	Section 6.14
Interim Balance Sheet	Section 3.3(b)
Interim Balance Sheet Date	Section 3.3(b)
Interim Financial Statements	Section 3.3(b)
Interim Period	Section 6.11(c)(iii)
IRS	Section 3.14(b)
Leased Real Property	Section 3.7(a)
Leases	Section 3.7(a)
Losses	Section 8.1(a)
Majority Holders	Section 10.1(a)
Management Representative	Section 10.1(a)
Management Shareholders	Opening Paragraph
Material Contracts	Section 3.8
Net Revenue Sharing Agreement	Section 2.18
Non-Controlling Party	Section 6.11(d)(iii)
Non-SEC Registered Adviser	Section 6.3(b)
Notice	Section 6.3(b)
OFAC	Section 3.17(i)
Offering Documents	Section 3.17(c)
Other Registered Persons	Section 3.4(g)
Owned Software	Section 3.9(b)
Parent	Opening Paragraph
Parent Obligations	Section 6.19
Partnership Agreement	Section 2.17
Payor	Section 2.9
Pension Plan	Section 3.14(d)
Permal	Opening Paragraph
Permal Change of Control	Section 6.2(b)(i)
Permal Consideration Notices	Section 2.9
Per Share Year 2 Earnout Payment	Section 2.2(f)
Per Share Year 4 Earnout Payment	Section 2.3(f)
Permits	Section 3.22
Post-Year 2 Cap Percentage	Section 1.1(a)
Post-Year 2 Percentage	Section 1.1(a)

Term	Section
Post-Year 4 Closing Consideration	Section 2.5
Post-Year 4 Closing Date	Section 2.5
Pre-Closing Period	Section 6.11(c)(i)
Pre-Closing Straddle Period	Section 6.11(c)(i)
Preferred Shares	Background
Reference Amount	Section 2.13(b)(i)
Registration Rights Agreement	Section 7.3(d)
Representatives	Section 6.6
Response Period	Section 8.4
Restricted Client	Section 6.12(c)
Restricted Transactions	Section 2.19
Restricted Period	Section 6.12(b)
RIA Fund Consent	Section 6.3(b)(ii)
Rule 144	Section 4.4(d)(i)(C)
Sarbanes-Oxley Act	Section 5.9(c)
SEC Registered Adviser	Section 3.4(e)
Seller Governmental Consents	Section 3.2(c)
Seller Indemnified Party	Section 8.2
Sellers	Opening Paragraph
Sequana	Opening Paragraph
Sequana Sub	Opening Paragraph
Shares	Background
Short Period	Section 6.11(c)(iii)
Straddle Period	Section 6.11(c)(i)
Sub-Advised Fund Notice	Section 6.3(d)
Target Tangible Net Worth	Section 2.13(c)(i)
Tax Action	Section 6.1(a)(xix)
Tax Distribution	Section 2.19
Tax Expert	Section 2.19
Tax Loan	Section 2.19
Technology Systems	Section 3.9(a)
Termination Date	Section 9.1(a)(iv)
Threshold Revenue Run Rate	Section 2.13(a)(i)
Transfer Taxes	Section 2.9
U.K. Non-Compete Agreement	Section 2.15(b)
U.S. Non-Compete Agreement	Section 2.15(a)
UK GAAP	Section 3.3(d)
Year 2 Call	Section 2.2(b)(i)
Year 2 Call Closing Date	Section 2.2(b)(ii)
Year 2 Call Notice	Section 2.2(b)(ii)
Year 2 Call Period	Section 2.2(b)(i)
Year 2 Call Purchase Price Per Share	Section 2.2(b)(i)
Year 2 Cap Percentage	Section 1.1(a)
Year 2 Closing Buyer Common Stock Consideration	Section 2.2(e)

Term	Section
Year 2 Closing Cash Consideration	Section 2.2(e)
Year 2 Closing Consideration	Section 2.2(e)
Year 2 Closing Equity Value	Section 2.2(e)
Year 2 Closing Equity Interests	Section 2.2(d)
Year 2 Earnout Buyer Common Stock Consideration	Section 2.2(f)(ii)
Year 2 Earnout Cash Consideration	Section 2.2(f)(ii)
Year 2 Earnout Equity Value	Section 2.2(f)(ii)
Year 2 Earnout Payment Date	Section 2.2(f)(i)
Year 2 EBIT	Section 1.1(a)
Year 2 Notice	Section 2.2(a)
Year 2 Put	Section 2.2(c)(ii)
Year 2 Put Closing Date	Section 2.2(c)(iii)
Year 2 Put Notice	Section 2.2(c)(iii)
Year 2 Put Period	Section 2.2(c)(ii)
Year 2 Put Price Notice	Section 2.2(c)(i)
Year 2 Put Share Price	Section 2.2(c)(ii)
Year 2/Year 4 Allocation Schedule	Section 2.11
Year 4 Call	Section 2.3(b)(i)
Year 4 Call Closing Date	Section 2.3(b)(ii)
Year 4 Call Notice	Section 2.3(b)(ii)
Year 4 Call Period	Section 2.3(b)(i)
Year 4 Call Purchase Price Per Share	Section 2.3(b)(i)
Year 4 Closing Buyer Common Stock Consideration	Section 2.3(e)
Year 4 Closing Cash Consideration	Section 2.3(e)
Year 4 Closing Consideration	Section 2.3(e)
Year 4 Closing Equity Value	Section 2.3(e)
Year 4 Closing Equity Interests	Section 2.3(d)
Year 4 Earnout Buyer Common Stock Consideration	Section 2.3(f)(iii)
Year 4 Earnout Cash Consideration	Section 2.3(f)(iii)
Year 4 Earnout Equity Value	Section 2.3(f)(iii)
Year 4 Earnout Payment Date	Section 2.3(f)(i)
Year 4 EBIT	Section 1.1(a)
Year 4 Notice	Section 2.3(a)
Year 4 Put	Section 2.3(c)(ii)
Year 4 Put Closing Date	Section 2.3(c)(iii)
Year 4 Put Notice	Section 2.3(c)(iii)
Year 4 Put Period	Section 2.3(c)(ii)
Year 4 Put Price Notice	Section 2.3(c)(i)
Year 4 Put Share Price	Section 2.2(c)(ii)
Year 6 EBIT	Section 1.1(a)
Year 6 Notice	Section 2.4

Section 1.2. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation;”

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(h) all references to “dollars,” “$” or “US$” set forth herein shall mean United States (U.S.) dollars, and all payments hereunder shall be made in United States dollars;

(i) references to a Person are also to its successors and permitted assigns;

(j) the use of “or” is not intended to be exclusive unless expressly indicated otherwise;

(k) whenever a party incurs a liability under this Agreement in proportion to such party’s “Pro Rata Share,” “Seller Indemnitor Pro Rata Share” or “pro rata share of the Initial Closing Interests,” such Person shall be liable on a several, and not joint, basis; and

(l) in each case hereunder in which consideration is paid in Buyer Common Stock, the value ascribed to such consideration for purposes of this Agreement shall be determined by reference to the applicable formula for such payment hereunder.

ARTICLE II.

PURCHASE AND SALE; CLOSINGS; RELATED MATTERS

Section 2.1. Initial Purchase and Sale.

(a) Initial Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, each of the Sellers hereby agrees to sell to Buyer, free and clear of all Encumbrances, and Buyer hereby agrees to purchase from each of the Sellers, the Equity Interests of Permal set forth opposite each such Seller’s name on Schedule 2.1(a) (the “Initial Closing Equity Interests”), and Buyer agrees to pay the Sellers therefor the aggregate consideration set forth in Section 2.1(c) below. Notwithstanding anything herein to the contrary, prior to the Initial Closing Date, the Management Representative shall be able to update the allocation of the Equity Interests among the Management Shareholders; provided that the aggregate Equity Interests of the Management Shareholders shall not change.

(b) Initial Closing. The Initial Closing shall take place (i) at the offices of Dechert LLP, 30 Rockefeller Plaza, New York, NY 10112 at 10:00 a.m., New York City time, as soon as practicable (but in any event no later than ten (10) Business Days) after the date on which the last of the conditions set forth in Sections 7.1, 7.2 and 7.3 hereof shall be fulfilled or waived in accordance herewith (other than any conditions which can only be fulfilled at the Initial Closing) or (ii) at such other time and place and/or on such other date as Buyer and Parent may agree. At the Initial Closing, the Sellers shall deliver to Buyer the share certificates in respect of all the Initial Closing Equity Interests, together with the duly executed stock transfer forms in respect of such shares in favor of Buyer or as it may direct.

(c) Initial Closing Consideration. Subject to the adjustments set forth in Section 2.14 hereof, the aggregate consideration to be paid by Buyer at the Initial Closing (the “Initial Closing Consideration”) shall consist of the following: (a) the Initial Closing Cash Consideration and (b) the Initial Closing Buyer Common Stock Consideration. The Initial Closing Consideration shall be payable in (i) an amount in cash equal to (A) eight hundred million dollars ($800,000,000), minus (B) the Initial Closing Equity Value (the “Initial Closing Cash Consideration”) and (ii) a number of shares of the common stock, par value $.10 per share, of Buyer (the “Buyer Common Stock”) (rounded to the nearest share) equal to the quotient of (x) the Initial Closing Equity Value, divided by (y) the average closing price per share of Buyer Common Stock on the New York Stock Exchange as reported in The Wall Street Journal for the twenty (20)-trading day period ended three (3) trading days prior to the Initial Closing Date (the “Initial Closing Buyer Common Stock Consideration”). The “Initial Closing Equity Value” shall be an amount up to the lesser of (A) two hundred million dollars ($200,000,000) and (B) twenty-five percent (25%) of the Initial Closing Consideration, as adjusted prior to the Initial Closing pursuant to Section 2.14, as determined by Buyer in its sole discretion. Buyer shall notify the Sellers of such determination no later than three (3) Business Days prior to the Initial Closing Date. Each Seller shall receive a pro rata share of the Initial Closing Cash Consideration and the Initial Closing Buyer Common Stock Consideration (rounded to the nearest share) based on the amount of Initial Closing Equity Interests sold by such Seller.

(d) Initial Earnout.

(i) No later than the second (2nd) Business Day following the Year 2 Notice Date (the “Initial Earnout Payment Date”), Buyer shall pay to the Sellers, as additional consideration for the Initial Closing Equity Interests, an aggregate amount equal to the Initial Earnout Amount. Each Seller shall receive that amount equal to the product of (i) such Seller’s percentage interest sold at the Initial Closing as set forth on Schedule 2.1(a), multiplied by (ii) the Initial Earnout Amount.

(ii) The Initial Earnout Amount shall be payable in (i) an amount in cash equal to (A) the Initial Earnout Amount, minus (B) the Initial Earnout Equity Value (the “Initial Earnout Cash Consideration”) and (ii) a number of shares of Buyer Common Stock (rounded to the nearest share) equal to the quotient of (x) the Initial Earnout Equity Value, divided by (y) the average closing price per share of Buyer Common Stock on the New York Stock Exchange as reported in The Wall Street Journal for the twenty (20)-trading day period ended three (3) trading days prior to the Initial Earnout Payment Date (the “Initial Earnout Buyer Common Stock Consideration”). The “Initial Earnout Equity Value” shall be an amount up to twenty-five percent (25%) of the Initial Earnout Amount as determined by Buyer in its sole discretion. Buyer shall notify the Sellers of such determination no later than three (3) Business Days prior to the Initial Earnout Payment Date; provided, however, if a Buyer Change of Control shall have occurred prior to the Initial Earnout Payment Date, the entire Initial Earnout Amount shall be paid in cash. Each Seller shall receive a pro rata share of the Initial Earnout Cash Consideration and the Initial Earnout Buyer Common Stock Consideration (rounded to the nearest share) based on the amount of Initial Closing Equity Interests sold by such Seller.

Section 2.2. Year 2 Closing and Put and Call.

(a) Year 2 Notice. Not later than fifteen (15) Business Days following the second (2nd) anniversary of the end of the Initial Closing Month, Permal shall prepare and deliver to Buyer and the Sellers a certificate (the “Year 2 Notice”) setting forth (i) the Year 2 EBIT, (ii) the Aggregate Year 2 Call Closing Consideration and (iii) the Initial Earnout Amount.

(b) Year 2 Call.

(i) During the thirty (30)-day period commencing on the second Business Day following the Year 2 Notice Date (the “Year 2 Call Period”), at the option of Buyer, Buyer shall have right to cause each Seller to sell all of such Seller’s Year 2 Shares to Buyer (the “Year 2 Call”), and each Seller shall be obligated to sell all of its Year 2 Shares to Buyer for a price per share (the “Year 2 Call Purchase Price Per Share”) equal to an amount determined by dividing (x) the Aggregate Year 2 Call Closing Consideration by (y) the aggregate number of Year 2 Shares.

(ii) If Buyer so elects to purchase the Year 2 Shares, Buyer shall deliver to the Sellers a written notice (a “Year 2 Call Notice”) stating that Buyer desires to exercise Buyer’s right hereunder to cause the Sellers to sell the Year 2 Shares. Such purchase shall be made by Buyer, within ten (10) Business Days of delivery of the Year 2 Call Notice or such later date as Buyer, on one hand, and the Sellers, on the other hand, may mutually agree

(such date of purchase, the “Year 2 Call Closing Date”). In the event Buyer elects to exercise the Year 2 Call, it shall exercise such right as to all Year 2 Shares.

(c) Year 2 Put Rights.

(i) In the event Buyer has not exercised its Year 2 Call during the Year 2 Call Period, not later than fifteen (15) Business Days following the last day of the thirtieth (30th) month following the Initial Closing Month, Permal shall prepare and deliver to Buyer and Sellers a certificate (“Year 2 Put Price Notice”) setting forth (A) the EBIT for the Companies for the twelve (12)-month period ending at the end of such thirtieth (30th) month, (B) the Aggregate Year 2 Put Closing Consideration and (C) the Year 2 Put Share Price.

(ii) In the event that Buyer does not exercise its Year 2 Call during the Year 2 Call Period, during the thirty (30) day period commencing on the second Business Day following the delivery of the Year 2 Put Price Notice (the “Year 2 Put Period”), each Seller shall have the right (which, in the case of the Management Shareholders, shall be exercised by the Management Representative on their behalf) to sell, and Buyer shall have the obligation to buy, all of the Year 2 Shares owned by such Seller (the “Year 2 Put”), for a price per share (the “Year 2 Put Share Price”) equal to the greater of (A) the Year 2 Call Purchase Price Per Share and (B) an amount equal to the quotient of (x) Aggregate Year 2 Put Closing Consideration, divided by (y) the aggregate number of Year 2 Shares.

(iii) If any Seller so elects to have Buyer purchase all of its Year 2 Shares, each such Seller shall deliver to Buyer a written notice (a “Year 2 Put Notice”) stating that it desires to exercise its rights hereunder to cause Buyer to purchase all of its Year 2 Shares. Such purchase shall be made by Buyer within ten (10) Business Days of receipt of the Year 2 Put Notice or such later date as Buyer, on one hand, and the participating Sellers, on the other hand, may mutually agree (such date of purchase, the “Year 2 Put Closing Date”).

(d) Year 2 Closing. The Year 2 Closing shall take place (i) at the offices of Dechert LLP, 30 Rockefeller Plaza, New York, NY 10112 at 10:00 a.m., New York City time, on the Year 2 Put Closing Date or the Year 2 Call Closing Date, as the case may be. At the Year 2 Closing, the Sellers shall deliver to Buyer (A) the share certificates in respect of all the Equity Interests of Permal set forth on Schedule 1.1(a)(viii) for which the Year 2 Call or the Year 2 Put, as applicable, was exercised (the “Year 2 Closing Equity Interests”), together with the duly executed stock transfer forms in respect of such shares in favor of Buyer or as it may direct and (B) a certificate dated as of the Year 2 Closing Date and signed by each participating Seller, confirming that (x) such Seller is the owner of such Year 2 Shares and (y) upon the transfer of such Year 2 Shares, Buyer will have good and valid title to such Year 2 Shares, free and clear of any Encumbrances.

(e) Year 2 Closing Consideration. The consideration to be paid by Buyer at the Year 2 Closing (the “Year 2 Closing Consideration”) shall consist of the following: (i) the Year 2 Closing Cash Consideration and (ii) the Year 2 Closing Buyer Common Stock Consideration. The Year 2 Closing Consideration shall be payable in (i) an amount in cash equal to (A) the Year 2 Put Closing Payment or the Aggregate Year 2 Call Closing Consideration, as the case may be, minus (B) the Year 2 Closing Equity Value (the “Year 2 Closing Cash

Consideration”) and (ii) a number of shares of Buyer Common Stock (rounded to the nearest share) equal to the quotient of (x) the Year 2 Closing Equity Value, divided by (y) the average closing price per share of Buyer Common Stock on the New York Stock Exchange as reported in The Wall Street Journal for the twenty (20)-trading day period ended three (3) trading days prior to the Year 2 Closing Date (the “Year 2 Closing Buyer Common Stock Consideration”). The “Year 2 Closing Equity Value” shall be an amount up to twenty-five percent (25%) of the Year 2 Closing Consideration as determined by Buyer in its sole discretion. Buyer shall notify the Sellers of such determination no later than three (3) Business Days prior to the Year 2 Closing Date; provided, however, if a Buyer Change of Control shall have occurred prior to the Year 2 Closing, the Year 2 Closing Consideration shall consist of an amount of cash equal to the Year 2 Put Closing Payment or the Year 2 Call Closing Consideration, as the case may be. Each Seller shall receive a pro rata share of the Year 2 Closing Cash Consideration and the Year 2 Closing Buyer Common Stock Consideration (rounded to the nearest share) based on the amount of Year 2 Closing Equity Interests sold by such Seller.

(f) Year 2 Earnout.

(i) If any of the Year 2 Puts or the Year 2 Call has been exercised, no later than the second Business Day following the Year 4 Notice Date (the “Year 2 Earnout Payment Date”), Buyer shall pay to the Sellers who sold Year 2 Shares, as additional consideration for the Year 2 Closing Equity Interests, the Year 2 Earnout Amount Payment. Each such Seller shall receive that amount equal to the product of (x) the quotient resulting from dividing (A) the Year 2 Earnout Amount (B) the aggregate number of Year 2 Shares (the “Per Share Year 2 Earnout Payment”), multiplied by (y) such Seller’s Year 2 Shares as set forth on Schedule 1.1(a)(viii).

(ii) The Year 2 Earnout Amount Payment shall be payable in (i) an amount in cash equal to (A) the Year 2 Earnout Amount Payment, minus (B) the Year 2 Earnout Equity Value (the “Year 2 Earnout Cash Consideration”) and (ii) a number of shares of Buyer Common Stock (rounded to the nearest share) equal to the quotient of (x) the Year 2 Earnout Equity Value, divided by (y) the average closing price per share of Buyer Common Stock on the New York Stock Exchange as reported in The Wall Street Journal for the twenty (20)-trading day period ended three (3) trading days prior to the Year 2 Earnout Payment Date (the “Year 2 Earnout Buyer Common Stock Consideration”). The “Year 2 Earnout Equity Value” shall be an amount up to twenty-five percent (25%) of the Year 2 Earnout Amount Payment as determined by Buyer in its sole discretion, which Buyer shall notify the Sellers of such determination no later than three (3) Business Days prior to the Year 2 Earnout Payment Date; provided, however, if a Buyer Change of Control shall have occurred prior to the Year 2 Earnout Payment Date, the entire Year 2 Earnout Amount shall be paid in cash. Each Seller shall receive a pro rata share of the Year 2 Earnout Cash Consideration and the Year 2 Earnout Buyer Common Stock Consideration (rounded to the nearest share) based on the amount of Year 2 Closing Equity Interests sold by such Seller.

Section 2.3. Year 4 Closing and Put and Call.

(a) Year 4 Notice. Not later than fifteen (15) Business Days following the fourth (4th) anniversary of the end of the Initial Closing Month, Permal shall prepare and deliver to Buyer and the Sellers a certificate (the “Year 4 Notice”) setting forth (i) the Year 4 EBIT, (ii) the Aggregate Year 4 Call Closing Consideration and (iii) the Year 2 Earnout Amount.

(b) Year 4 Call.

(i) During the thirty (30) day period commencing on the second Business Day following the Year 4 Notice Date (the “Year 4 Call Period”), at the option of Buyer, Buyer shall have the right to cause each Seller to sell (A) such Seller’s Year 4 Shares to Buyer (the “Year 4 Call”), and each Seller shall be obligated to sell its Year 4 Shares to Buyer for a price per share (the “Year 4 Call Purchase Price Per Share”) equal to an amount determined by dividing (x) the Aggregate Year 4 Call Closing Consideration by (y) the aggregate number of Year 4 Shares.

(ii) If Buyer so elects to purchase the Year 4 Shares, Buyer shall deliver to the Sellers a written notice (a “Year 4 Call Notice”) stating that Buyer desires to exercise Buyer’s right hereunder to cause the Sellers to sell the Year 4 Shares. Such purchase shall be made by Buyer, within ten (10) Business Days of delivery of the Year 4 Call Notice or such later date as Buyer, on one hand, and the Sellers, on the other hand, may mutually agree (such date of purchase, the “Year 4 Call Closing Date”). In the event Buyer elects to exercise the Year 4 Call, it shall exercise such right as to all Year 4 Shares.

(c) Year 4 Put Rights.

(i) In the event Buyer has not exercised its Year 4 Call during the Year 4 Call Period, not later than fifteen (15) Business Days following the last day of the fifty-fourth (54th) month following the Initial Closing Month, Permal shall prepare and deliver to Buyer and the Sellers a certificate (the “Year 4 Put Price Notice”) setting forth (A) the EBIT for the Companies for the twelve month period ending at the end of such fifty-fourth (54th) month, (B) the Aggregate Year 4 Put Closing Consideration and (C) the Year 4 Put Share Price.

(ii) In the event that Buyer does not exercise its Year 4 Call during the Year 4 Call Period, during the thirty (30) day period commencing on the second Business Day following the delivery of the Year 4 Put Price Notice, each Seller shall have the right (which, in the case of the Management Shareholders, shall be exercised by the Management Representative on their behalf) to sell, and Buyer shall have the obligation to buy, (A) all of the Year 4 Shares owned by such Seller (the “Year 4 Put”) for a price per share equal to the greater of (1) the Year 4 Call Purchase Price Per Share and (2) an amount equal to the quotient of (x) the Aggregate Year 4 Put Closing Consideration, divided by (y) the aggregate number of Year 4 Shares (the “Year 4 Put Share Price”).

(iii) If any Seller so elects to have Buyer purchase all of its Year 4 Shares, each such Seller shall deliver to Buyer a written notice (a “Year 4 Put Notice”) stating that it desires to exercise its rights hereunder to cause Buyer to purchase all of its Year 4 Shares. Such purchase shall be made by Buyer within ten (10) Business Days of receipt of the Year 4 Put Notice or such later date as Buyer, on one hand, and the participating Sellers, on the other hand, may mutually agree (such date of purchase, the “Year 4 Put Closing Date”).

(d) Year 4 Closing. The Year 4 Closing shall take place (i) at the offices of Dechert LLP, 30 Rockefeller Plaza, New York, NY 10112 at 10:00 a.m., New York City time, on the Year 4 Put Closing Date or the Year 4 Call Closing Date, as the case may be. At the Year 4 Closing, the Sellers shall deliver to Buyer (A) the share certificates in respect of all the Equity Interests of Permal set forth on Schedule 1.1(a)(ix) and any Year 2 Shares not sold in the Year 2 Closing, if any, for which the Year 4 Put or Year 4 Call, as applicable, was exercised (the “Year 4 Closing Equity Interests”), together with the duly executed stock transfer forms in respect of such shares in favor of Buyer or as it may direct and (B) a certificate dated as of the Year 4 Closing Date and signed by each Seller, confirming that (x) such Seller is the owner of such Year 4 Shares and (y) upon the transfer of such Year 4 Shares, Buyer will have good and valid title to such Year 4 Shares, free and clear of any Encumbrances.

(e) Year 4 Closing Consideration. The consideration to be paid by Buyer at the Year 4 Closing (the “Year 4 Closing Consideration”) shall consist of the following: (1) the Year 4 Closing Cash Consideration and (2) the Year 4 Closing Buyer Common Stock Consideration. The Year 4 Closing Consideration shall be payable in (i) an amount in cash equal to (A) the Aggregate Year 4 Call Closing Consideration or Year 4 Put Closing Payment, as the case may be, minus (B) the Year 4 Closing Equity Value (the “Year 4 Closing Cash Consideration”) and (ii) a number of shares of Buyer Common Stock (rounded to the nearest share) equal to the quotient of (x) the Year 4 Closing Equity Value, divided by (y) the average closing price per share of Buyer Common Stock on the New York Stock Exchange as reported in The Wall Street Journal for the twenty (20)-trading day period ended three (3) trading days prior to the Year 4 Closing Date (the “Year 4 Closing Buyer Common Stock Consideration”). The “Year 4 Closing Equity Value” shall be an amount up to twenty-five percent (25%) of the Year 4 Closing Consideration as determined by Buyer in its sole discretion. Buyer shall notify the Sellers of such determination no later than three (3) Business Days prior to the Year 4 Closing Date; provided, however, if a Buyer Change of Control shall occur prior to the Year 4 Closing, the Year 4 Closing Consideration shall consist of an amount of cash equal to the Aggregate Year 4 Call Closing Consideration or Year 4 Put Closing Payment, as the case may be. Each Seller shall receive a pro rata share of the Year 4 Closing Cash Consideration and the Year 4 Closing Buyer Common Stock Consideration (rounded to the nearest share) based on the amount of Year 4 Closing Equity Interests sold by such Seller.

(f) Year 4 Earnout.

(i) If the Year 4 Call or any of the Year 4 Puts have been exercised, no later than the second (2nd) Business Day following the Year 6 Notice (the “Year 4 Earnout Payment Date”), Buyer shall pay to the Sellers who sold Year 4 Shares at the Year 4 Closing, as additional consideration for such Equity Interests, the Year 4 Earnout Amount Payment. Each such Seller shall receive that amount equal to the product of (x) the quotient resulting from dividing (A) the Year 4 Earnout Amount by (B) the aggregate number of Year 4 Shares (the “Per Share Year 4 Earnout Payment”), multiplied by (y) such Seller’s Year 4 Shares.

(ii) Notwithstanding anything herein to the contrary, in the event that the EBIT of the Companies for the twelve (12)-month period ending on the last day of the sixtieth (60th) month, sixty-third (63rd) month, sixty-sixth (66th) month, or sixty-ninth (69th) month following the Initial Closing Month is equal to or greater than two hundred eighty-five million dollars ($285,000,000), within fifteen (15) Business Days of such event Permal shall prepare and deliver to Buyer and the Sellers the Year 6 Notice and, no later than the second Business Day following such Year 6 Notice, Buyer shall pay to the Sellers who sold Year 4 Shares at the Year 4 Closing, as additional consideration for such Equity Interests, the Year 4 Earnout Payment in accordance with this Section 2.3(f).

(iii) The Year 4 Earnout Amount Payment shall be payable in (i) an amount in cash equal to (A) the Year 4 Earnout Amount Payment, minus (B) the Year 4 Earnout Equity Value (the “Year 4 Earnout Cash Consideration”) and (ii) a number of shares of Buyer Common Stock (rounded to the nearest share) equal to the quotient of (x) the Year 4 Earnout Equity Value, divided by (y) the average closing price per share of Buyer Common Stock on the New York Stock Exchange as reported in The Wall Street Journal for the twenty (20)-trading day period ended three (3) trading days prior to the Year 4 Earnout Payment Date (the “Year 4 Earnout Buyer Common Stock Consideration”). The “Year 4 Earnout Equity Value” shall be an amount up to twenty-five percent (25%) of the Year 4 Earnout Amount Payment as determined by Buyer in its sole discretion, which Buyer shall notify the Sellers of such determination no later than three (3) Business Days prior to the Year 4 Earnout Payment Date; provided, however, if a Buyer Change of Control shall have occurred prior to the Year 4 Earnout Payment Date, the entire Year 4 Earnout Amount shall be paid in cash. Each Seller shall receive a pro rata share of the Year 4 Earnout Cash Consideration and the Year 4 Earnout Buyer Common Stock Consideration (rounded to the nearest share) based on the amount of Equity Interests sold by such Seller at the Year 4 Closing.

Section 2.4. Year 6 Notice. If the Year 4 Call or the Year 4 Put has been exercised, no later than fifteen (15) Business Days following the sixth (6th) anniversary of the end of the Initial Closing Month, Permal shall prepare and deliver to Buyer and the Sellers a certificate (the “Year 6 Notice”) setting forth (a) the EBIT of the Companies for the twelve (12)-month period ending on the last day of the most recently ended month and (b) the Year 4 Earnout Amount.

Section 2.5. Post-Year 4 Call and Put Rights. If any Preferred Shares remain outstanding after the Sellers’ Year 4 Put rights expire, Buyer shall have a call option and the Sellers shall have a put option (the “Future Options”), exercisable on the second (2nd) anniversary of the first (1st) day of the Year 4 Call Period and every two (2) years after such date for so long as any Preferred Shares remain outstanding, with respect to all and not less than all of the remaining outstanding Preferred Shares. The aggregate exercise price of the put or the call, as case may be, shall be the fair market value on the date of such exercise of the outstanding Preferred Shares (based on a valuation, paid for by Buyer, upon the exercise of such put or call options, prepared by a U.S. nationally-recognized investment bank selected by the exercising party with the consent of the other party, such consent not to be unreasonably withheld), which fair market value not to include any minority discount or discount for illiquidity (such consideration, the “Post-Year 4 Closing Consideration”). The exercise price shall be paid entirely in cash and the closing shall take place at a time (a “Post-Year 4 Closing Date”) and place as mutually agreed between Buyer, Parent and the Management Representative.

Section 2.6. [Intentionally Omitted]

Section 2.7. Payment of Cash Consideration. Subject to the terms and conditions hereof, the Initial Closing Cash Consideration, the Initial Earnout Cash Consideration, the Year 2 Closing Cash Consideration, Year 2 Earnout Cash Consideration, the Year 4 Closing Cash Consideration, the Year 4 Earnout Cash Consideration and the Cash Payments will be paid on the applicable Closing Date or Earnout Payment Date by federal or other wire transfer to the account designated by the Sellers in writing at least two (2) Business Days prior to the applicable Closing Date or Earnout Payment Date.

Section 2.8. Payment of Buyer Common Stock Consideration. Subject to the terms and conditions hereof, the Initial Closing Buyer Common Stock Consideration, the Initial Earnout Buyer Common Stock Consideration, the Year 2 Buyer Common Stock Consideration, the Year 2 Earnout Buyer Common Stock Consideration, the Year 4 Earnout Buyer Common Stock Consideration and the Year 4 Buyer Common Stock Consideration will be paid on the applicable Closing Date by delivery of certificates representing such shares to the Person or Persons designated by the Sellers in writing at least two (2) Business Days prior to the applicable Closing Date.

Section 2.9. Resolution of Disputes Regarding Permal Consideration Notices. Parent and the Management Representative may dispute any amounts reflected on the Year 2 Notice, the Year 2 Put Price Notice, the Year 4 Notice, the Year 4 Put Price Notice or the Year 6 Notice (collectively, the “Permal Consideration Notices”) to the extent the net effect of such disputed amounts in the aggregate would affect the amounts paid by Buyer to the Sellers pursuant to this Article II, but only on the basis that the amounts reflected on the applicable Permal Consideration Notice were not arrived at in a manner consistent with GAAP and the provisions of this Agreement; provided, however, that the Management Representative and Parent shall have notified Buyer in writing of each disputed item, specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within thirty (30) Business Days of Permal’s delivery of the applicable Permal Consideration Notice to Buyer. In the event of such a dispute, the Management Representative and Parent, on the one hand, and Buyer, on the other hand, shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If such parties are unable to reach a resolution with such effect within thirty (30) Business Days after the receipt by Buyer of the Management Representative’s and Parent’s written notice of dispute, the Management Representative and Parent, on the one hand, and Buyer, on the other hand, shall submit the items remaining in dispute for resolution to KPMG LLP (or, if such firm shall decline or is unable to act or is not, at the time of such submission, independent of the Sellers and Buyer, to another independent accounting firm of international reputation mutually acceptable to the Management Representative and Parent, on one hand, and Buyer, on the other hand) (either KPMG LLP or such other accounting firm being referred to herein as the “Independent Accounting Firm”), which shall, within thirty (30) Business Days after such submission, determine and report to the Management Representative, Parent and Buyer upon such remaining disputed items, and such report shall be final, binding and conclusive on the parties. The fees and disbursements of the Independent Accounting Firm shall be borne by the Sellers in proportion to their respective Pro Rata Shares, on the one hand, in the event the Independent Accounting Firm determines that EBIT is equal to or less than that set forth on the applicable Permal Consideration Notice, and Buyer, on the other hand, in the event that the EBIT is greater than that set forth on the relevant Permal Consideration Notice. In acting under this Section 2.9, the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators. Permal and Buyer agree that they will cooperate in the conduct of the procedures referred to in this Section 2.9, including the making reasonably available to the Management Representative and Parent upon reasonable request to the extent necessary of books, records, work papers, and personnel.

Section 2.10. Transfer Taxes. All sales, use, transfer, recording, ad valorem, privilege, documentary, gains, stamp, duties or similar Taxes and fees (collectively, the “Transfer Taxes”), arising out of, in connection with or attributable to the transactions effected pursuant to this Agreement shall be borne and paid by the parties as follows: two-thirds by Buyer and one-third by the Sellers in proportion to their respective Pro Rata Shares. The Person having primary legal responsibility for the payment of any particular Transfer Tax (the “Payor”) shall prepare and timely file all relevant Tax Returns required to be filed in respect of such Transfer Tax, pay the Transfer Tax shown on such Tax Return and notify the other parties in writing of the Transfer Tax shown on such Tax Return and how such Transfer Tax was calculated.

Section 2.11. Currencies. When, pursuant to the terms of this Agreement, in determining an amount in U.S. dollars (including AUM) any conversion of currencies is required, the applicable exchange rate to be used shall be the exchange rate or cross rate as at 4:00 p.m. (New York City time) published on Bloomberg service page CURRENCY WCR in force as of the Business Day immediately preceding the date that the relevant determination is to be made.

Section 2.12. Allocation of Purchase Price. In accordance with Section 6.11(a), for United States Tax purposes, the Initial Closing Consideration shall be allocated among the assets of Permal by applying the principles of Treasury Regulations promulgated under Section 755 of the Code. A draft schedule (the “Initial Allocation Schedule”) setting forth the proposed allocation of the Initial Closing Consideration among the assets of Permal shall be provided by the Sellers to Permal and to Buyers within a reasonable period of time following the Initial Closing. The Initial Allocation Schedule shall be finalized only after review and approval of Buyer, the Sellers and Permal. The amount of the Initial Earnout shall be allocated among Permal’s assets pro rata in proportion to the allocation of the Initial Closing Consideration among the assets as set forth on the finalized Initial Allocation Schedule. A draft schedule (a “Year 2/Year 4/Post-Year 4 Allocation Schedule”) setting forth the proposed allocation of the Year 2 Closing Consideration, the Year 4 Closing Consideration and the Post-Year 4 Closing Consideration, if any, shall be provided by the Sellers to Permal and to Buyer within a reasonable period after the Year 2 Call Closing Date, Year 2 Put Closing Date, Year 4 Call Closing Date, Year 4 Put Closing Date, or Post-Year 4 Closing Date, as applicable. The allocation set forth on a Year 2/Year 4/Post-Year 4 Allocation Schedule shall be based on the principles of Treasury Regulations promulgated under Section 755 of the Code as applied to the assets of Permal owned on the Year 2 Call Closing Date, Year 2 Put Closing Date, Year 4 Call Closing Date, Year 4 Put Closing Date, or Post-Year 4 Closing Date as applicable, and shall be finalized only after review and approval of Buyer, the Sellers and Permal. The Year 2 Earnout Amount and the Year 4 Earnout amount, if any, shall be allocated among Permal’s assets pro rata in proportion to the allocation of the Year 2 Closing Consideration and Year 4 Closing Consideration as set forth on the applicable finalized Year 2/Year 4 Allocation Schedule. None of the Sellers, Buyer or Permal shall take a position on any Tax Return with any United States taxing authority that is inconsistent with a finalized Initial Allocation Schedule or Year 2/Year 4/Post-Year 4 Allocation Schedule.

Section 2.13. Substitution. Buyer may substitute any one or more Affiliates of Buyer for itself to perform some or all of the obligations of Buyer under this Article II, each of which shall thereupon be treated as Buyer for all purposes under this Article II and the term “Buyer” shall thereafter be deemed to refer to each such Affiliate and to Buyer, or to any one or more of them individually or any two or more of them collectively, as the context may require; provided, however, that all Equity Interests used by Buyer or any of its Affiliates as consideration with respect to the purchase of Preferred Shares or the payment of any amounts pursuant to this Agreement shall be Buyer Common Stock. Buyer agrees that it shall be jointly and severally responsible for all obligations under this Agreement of each of its Affiliates substituted for Buyer under this Section 2.13.

Section 2.14. Adjustments to Initial Closing Consideration.

(a) Revenue Run Rate Adjustment.

(i) Not later than ten (10) Business Days prior to the Initial Closing Date, Permal shall prepare and deliver to Buyer a certificate (the “Calculated Revenue Run Rate Statement”) setting forth (A) the Closing Revenue Run Rate of all of the Clients with assets managed by any of the Companies as of the last day of the most recently completed month prior to the Initial Closing; provided, however, that if the Initial Closing occurs prior to the twentieth (20th) day following the end of any month, the Closing Revenue Run Rate shall be determined as of the end of the immediately preceding month, (B) the Revenue Run Rate for each such Client as of such date and (C) the calculation of any adjustment to the Initial Closing Consideration as set forth below. If the Closing Revenue Run Rate is less than ninety percent (90%) of the Base Revenue Run Rate (the “Threshold Revenue Run Rate”), then the Initial Closing Consideration shall be adjusted downward in an amount equal to the product of (i) the difference of (x) nine-tenths (0.9), minus (y) the quotient of (aa) the Closing Revenue Run Rate, divided by (bb) the Base Revenue Run Rate, multiplied by (ii) eight hundred million dollars ($800,000,000).

(ii) Subject to subsection (iii) of this Section 2.14(a), the Calculated Revenue Run Rate Statement delivered by Permal to Buyer shall be final, binding and conclusive on the parties hereto.

(iii) Buyer may dispute any amounts reflected on the Calculated Revenue Run Rate Statement to the extent the net effect of such disputed amounts in the aggregate would affect the Initial Closing Consideration, but only on the basis that the amounts reflected on the Calculated Revenue Run Rate Statement were not arrived at in a manner consistent with the provisions of this Agreement; provided, however, that Buyer shall have notified the Management Representative and Parent in writing of each disputed item, specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within five (5) Business Days of Permal’s delivery of the Calculated Revenue Run Rate Statement to Buyer. In the event of such a dispute, the Management Representative and Parent, on the one hand, and Buyer, on the other hand, shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If such parties are unable to reach a resolution with such effect within five (5) Business Days after the receipt by the Management Representative and Parent of Buyer’s written notice of dispute, the Management Representative and Parent, on the one hand, and Buyer, on the other hand, shall submit the items remaining in dispute for resolution to the Independent Accounting Firm, which shall, within ten (10) Business Days after such submission, determine and report to the Management Representative, Parent and Buyer upon such remaining disputed items, and such report shall be final, binding and conclusive on the parties. The fees and disbursements of the Independent Accounting Firm shall be borne by the Sellers in proportion to their respective Pro Rata Shares, on the one hand, in the event the Independent Accounting Firm determines that the Closing Revenue Run Rate is less than that set forth on the Calculated Revenue Run Rate Statement, and Buyer, on the other hand, in the event that the Closing Revenue Run Rate is equal to or greater than that set forth on the Calculated Revenue Run Rate Statement.

(iv) In acting under this Section 2.14(a), the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

(v) In the event that (A) Buyer disputes the Calculated Revenue Run Rate Statement and such dispute is not resolved prior to the Initial Closing and (B) it is determined that the Closing Revenue Run Rate is less than that set forth on the Calculated Revenue Run Rate Statement, the Sellers (in proportion to their respective pro rata shares of the Initial Closing Equity Interests) shall pay Buyer, at a mutually convenient time and place within three (3) Business Days after the Closing Revenue Run Rate has been determined by wire transfer by the Sellers of immediately available funds to the account of Buyer as may be designated in writing by Buyer, that amount which such change would affect the Initial Closing Consideration in accordance with the formula in Section 2.14(a)(i).

(vi) The Sellers and Buyer agree that they will cooperate and assist in the preparation of the Calculated Revenue Run Rate Statement and in the conduct of the procedures referred to in this Section 2.14(a), including the making available to the extent necessary of books, records, work papers, and personnel.

(b) EBIT Adjustment.

(i) Not later than ten (10) Business Days prior to the Initial Closing Date, Permal shall prepare and deliver to Buyer a certificate (the “Closing EBIT Certificate”) setting forth (A) the EBIT of the Companies for the twelve (12)-month period ending on the last day of the month immediately preceding the Initial Closing Month (the “Closing EBIT”); provided, however, that if the Closing occurs prior to the twentieth (20th) day following the end of any month, Closing EBIT shall be determined as of the end of the immediately preceding month and (B) a calculation of the adjustment to the Closing Consideration as set forth below. If the product of (x) the Closing EBIT, multiplied by (y) ten (10) (the “Calculated EBIT”) is less than one billion dollars ($1,000,000,000) (the “Reference Amount”), then the Closing Consideration shall be adjusted downward in an amount equal to the product of (1) the amount by which the Reference Amount exceeds the Calculated EBIT, multiplied by (2) eighty hundredths (0.80).

(ii) Subject to subsection (iii) of this Section 2.14(b), the Closing EBIT Certificate delivered by Permal to Buyer shall be final, binding and conclusive on the parties hereto.

(iii) Buyer may dispute any amounts reflected on the Closing EBIT Certificate to the extent the net effect of such disputed amounts in the aggregate would affect the Initial Closing Consideration, but only on the basis that the amounts reflected on the Closing EBIT Certificate were not arrived at in a manner consistent with the provisions of this Agreement; provided, however, that Buyer shall have notified the Management Representative and Parent in writing of each disputed item, specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within five (5) Business Days of Permal’s delivery of the Closing EBIT Certificate to Buyer. In the event of such a dispute, the Management Representative and Parent, on the one hand, and Buyer, on the other hand, shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If such parties are unable to reach a resolution with such effect within five (5) Business Days after the receipt by the Management Representative and Parent of Buyer’s written notice of dispute, the Management Representative and Parent, on the one hand, and Buyer, on the other hand, shall submit the items remaining in dispute for resolution to the Independent Accounting Firm, which shall, within ten (10) Business Days after such submission, determine and report to the Management Representative, Parent and Buyer upon such remaining disputed items, and such report shall be final, binding and conclusive on the parties. The fees and disbursements of the Independent Accounting Firm shall be borne by the Sellers (in proportion to their respective Pro Rata Shares), on the one hand, in the event the Independent Accounting Firm determines that the Closing EBIT is less than that reflected on the Closing EBIT Certificate, and Buyer, on the other hand, in the event that the Closing EBIT is equal to or greater than that reflected on the Closing EBIT Certificate.

(iv) In acting under this Section 2.14(b), the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

(v) In the event that (A) Buyer disputes the Closing EBIT and such dispute is not resolved prior to the Initial Closing and (B) it is determined that the Closing EBIT is less than that set forth on the Closing EBIT Certificate, the Sellers (in proportion to their respective pro rata shares of the Initial Closing Equity Interests) shall pay Buyer, at a mutually convenient time and place within three (3) Business Days after the Closing EBIT has been determined by wire transfer by the Sellers of immediately available funds to the account of Buyer as may be designated in writing by Buyer, that amount which such change would affect the Initial Closing Consideration in accordance with the formula in Section 2.14(b)(i).

(vi) The Sellers and Buyer agree that they will cooperate and assist in the calculation of the Closing EBIT Certificate and the conduct of the procedures referred to in this Section 2.14(b), including the making reasonably available upon reasonable request to the extent necessary of books, records, work papers, and personnel.

(c) Tangible Net Worth Adjustment.

(i) Not later than ten (10) Business Days before the Initial Closing Date, Permal will cause to be prepared and delivered to Buyer Permal’s good faith estimate of (A) a consolidated balance sheet of Permal as of the Initial Closing Date prepared in accordance with the accounting principles set forth in Schedule 2.14(c)(i) (the “Applicable Accounting Principles”) and (B) a statement based on such Closing Date Balance Sheet setting forth in detail a calculation of the Closing Date Tangible Net Worth (the “Estimated Closing Date Tangible Net Worth”). The determination of the Estimated Closing Date Tangible Net Worth will be binding on the Sellers and Buyer for purposes of this Section 2.14(c) and will be used to determine the amount of the Initial Closing Consideration payable to the Sellers at the Initial Closing. If the Estimated Closing Date Tangible Net Worth is greater than one hundred million dollars ($100,000,000) (the “Target Tangible Net Worth”), then the amount of the Initial Closing Consideration paid by Buyer to the Sellers at the Initial Closing will be increased by the amount of such excess. If the Estimated Closing Date Tangible Net Worth is less than Target Tangible Net Worth, then the amount of the Initial Closing Consideration paid by Buyer to the Sellers at the Initial Closing will be decreased by the amount of such deficit.

(ii) As promptly as practicable, but not later than ninety (90) days after the Initial Closing Date, Permal will cause to be prepared and delivered to the Management Representative and Parent (A) a consolidated balance sheet (the “Closing Date Balance Sheet”) of Permal as of the Initial Closing Date prepared in accordance with the accounting principles set forth in the Applicable Accounting Principles and (B) a statement based on such Closing Date Balance Sheet setting forth in detail a calculation of the Closing Date Tangible Net Worth.

(iii) Subject to clause (iv) of this Section 2.14(c), the Closing Date Balance Sheet delivered by Permal to the Management Representative and Parent shall be final, binding and conclusive on the parties hereto.

(iv) The Management Representative and Parent may dispute any amounts reflected on the Closing Date Balance Sheet to the extent the net effect of such disputed amounts in the aggregate would affect the Initial Closing Consideration, but only on the basis that the amounts reflected on the Closing Date Balance Sheet were not arrived at in a manner consistent with GAAP and prepared in accordance with Section 2.14(c)(i); provided, however, that the Management Representative and Parent shall have notified Buyer in writing of each disputed item, specifying the estimated amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within twenty (20) Business Days of Permal’s delivery of the Closing Date Balance Sheet to the Management Representative and Parent. In the event of such a dispute, the Management Representative and Parent, on the one hand, and Buyer, on the other hand, shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto. If such parties are unable to reach a resolution with such effect within ten (10) Business Days after the receipt by Buyer of a written notice of dispute, the Management Representative and Parent, on the one hand, and Buyer, on the other hand, shall submit the items remaining in dispute for resolution to the Independent Accounting Firm, which shall, within thirty (30) Business Days after such submission, determine and report to the Management Representative, Parent and Buyer upon such remaining disputed items, and such report shall be final, binding and conclusive on the parties. The fees and disbursements of the Independent Accounting Firm shall be borne by Buyer, on the one hand, in the event the Independent Accounting Firm determines that the Closing Date Tangible Net Worth is greater than that set forth on the Closing Date Balance Sheet, and the Sellers (in proportion to their respective Pro Rata Shares), on the other hand, in the event that the Closing Date Tangible Net Worth is equal to or less than that set forth on the Closing Date Balance Sheet.

(v) In acting under this Section 2.14(c), the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

(vi) The Sellers and Buyer agree that they will cooperate and assist in the preparation of the Closing Date Balance Sheet and the calculation of the Closing Date Tangible Net Worth and in the conduct of the procedures referred to in this Section 2.14(c), including the making reasonably available upon reasonable notice to the extent necessary of books, records, work papers, and personnel.

(vii) Buyer agrees that it shall pay the fees, costs and expenses due to the Buyer Accountants in respect of the preparation of the Closing Date Balance Sheet and of the calculation of the Closing Date Tangible Net Worth pursuant to this Section 2.14(c). The Sellers (in proportion to their respective Pro Rata Shares) shall pay the fees, costs and expenses due to any accountants or other experts retained by Parent or the Management Representative in connection with the review of the Closing Date Balance Sheet and the Closing Date Tangible Net Worth.

(viii) If the Final Closing Tangible Net Worth exceeds Estimated Closing Tangible Net Worth, Buyer shall pay to the Sellers, in the manner as provided in Section 2.14(c)(ix), the amount by which Final Closing Tangible Net Worth so exceeds Estimated Closing Tangible Net Worth as an adjustment to the Initial Closing Consideration and, if Estimated Closing Tangible Net Worth exceeds Final Closing Tangible Net Worth, the Sellers (in proportion to their respective pro rata shares of the Initial Closing Equity Interests) shall pay to Buyer the amount by which Estimated Closing Tangible Net Worth so exceeds Final Closing Tangible Net Worth as an adjustment to the Initial Closing Consideration. “Final Closing Tangible Net Worth” means Closing Tangible Net Worth (i) as shown in Buyer’s calculation delivered pursuant to Section 2.14(c)(ii) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.14(c)(iv); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Buyer, Parent and the Management Representative pursuant to Section 2.14(c)(iv) or (B) in the absence of such agreement, as shown in the Independent Accounting Firm’s calculation delivered pursuant to Section 2.14(c)(iv).

(ix) Any payment pursuant to Section 2.14(c) shall be made at a mutually convenient time and place within three (3) Business Days after Final Closing Tangible Net Worth has been determined by wire transfer by Buyer or the Sellers in proportion to their respective pro rata shares of the Initial Closing Equity Interests, as the case may be, of immediately available funds to the account of such other party as may be designated in writing by such other party.

Section 2.15. Employment Agreements. Simultaneously with the execution and delivery hereof, each of the Persons set forth on Schedule 2.15 and Permal have executed and delivered an Employment Agreement for a term commencing on the Initial Closing Date substantially in the form set forth as Exhibit A-1, as the same may be modified by written consent of the parties thereto and Buyer prior to the Initial Closing (each an “Employment Agreement”).

Section 2.16. Non-Compete Agreements. Prior to and in connection with the Initial Closing, (a) each of the Management Shareholders set forth on Schedule 2.16(a) and Permal shall execute and deliver a Non-Compete Agreement for a term commencing on the Initial Closing Date in the form set forth as Exhibit A-2, as the same may be modified by written consent of the parties thereto and Buyer prior to the Initial Closing (each a “U.S. Non-Compete Agreement”), (b) each of the Management Shareholders set forth on Schedule 2.16(b) and Permal shall execute and deliver a Non-Compete Agreement for a term commencing on the Initial Closing Date in the form set forth as Exhibit A-3, as the same may be modified by written consent of the parties thereto and Buyer prior to the Initial Closing (each a “UK Non-Compete Agreement”) and (c) each of the Management Shareholders set forth on Schedule 2.16(c) and Permal shall execute and deliver a Non-Compete Agreement for a term commencing on the Initial Closing Date in the form set forth as Exhibit A-4, as the same may be modified by written consent of the parties thereto and Buyer prior to the Initial Closing (each a “French Non-Compete Agreement”).

Section 2.17. Partnership Agreement. Prior to the Initial Closing, the Sellers and Buyer shall enter into a supplemental partnership agreement in the form attached hereto as Exhibit B (the “Partnership Agreement”).

Section 2.18. Net Revenue Sharing Agreement. Prior to the Initial Closing, Buyer, Permal, Isaac R. Souede, Lawrence C. Salameno, James R. Hodge, Thomas M. DeLitto and Edmond de La Haye Jousselin shall enter into a Net Revenue Sharing Agreement in the form attached hereto as Exhibit C (such agreement, the “Net Revenue Sharing Agreement”).

Section 2.19. Restricted Transactions. For so long as any of the Preferred Shares remain outstanding, in the event that Buyer causes (a) a sale, transfer, exchange, merger or other business combination or liquidation (including any liquidation deemed to occur for tax purposes) of or involving the Companies, or a sale of any material assets of the Companies that would adversely affect any tax position of the Sellers or (b) Permal to have income-generating operations that generate a tax liability for the Management Shareholders (other than the Management Shareholders’ allocable share of dividends distributed to the Management Shareholders) (the events described in (a) and (b), the “Restricted Transactions”), Buyer shall either (i) cause Permal to make cash distributions, in addition to the dividends payable to the holders of Preferred Shares pursuant to the Organization Documents of Permal, sufficient to allow the Management Shareholders to satisfy any income tax liability arising as a result of the Restricted Transactions (a “Tax Distribution”) or (ii) provide a loan (or cause Permal to provide a loan) to Management Shareholders sufficient to allow the Management Shareholders to satisfy any income tax liability arising as a result of the Restricted Transactions (a “Tax Loan”). In addition to the Tax Distribution or Tax Loan, Permal or Buyer shall lend or distribute, as the case may be, to the Management Shareholders, in one or more transactions, as may be required, an additional amount or amounts (the “Gross-Up”) which would allow the Management Shareholders to fund, on an after-tax basis, the costs of any such Tax Distribution or Tax Loan (net of any Tax benefit), including, without limitation, any interest paid by, and any income imputed to or otherwise includable by, the Management Shareholders receiving a Tax Loan and any Taxes payable by a Management Shareholder as a result of receiving such Tax Distribution or Tax Loan or the forgiveness or termination of any Tax Loan. Promptly upon the occurrence of any Restricted Transaction, the amount of any Tax Distribution or Tax Loan and any associated Gross-Up shall be determined for each Management Shareholder by (i) agreement of (x) a tax lawyer or accountant appointed by Buyer and (y) the Management Representative, or (ii) if no agreement can be reached, by a tax lawyer or accountant of international repute agreed upon by Buyer and the Management Representative (the “Tax Expert”). The Tax Expert shall submit his determination of the amount of each Tax Distribution or Tax Loan and any associated Gross-Up within thirty (30) days of being appointed by the parties and such determination shall be final and binding between the parties. The amount of such Tax Distribution or Tax Loan shall equal the Tax and social charges resulting from the Restricted Transaction assuming the highest marginal federal, state and city income Tax rates applicable to the Management Shareholder, net of any Tax benefit arising from the current or any prior Restricted Transaction (to the extent not previously taken into account), computed on the same assumptions. Whether a Tax Distribution is paid or Tax Loan is made in satisfaction of Buyer’s obligation under this Section 2.19 shall be solely in the discretion of Buyer. Any Tax Distribution or Tax Loan, as applicable, and any associated Gross-Up, shall be made at least five (5) days before any such Tax liability or, to the extent practical, any estimated Tax payment, is due. The terms and conditions of any Tax Loan shall be agreed upon by Buyer and any Management Shareholder receiving a Tax Loan at the time a Tax Loan is required. Any Tax Distribution made to a Management Shareholder shall, first, be treated as a distribution chargeable against the positive balance, if any, of the Capital Account of the Management Shareholder under the Partnership Agreement referenced in Section 2.17, and second, to reduce the amount of any payment pursuant to Section 2.1(d), Section 2.2, Section 2.3, Section 2.5 or Section 2.6 to that Management Shareholder. Any Tax Loan owed by a Management Shareholder shall, notwithstanding any other terms and conditions contained herein, be repaid at the time a Management Shareholder receives any payment pursuant to Section 2.1(d), Section 2.2, Section 2.3, Section 2.5 or Section 2.6, but only to the extent of the after-tax cash proceeds received by the Management Shareholder in respect of such payments, and provided that for this purposes the term Tax Loan shall not include any amounts paid in respect of the Gross-Up. The amount of any Tax Loans remaining after Buyer has fulfilled its obligations pursuant to Section 2.1(d), Section 2.2, Section 2.3, Section 2.5 and Section 2.6, shall be forgiven as Buyer shall have no further recourse to the relevant Management Shareholders.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PERMAL

Permal represents and warrants to Buyer as follows:

Section 3.1. Organization of the Companies and Related Matters; Capitalization.

(a) Except as set forth on Schedule 3.1(a)(1), each of the Companies is duly organized as a corporation, limited liability company or limited partnership, as the case may be, and is validly existing and in good standing under the laws of its jurisdiction of organization. Except as set forth on Schedule 3.1(a)(1), each of the Companies has full power and authority to carry on its business as it is now being conducted, to own, lease and operate all of its properties and assets, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary. Except as set forth on Schedule 3.1(a)(1), the organizational documents and operating or partnership agreements of each Company and any amendments thereto, complete and correct copies of each of which as in effect on the date hereof have heretofore been made available to Buyer, have been filed with or notified to all applicable Governmental Authorities to the extent required by Applicable Law. Immediately prior to the Initial Closing, the organizational documents of Permal will be in the respective forms attached to Schedule 3.1(a)(2).

(b) All of the outstanding Equity Interests in each of the Companies are or, in the case of Permal, following the Reorganization, will be (i) duly and validly authorized, issued, outstanding, fully paid, nonassessable, (ii) not subject to preemptive rights, (iii) not issued in violation of any preemptive rights to which such Company was subject and (iv) owned of record and beneficially on the date of this Agreement or, in the case of Permal, on the Initial Closing Date as set forth on Schedule 1.1(a)(i), free and clear of any Encumbrances. Except pursuant to the Reorganization, none of the Companies are subject to any obligation, contingent or otherwise, to issue any Equity Interests to any Person, there are no Equity Interests of Permal reserved for issuance for any purpose and there are no outstanding bonds, notes or other indebtedness having the right to vote on any matters. Permal has Subsidiaries as set forth on Schedule 3.1(b). Except for the Subsidiaries and the Funds and except as set forth on Schedule 3.1(b), Permal does not own, and since its inception has not owned, directly or indirectly, beneficially or of record, or have any operational control over, or have any obligation to acquire, any capital stock or other Equity Interests of any corporation or other entity, nor does Permal or any other Company have any direct or indirect equity or ownership investment, or any obligation to incur such investment, in any other Person. Except as set forth on Schedule 3.1(b), Permal owns, directly or indirectly, one hundred percent (100%) of the Equity Interests of each of the other Companies.

(c) Permal has an authorized share capital of one million five hundred thousand pounds (£1,500,000) divided into one million one hundred thousand (1,100,000) ordinary voting shares of one pound (£1) each and four hundred thousand (400,000) ordinary non-voting shares of one pound (£1) each, of which eight hundred eighty-four thousand three hundred thirty-nine (884,339) ordinary voting shares and one hundred ninety thousand ninety-four (190,094) ordinary non-voting shares of one pound (£1) each have been issued. Following the Reorganization, Permal will have an authorized share capital of one million five hundred thousand pounds (£1,500,000) divided into one million one hundred thousand (1,100,000) ordinary voting shares of one pound (£1) each and four hundred thousand (400,000) ordinary non-voting shares of one pound (£1) each, and there will be issued and outstanding eight hundred eighty-four thousand three hundred thirty-nine (884,339) ordinary voting shares and one hundred ninety thousand ninety-four (190,094) ordinary non-voting shares. There is, and following the consummation of the Reorganization there will be, no outstanding Equity Interest in, or warrant, agreement for the purchase or acquisition from, or issuance by Permal of any Equity Interests of Permal. Immediately prior to the Initial Closing, the authorized and outstanding capital stock of Permal will be held by the Persons and in the amounts set forth on Schedule 3.1(a)(2).

Section 3.2. Authority; No Violation; Consents.

(a) Permal has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite action on the part of Permal and no other proceedings on the part of Permal are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Permal. The Persons who executed this Agreement on behalf of Permal have been duly authorized to do so. Assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of Permal, enforceable against each of them in accordance with its terms.

(b) Except as set forth on Schedule 3.2(b) and assuming that the Seller Governmental Consents have been obtained or made, as applicable, and that the Client Consents have been obtained pursuant to Section 6.3 of this Agreement, neither the execution, delivery and performance of this Agreement by Permal nor the consummation by it of the transactions contemplated hereby, will (i) require consent under, violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration (which has not been expressly waived) under, or the creation of any Encumbrance upon any of the assets of any Company or any of the Equity Interests in any Company under any of the terms, conditions or provisions of (A) any of the charter, by-laws or other applicable organizational documents of any Company or, if applicable, such Seller or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which any Company or such Seller is a party or by or to which it or any of its properties may be bound or subject or (ii) violate any Applicable Law in any material respect or result in the termination of any stock exchange listing of any Fund, except, in the case of clause (i)(B), to the extent such default, termination, acceleration, right or Encumbrance or other matters would not result in a Company Material Adverse Effect.

(c) Except as set forth on Schedule 3.2(c) (and assuming that all necessary information provided by Buyer with respect to such determination is correct) (the “Seller Governmental Consents”), no notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Authority that has not been obtained or made is necessary for the consummation by the Companies of any of the transactions contemplated by this Agreement.

Section 3.3. Books and Records; Financial Statements; Liabilities; FSA Reports.

(a) Except as set forth on Schedule 3.3(a), the minute books of each Company accurately reflect in all material respects all its transactions and any other records or information that are required by Applicable Law to be created and maintained by or on behalf of each of the Companies.

(b) Attached hereto as Schedule 3.3(b) are true and correct copies of (i) the audited consolidated accounts on a stand-alone basis of Parent and its Subsidiaries for the annual periods ended, and as of, December 31, 2003 and December 31, 2002, together with, in each case, the reports thereon of PricewaterhouseCoopers and (ii) the consolidated accounts as a sub-group of Sequana for the annual period ended December 31, 2004, in each case prepared in accordance with French GAAP (excluding, in the case of the 2004 accounts, the notes thereto) (the “Annual Financial Statements”). Also attached hereto as Schedule 3.3(b) is a copy of the unaudited financial statements of Permal and its Subsidiaries (the “Interim Financial Statements” and, together with the Annual Financial Statements and the Closing Date Balance Sheet, the “Financial Statements”) for the three (3) month period ended, and as of, March 31, 2005, including a balance sheet (the “Interim Balance Sheet”) as of March 31, 2005 (the “Interim Balance Sheet Date”), in each case prepared in accordance with French GAAP (excluding the notes thereto). Except as set forth on Schedule 3.3(b), the Financial Statements are true and correct in all material respects and are in accordance with the books and records of Permal and its Subsidiaries or Parent and its Subsidiaries, as applicable, and fairly present in all material respects in accordance with French GAAP consistently applied the consolidated financial position of Permal and its Subsidiaries or Parent and its Subsidiaries, as applicable, as at the respective dates thereof, and the consolidated results of their operations for the periods covered thereby and include all material adjustments, which are of a normal and recurring nature, or any contingency, tax or other reserves or other information that would be necessary for a fair presentation. Except as set forth on Schedule 3.3(b), as of the date hereof, none of the Funds or Sub-Advised Funds will be consolidated with any of the Companies in accordance with FIN 46 under GAAP.

(c) Except as set forth on Schedule 3.3(c) hereto and except as (and to the extent) accrued for in the Interim Balance Sheet, as of the Interim Balance Sheet Date, neither Permal nor any of its Subsidiaries had any material liability or obligation (whether known or unknown, absolute or contingent, liquidated or unliquidated) that would be required to be reflected on the Interim Balance Sheet in accordance with French GAAP, other than executory obligations under contracts disclosed in Schedule 3.8, not (i) reflected in the Interim Balance Sheet under French GAAP or (ii) incurred in the Ordinary Course of Business. Since the Interim Balance Sheet Date, neither Permal nor any of the Companies has become subject to any such material liability or obligation that would be required to be reflected on a balance sheet in accordance with French GAAP, other than (A) liabilities and obligations incurred in the Ordinary Course of Business of a type reflected on the Interim Balance Sheet, (B) executory obligations under contracts which are not required to be accrued in the Interim Balance Sheet under French

GAAP and which have been incurred in the Ordinary Course of Business and (C) liabilities and obligations set forth on Schedule 3.3(c) hereto.

(d) The Companies have timely filed with the FSA all forms, reports, schedules and other documents required to be filed by them with the FSA since January 1, 2003 (the “FSA Reports”). As of their respective dates, all of the FSA Reports complied in all material respects with all applicable requirements of the FSA. None of the FSA Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading. The audited and unaudited financial statements of any Company included in the FSA Reports have been prepared in accordance with United Kingdom GAAP (“UK GAAP”) applied on a consistent basis and show a true and fair view of the assets and liabilities and state of affairs of such Company as of their respective dates and its profits for the periods presented therein, except as specifically provided in the notes thereto. The copies of the Quarterly Financial Returns to the FSA of any Company made available to Buyer are true and complete.

Section 3.4. Compliance with Applicable Law.

(a) Except as set forth in Schedule 3.4(a) hereto, the operations of each of the Companies has been conducted in compliance in all material respects with Applicable Law. Except as set forth in Schedule 3.4(a), since January 1, 2003, neither the Sellers nor any of the Companies has received any notification from an applicable Governmental Authority of any asserted present or past failure by any of the Companies to comply with any Applicable Law in a material respect.

(b) Except for routine examinations conducted by any Governmental Authority in the Ordinary Course of Business of the Companies, to Permal’s knowledge, no Governmental Authority has during the past three (3) years initiated or threatened any formal or informal proceeding or investigation into the business or operations of the Companies or any of the officers, directors, partners or employees of the Companies in such Person’s capacity as such. To Permal’s knowledge, each Company has responded, to the extent required, to any deficiency letter or other written communication received from any Governmental Authority during the past three (3) years and, to Permal’s knowledge, there are no material unresolved issues or comments raised by any Governmental Authority in any deficiency letter, written communications, follow up correspondence from any Governmental Authority, phone calls or meetings with representatives of any Governmental Authority.

(c) Except as set forth in Schedule 3.4(c) hereto, (i) each of the Companies or any officer, director, partner, or employee of any Company in such Person’s capacity as such that is required to be registered as an investment adviser, a commodity trading advisor, a commodity pool operator, or investment company (or in a similar capacity) with any Governmental Authority, is duly registered as such, and each such registration is in full force and effect, (ii) to the extent that a Company or any officer, director, partner, or employee of the Company in such Person’s capacity as such relies on any statutory or regulatory exemption or exception to avoid registration as an investment adviser, a commodity trading advisor, commodity pool operator, or investment company (or in a similar capacity) with any Governmental Authority, the Company or such officer, director, partner, or employee of the Company has taken all such actions required of it or such Person in order to claim and maintain such exemption or exception, and (iii) each of the officers, directors, partners, employees or Associated Persons of any Company in their capacity as such who is required to be registered or licensed as an Associated Person of an investment adviser or an Investment Adviser Representative (as such term is defined by the Advisers Act), commodity pool operator or commodity trading advisor or in any similar capacity with any Governmental Authority, is duly registered and/or licensed or in the process of being duly registered and/or licensed as such.

(d) To the extent that each of the Companies or any officer, director, partner, or employee of any Company in such Person’s capacity as such that is required to be registered, authorized and/or licensed with any Governmental Authority as a broker-dealer or authorized as a registered representative of a broker-dealer, each is either (i) duly registered, authorized and/or licensed as a broker-dealer or authorized as a registered representative of a broker-dealer with each necessary Governmental Authority and each such registration, authorization or license is in full force and effect or (ii) based on the reasonable belief of such Company, officer, director, partner or employee, (A) there is available to such Company, officer, director, partner or employee of any Company in such Person’s capacity as such a statutory or regulatory exemption or exception to avoid registration, authorization and/or licensing with such Governmental Authority as a broker-dealer or registered representatives of a broker-dealer and (B) such Company, officer, director, partner or employee of any Company is relying on such statutory or regulatory exemption or exception from registration, authorization and/or licensing with such Governmental Authority.

(e) Each of Permal Capital Management, LLC, a Delaware limited liability company, and Permal Asset Management Inc., a Delaware corporation (each, an “SEC Registered Adviser”), is duly registered as an investment adviser under the Advisers Act and any required notice filings with any state Governmental Authority have been made. Each of the SEC Registered Advisers has timely filed its registration statement on Form ADV with all required Governmental Authorities, together with any necessary amendments required to be made with respect thereto in accordance with the form’s instructions and Applicable Law (each, a “Form ADV”), and, in the case of Part II thereof, has maintained within its books and records a timely updated version thereof in accordance with SEC requirements, and has paid all fees and assessments due and payable in connection therewith. All necessary amendments to Form ADV have been filed with all required Governmental Authorities on a timely basis in accordance with the requirements of the form. Each SEC Registered Adviser has previously made available to Buyer a complete copy of each Form ADV filed by it prior to the date hereof as well as Part II thereof as currently in effect. As of the date of its filing or amendment to the Form ADV, each Form ADV, including Part II thereof, complied in all material respects with the requirements of Form ADV and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made not misleading. Each SEC Registered Adviser has delivered and/or made available to each Client or any other Person to whom such delivery or offer is required by Applicable Law Part II of Form ADV or any other disclosure document or other information required by the Advisers Act to be delivered and/or made available to any Client, potential Client or other Person to the extent required by the Advisers Act or other

Applicable Law. Except for the SEC Registered Advisers, none of the Companies is required to be, or has been, registered as an investment adviser under the Advisers Act.

(f) Permal Investment Management Services Limited, a company organized under the laws of England and Wales (the “FSA Authorized Adviser”), is duly authorized by the FSA as an authorized person under the FSMA. The FSA Authorized Adviser has timely filed all Governmental Documents and has paid all fees and assessments due and payable in connection therewith between January 1, 2003 and the date hereof. The FSA Authorized Adviser has previously made available to Buyer a complete copy of each Governmental Document filed by between January 1, 2003 and the date hereof. As of the date of its filing or amendment, each such Governmental Document complied in all material respects with Applicable Law and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The FSA Authorized Adviser has delivered and/or made available to each Client or potential Client all disclosure documents and other information required by Applicable Law to be delivered and/or made available to any Client or potential Client to the extent required by Applicable Law. Except for the FSA Authorized Adviser, none of the Companies is required to be, or has been, authorized under the FSMA.

(g) Each of the Companies or Affiliates of the Companies designated on Schedule 3.4(g) (together, the “Other Registered Persons”) is duly authorized, registered or licensed in the jurisdictions listed on Schedule 3.4(g) (“Other Jurisdictions”) under the Applicable Laws in each of those Other Jurisdictions. Each of the Other Registered Persons has timely filed all Governmental Documents and has paid all fees and assessments due and payable in connection therewith between January 1, 2003 and the date hereof. Each of the Other Registered Persons has previously made available to Buyer a complete copy of each Governmental Document filed by it between January 1, 2003 and the date hereof. As of the date of its filing or amendment, each such Governmental Document complied in all material respects with Applicable Law and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Other Registered Persons has delivered and/or made available to each Client or potential Client all disclosure documents, reports or other information required by Applicable Law to be delivered and/or made available to any Client or potential Client to the extent required by Applicable Law. Except for each of the Other Registered Persons designated in Schedule 3.4(g), none of the Companies is required to be authorized, registered or licensed under Applicable Laws in such Other Jurisdictions.

(h) None of the Companies is registered or required to be registered as an “investment company” under the Investment Company Act, or to Permal’s knowledge, is an affiliated person of, or a “promoter” or a “principal underwriter” for, any investment company that is registered or required to be registered under the Investment Company Act, as each such term is defined in the Investment Company Act.

(i) None of the Companies has acted as the sponsor, general partner, managing member, investment manager or investment adviser to, or has acted in the distribution by public or private offering of any interests in, any limited partnerships, funds, companies or other vehicle for collective investment during the prior three (3) years, except as set forth on Schedule 3.4(i). None of the Companies provides Investment Advisory Services to any Person other than the Clients, and there are no Clients other than the Funds and the Sub-Advised Funds.

(j) The Companies have rendered Investment Advisory Services to each of their respective Clients in material compliance with Applicable Law and any applicable requirements as to portfolio composition, portfolio management and investment restrictions as provided for or set forth in any applicable Investment Advisory Services Contract, related written guidelines or written instructions from such Client (including each of the Funds or Sub-Advised Funds) and, with respect to each of the Funds, in accordance with the terms of all applicable Offering Documents, limited partnership agreements, articles of association or other organizational documents of each of the Funds and, with respect to each of the Sub-Advised Funds, in accordance with the terms of all applicable Offering Documents, limited partnership agreements, articles of association or other organizational documents of each of the Sub-Advised Funds to the extent that Permal has been provided with such documents by such Sub-Advised Fund.

(k) Each SEC Registered Adviser has complied in all material respects with the Advisers Act and has adopted (i) a written policy regarding insider trading, (ii) a code of ethics, as required by Rule 204A-1 under the Advisers Act, (iii) a privacy policy, (iv) a proxy voting policy and (v) all such other policies and procedures required by Rule 206(4)-7 under the Advisers Act, and has designated a chief compliance officer pursuant to Rule 206(4)-7 and provided appropriate disclosure in accordance with Applicable Law. All such policies and procedures comply in all material respects with the requirements of Applicable Law, including Sections 204A and 206 of the Advisers Act and all applicable rules and regulations under the Advisers Act. To Permal’s knowledge, except as disclosed on Schedule 3.4(k), there have been no material violations of the policies or procedures of the SEC Registered Advisers with respect to insider trading, its code of ethics, personal trading, allocation of investment opportunities or material violations of any other policies and procedures of the SEC Registered Advisers with respect to conflicts of interest relating to the operation of the business of the SEC Registered Advisers.

(l) Copies of all inspection reports or similar documents furnished to any Company or Fund by any Governmental Authority and any written responses thereto for the five (5) years prior to the date hereof have been made available to Buyer.

(m) None of the SEC Registered Advisers is required to disclose any information to Clients or prospective Clients under Rule 206(4)-4 under the Advisers Act.

Section 3.5. Ineligible Persons. None of the Companies or, to the knowledge of Permal, any of the officers, directors, partners or employees of or any Associated Person of any of the Companies has had imposed or, to the knowledge of Permal, is threatened by the SEC with, any (a) censure, (b) limitation on otherwise authorized activities, functions, or operations, (c) suspension or (d) revocation of registration, in each case pursuant to Section 203 of the Advisers Act or Section 15(b)(4) of the Exchange Act or the rules and regulations of the NASD, as the case may be. None of the Companies or to the knowledge of Permal any of the officers, directors or employees of any of the Companies is (i) a person described in Section 9(a)(1), (2)

or (3) of the Investment Company Act, (ii) subject to a “statutory disqualification” (as such term is defined in Section 3(a)(39) of the Exchange Act) or (iii) ineligible pursuant to Section 203(e) or (f) of the Advisers Act or any similar provision of state law to serve as a registered investment adviser or Associated Person of a registered investment adviser. No Company which is an FSA “authorized person” and no “employee” (as defined by the FSA Rules) of any Company who is an FSA “approved person” is, to the knowledge of Permal, capable of being disqualified as such.

Section 3.6. Assets Under Management. Set forth on Schedule 3.6 are (a) the aggregate amount of AUM by the Companies as of March 31, 2005, (b) the amount of AUM by the Companies for each Client and (c) the Aggregate Revenue Run Rate as of March 31, 2005, together with the Revenue Run Rate for each such Client. Except as set forth on Schedule 3.6, there are no agreements or understandings in effect pursuant to which any of the Companies has capped, waived or reimbursed or will under any circumstances cap, waive or reimburse any or all fees, profit allocations or charges payable by or allocable from any of their Clients or any Investors, other than any Distribution Fees.

Section 3.7. Property.

(a) None of the Companies owns or has within the last five (5) years owned any real property. Attached hereto as Schedule 3.7(a) is a list of all leases and agreements for the rental of real property to which any Company is a party (as lessor or lessee) (the “Leased Real Property”) or by which such real property may be bound (the “Leases”). Except as would not cause a material adverse effect upon any Company operations at each parcel of Leased Real Property, and except as set forth on Schedule 3.7(a) hereto, Permal or, if so designated in Schedule 3.7, a Company, has (i) good, valid and indefeasible title to the leasehold estates conveyed under the Leases and (ii) good and valid title to the other assets the Companies purport to own in each case free and clear of any Encumbrances, except for Permitted Encumbrances. None of such Permitted Encumbrances could reasonably be expected to have a Company Material Adverse Effect. None of the Companies’ Leased Real Property or material assets are owned jointly with any other person, including any Seller or any affiliate of any Seller.

(b) Except as set forth on Schedule 3.7(b) hereto, all of the material assets, tangible and intangible, used in the operation of the businesses of the Companies as of the Interim Balance Sheet Date were owned, leased or licensed by the Companies.

Section 3.8. Contracts. Schedule 3.8 lists under separate headings the following Contracts that contain continuing obligations or liabilities to which any Company is a party:

(a) each Contract (except for any Contract with a Client and any Contract required to be listed under subsections (b) through (h) of this Section 3.8) that is not cancelable without penalty by the Company party thereto upon ninety (90) days or less notice and that involves the receipt or payment by such Company in the prior fiscal year (and is reasonably likely to involve the receipt or payment by such Company in the current fiscal year) of an amount in excess of five hundred thousand dollars ($500,000);

(b) each Contract, other than an employment contract or a contract for the receipt of employment benefits, including without limitation, post-employment health care,

pension or insurance benefits, with (i) any director or officer of any Company or (ii) one or more of the Sellers or members of their Immediate Families or entities in which any of them has greater than a five percent (5%) Equity Interest;

(c) any (i) distribution or sub-distribution Contract or Contract for the provision of brokerage services or (ii) sales, marketing and account solicitation agreements and marketing arrangements in use by the Companies with respect to their Investment Advisory Services and the Funds, as the case may be, in each case, pursuant to which the Company paid in excess of fifty thousand dollars ($50,000) in the most recently completed calendar quarter;

(d) any Contract that, after the Initial Closing, will restrict the conduct of any business by the Companies or any of their Affiliates in any respect or upon consummation of the transactions contemplated hereby will restrict the ability of the Companies or any of their Affiliates to engage in any business in which they may lawfully engage;

(e) any Contract with a Client other than as set forth in Section 3.8(c);

(f) any partnership, joint venture or other similar contract;

(g) any Contract relating to indebtedness for borrowed money (other than between Companies); and

(h) any Contract relating to the purchase or sale of a material amount of assets or a business or Company other than for the purchase or sale of Equity Interests in a Fund in the Ordinary Course of Business.

All of the foregoing are collectively referred to in this Agreement as the “Material Contracts.” Permal has made available to Buyer true and correct copies of all Material Contracts, together with all amendments, waivers or other changes thereto. Each Company and, to the knowledge of Permal, each other party to such Material Contracts has performed all its material obligations under each Contract listed on Schedule 3.8, in each case, to the extent that such obligations have accrued, and no material breach or default, alleged breach or default, or event which constitutes or would (with the passage of time, notice or both) constitute a material breach or default thereunder, or would permit termination or acceleration thereof by any party thereto, has occurred, or, as a result of this Agreement or the performance by such Company of any of its covenants or obligations hereunder, will occur. Each Material Contract has been duly and validly authorized, executed and delivered by the Company which is a party thereto and, assuming the due authorization, execution and delivery of such Material Contract by the other party or parties thereto, constitutes the legal, valid and binding obligation of each such other party thereto, enforceable against each of them in accordance with its terms.

Section 3.9. Technology and Intellectual Property.

(a) The electronic data processing, information, recordkeeping, communications, telecommunications, portfolio trading and computer systems and Intellectual Property (including Software) which are used by the Companies in their respective businesses (collectively, the “Technology Systems”) are adequate in all material respects for their intended use and for the operation of such businesses as currently operated. One or more of the

Companies owns or has the right to use all components of the Technology Systems that are material to the normal operations of their respective businesses as currently conducted by them. There has not been any material malfunction with respect to any of the Technology Systems since December 31, 2001 that has not been remedied or replaced in all material respects. To the knowledge of Permal, the completion of the transactions contemplated by this Agreement will not materially alter or impair the ownership or right of the Companies to use the components of the Technology Systems. No trade secret, know how, model, process, formula, database or Software created by any of the Companies included in the Intellectual Property owned by the Companies has been disclosed or authorized to be disclosed to any third party other than for use in connection with the businesses of the Companies or pursuant to a confidentiality or non-disclosure agreement that reasonably protects the interest of the Companies in and to such matters.

(b) The Company owns the Intellectual Property registrations and applications to register the Intellectual Property set forth on Schedule 3.9(b)(i). A list of all material Owned Software is set forth on Schedule 3.9(b)(ii). Except as set forth on Schedule 3.9(b)(i) or (ii), a Company owns all right, title and interest in and to the foregoing items of Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances, including by way of example and not limitation, claims of joint owners or joint authors. All computer software owned or created by or on behalf of a Company and material to the operation of its business, including, without limitation, any component elements of such computer software (collectively, the “Owned Software”), consists entirely of material (i) which was created as a work for hire (as defined under United States copyright law) by a person or persons who were at the time of creation the regular, full-time, salaried employees of a Company, the copyright in which is now owned by the Company or any Subsidiary or (ii) to which the copyright ownership was fully and irrevocably transferred to a Company pursuant to a written agreement executed by the author or authors. No third party holds any right, title or interest in or to the Owned Software (except such rights as may be granted under licenses granted in the normal course of business to third parties solely to use the Owned Software for the internal business of such third parties) and no Company has, directly or indirectly, delivered, transferred, promised or otherwise disclosed to any third party the source code for any Owned Software, except in connection with a standard source code escrow agreement executed in the normal course of business, and to the knowledge of Permal, no such delivery or disclosure to a third party has been made. To the knowledge of Permal, none of the Owned Software was developed using any software, software development toolkits, databases, libraries, scripts, or other, similar modules or components of software that are subject to “open source” or similar license terms, including by way of example and not limitation, the GNU General Public License or GNU Limited General Public License. To the knowledge of Permal, the conduct of the businesses of the Companies does not infringe upon any Intellectual Property right owned or controlled by any third party. There are no claims, proceedings or actions pending or, to Permal’s knowledge, threatened, and none of the Companies has received any notice of any claim or suit (x) alleging that their respective activities infringe upon or constitute the unauthorized use of the proprietary rights of any third party or (y) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or controlled by any of the Companies, nor is there, to Permal’s knowledge, a valid basis for any such claim or suit. There is no subsisting breach, nor, to the knowledge of Permal, is there any fact or matter which would create a breach, by a Company of any material licenses or other material agreements, consents or undertakings which have been granted to or granted by a Company in relation to

Intellectual Property which is used in the operation of the Companies’ businesses and details of all such licenses have been disclosed. To Permal’s knowledge there is no existing infringement by others of any material Intellectual Property owned by a Company, and no such claims are outstanding, have been made by or are being considered by a Company, nor, to the knowledge of Permal, is there any fact or matter which could give rise to such infringement. The Intellectual Property which is owned by or licensed to the Companies constitutes all the Intellectual Property that is required to carry on, in all material respects, the operation of the Companies in the manner in which it is currently carried on, free and clear of all Encumbrances.

Section 3.10. Legal Proceedings. None of the Companies or, to the knowledge of Permal, any of the Funds or Sub-Advised Funds, is a party to any legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature (each, an “Action”). There are no Actions pending or, to the knowledge of Permal, threatened, against any of the Companies or that challenges the validity or legality of this Agreement or the transactions contemplated hereby or which seeks to prevent the consummation of such transactions and there are no material outstanding judgments, decrees or orders of any Governmental Authority that have been imposed specifically on the Companies or the Funds as opposed to a judgment, decree or order of general applicability.

Section 3.11. Taxes and Tax Returns. Except as set forth on Schedule 3.11:

(a) Each Company has (i) timely filed with the appropriate taxing authority all material Tax Returns required by Applicable Law to be filed by it, taking into account any extensions of the time within which to file such returns, and all such Tax Returns are true, complete and correct in all material respects and (ii) has paid or will timely pay all material Taxes shown to be due and payable on such Tax Returns.

(b) Each Company has complied in all material respects with all Applicable Law relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by Applicable Law, withheld and paid over to the proper Governmental Authorities all material amounts required to be so withheld and paid over under all Applicable Law.

(c) No Company has executed or filed with the United States Internal Revenue Service or any other Tax authority any agreement, consent, waiver or other document extending, or having the effect of extending, the period for the assessment or collection of any material Taxes, nor is any request for any such waiver or consent pending.

(d) There are no Encumbrances for Taxes upon any of the assets of any Company other than Encumbrances for Taxes not yet due or payable. Each of the Companies has established (or there has been established on its behalf) on the Interim Balance Sheet reserves that are adequate for the payment of any Taxes not yet due and payable as of the date of the Interim Balance Sheet, and each of the Companies will have established (or have had established on its behalf) on the Closing Date Balance Sheet, reserves that are adequate for the payment of any Taxes not yet due and payable as of the Initial Closing Date.

(e) No power of attorney (or other document granting another Person the authority to act as agent with respect to any matter relating to Taxes) which is currently in force has been granted by any Company with respect to any matter relating to Taxes.

(f) No Company is a party to or bound by any agreement, contract, commitment or arrangement providing for the allocation or sharing or indemnification of any Taxes or has any liability or obligation to any Person as a result of, or pursuant to, any such agreement, contract, commitment or arrangement.

(g) None of the Tax Returns filed with respect to the Companies is currently the subject of any audit or examination with respect to Taxes, and there are no pending claims, audits, suits, proceedings or investigations against or with respect to any Company with respect to any Taxes or Tax Returns, and no written notification has been received by any Company or Funds that such a claim, audit, suit, proceeding or investigation is pending or threatened.

(h) No jurisdiction where any Company does not file a Tax Return has made a claim that any Company is required to file a Tax Return for such jurisdiction.

(i) Permal has made available to Buyer true and correct copies of the Tax Return for each of the Companies filed for each of the taxable years ended in fiscal 2003, 2002 and 2001.

(j) Permal has made available to Buyer complete and accurate copies of each of (i) all audit reports, letter rulings, technical advice memoranda, and similar documents issued by a Governmental Authority relating to Taxes due from or with respect to any Company and (ii) any closing agreements entered into by, on behalf of, or in respect of any Company with any Tax authority, in each case, existing on the date hereof and through the Initial Closing Date.

(k) Permal has been properly treated as a “partnership” or “disregarded entity” under the Code and the Treasury Regulations for all periods ending on or prior to the date hereof.

Section 3.12. Insurance. The Companies maintain with reputable insurers such worker’s compensation, comprehensive property and casualty, liability, errors and omissions, fidelity and other insurance as is described on Schedule 3.12 and will continue in force to the Initial Closing Date policies of insurance of substantially the same character and coverage. All such policies are in full force and effect, all premiums due and payable have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in the insurer being able to terminate any of the insurance policies described on Schedule 3.12. No Company or Fund has in the past two (2) years been denied insurance coverage.

Section 3.13. Labor and Employment Matters.

(a) Permal has provided to Buyer a written list setting forth the name, title and employer of all present officers and employees of each Company whose rate of annual compensation, including any bonus potential, equals or exceeds three hundred thousand dollars

($300,000). No employee of Parent or its Affiliates (other than the Companies) provides any material services or assistance to any of the Companies.

(b) (i) No Company is delinquent in any material respect in payments to any of its current or former officers, directors, employees, consultants, or agents for any wages, salaries, commissions, bonuses, benefits, expenses or other compensation for any services performed by them or amounts required to be reimbursed to them; and (ii) each Company is currently in material compliance with all Applicable Laws governing the employment of such Companies’ employees, and there is no pending or (to the knowledge of Permal) any threatened charge, claim, or proceeding before any Governmental Authority relating to the Companies’ employees arising under any law or regulation governing discrimination in employment, the payment of wages, labor-management relations, occupational safety and health, or any other aspect of the employment relationship that could reasonably be expected to result in a material liability to a Company.

(c) Since January 1, 2002, no Company has experienced any material labor disputes or work stoppages or shutdowns due to labor disagreements. To the knowledge of Permal, there is no labor strike, dispute, work stoppage or slowdown pending or threatened, except where such event could not reasonably be expected to be material to the Companies. No Company is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by any Company, and to the knowledge of Permal, there are no activities or proceedings of any labor union to organize any such employees.

Section 3.14. Benefit Plans Obligations.

(a) Set forth on Schedule 3.14(a) is a true and complete list of each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), and (ii) all other retirement, supplemental retirement, stock purchase, stock ownership, stock option, deferred compensation, excess benefit, profit sharing, bonus, incentive, severance, termination, change in control, paid time off, welfare or other employee fringe benefit plan, program or arrangement (excluding any Multiemployer Plan), maintained, contributed to, or required to be contributed to by a Company or under which a Company has or could be reasonably expected to have any liability (all within the United States) (the “Benefit Plans”).

(b) As applicable with respect to each Benefit Plan, the Companies have made available to Buyer true and complete copies of (i) each Benefit Plan document, including all amendments thereto, and in the case of an unwritten Benefit Plan, a written description thereof, (ii) all trust documents, investment management contracts, custodial agreements and insurance contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto, (iv) the most recent annual reports (Form 5500 and all schedules thereto) filed with the United States Internal Revenue Service (“IRS”) or the United States Department of Labor (“DOL”), (v) the most recent IRS determination letter and each currently pending application to the IRS for a determination letter, and (vi) the most recent summary annual reports, actuarial reports, financial statements and trustee reports.

(c) Each Benefit Plan sponsored or maintained by a Company (each, a “Company Plan”) has been maintained, operated and administered at all times, and in all material respects in accordance with its terms and the requirements of all Applicable Laws (provided that in any case in which any Company Plan is currently required to comply with a provision of ERISA or of the Code, but is not yet required to be amended to reflect such provision, it has been maintained, operated and administered in accordance with such provision) and (ii) all material contributions and all payments and premiums required to have been made to or under any Company Plan have been timely and properly made (or otherwise properly accrued if not yet due), and nothing has occurred with respect to the operation of the Company Plans that would cause the imposition of any material liability, penalty or tax on a Company or Buyer under ERISA, the Code or Applicable Law. No material action (including without limitation, an audit or investigation by a Governmental Authority, or any suit, proceeding, claim) is pending or, to the knowledge of Permal, threatened with respect to any Company Plan (other than claims for benefits in the normal operation of the Company Plan) and, to the knowledge of Permal, no fact or event exists that could reasonably be expected to give rise to any such action.

(d) The Benefit Plans, which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA, and which are intended to meet the qualification requirements of Section 401(a) of the Code (each a “Pension Plan”) have received determination letters from the IRS to the effect that such plans are qualified and exempt from federal income taxes under sections 401(a), of the Code, as amended, and no fact has arisen or event has occurred since the date of such determination letter or letters that would adversely affect the qualified status of any such Pension Plan.

(e) Each Company and each ERISA Affiliate thereof have materially complied with the notice and continuation coverage requirements of section 4980B of the Code and the regulations thereunder with respect to each Benefit Plan that is a group health plan within the meaning of section 5000(b)(1) of the Code. Each Company Plan is in compliance in all material respects with the applicable provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the regulations issued thereunder.

(f) None of the Benefit Plans, any trusts created thereunder, a Company, any ERISA Affiliate, or any employee of the foregoing, nor, to the knowledge of Permal, any trustee, administrator or other fiduciary thereof, has engaged in a “prohibited transaction” (as such term is defined in section 4975 of the Code or section 406 of ERISA) that could reasonably be expected to subject the Company directly or indirectly to any material tax, penalty (including, without limitation, the taxes or penalties on prohibited transactions imposed by Code section 4975) or any material sanctions imposed under Title I of ERISA as a result of such prohibited transaction.

(g) No Company has incurred any direct or indirect material liability under, arising out of, or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course). Except as set forth on Schedule 3.14(g), no Benefit Plan is now or at any time during the prior six (6) years (i) has been a Multiemployer Plan or (ii) has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA or (iii) is a Multiple Employer Plan. No Company or ERISA Affiliate has withdrawn from any Multiemployer Plan with respect to which, as of the Initial Closing Date, there is any outstanding material liability under Section 4201 of ERISA or otherwise. No event has occurred or circumstances exist in respect of any Multiemployer Plan that could reasonably be expected to result in any material liability to any Company or Buyer, including without limitation any liability or potential liability arising from a transaction described in Section 4204 of ERISA, or any termination, reorganization or insolvency of, or withdrawal from, any Multiemployer Plan.

(h) No Company Plan provides retiree medical or other welfare benefits, beyond termination of service or retirement, other than coverage mandated by Section 4980B of the Code or similar state laws.

(i) Set forth on Schedule 3.14(i) is a true and complete list of each material pension, supplemental retirement, stock purchase, stock ownership, stock option, deferred compensation, excess benefit, profit sharing, bonus, incentive, severance, termination, change in control, paid time off, welfare or other employee fringe benefit plan, program or arrangement maintained by, or contributed to by, a Company for the benefit of any employee of a Company, including any such plan required to be maintained or contributed to by the Applicable Law of the relevant jurisdiction, which would be described in (a) above, but for the fact that such plans are maintained outside the jurisdiction of the United States (but excluding plans maintained by a Governmental Authority) (“Foreign Plans”). A true and complete copy of each Foreign Plan has been made available to Buyer.

(j) Each of the Foreign Plans maintained or sponsored by a Company (“Company Foreign Plan”) is in compliance in all material respects with the provisions of the Applicable Law of each jurisdiction in which such plan is maintained, to the extent such Applicable Law is applicable to such Company Foreign Plans.

(k) Except to the extent accrued on the Financial Statements, all contributions to, and payments from, the Company Foreign Plans (other than payments to be made from a trust, insurance contract or other funding medium) which may have been required to be made in accordance with the terms of any such plan, and, when applicable, the Applicable Law of the jurisdiction in which such plan is maintained, have been timely made and there is no underfunding of any Company Foreign Plan that could result in a material cost or liability to the Company on or after the Closing.

(l) Each of the Company Foreign Plans has been administered at all times, in all material respects, in accordance with its terms. There are no pending investigations by any Governmental Authority involving the Company Foreign Plans, no claims pending or to the knowledge of Permal, threatened (except for claims for benefits payable in the normal operation of the Company Foreign Plans), suits or proceedings against any Company Foreign Plan or asserting any rights or claims to benefits under any Company Foreign Plan which could reasonably be expected to give rise to any material liability, nor, to the knowledge of Permal, are there any facts that could reasonably be expected to give rise to any material liability to the Company in the event of such investigation, claim, suit or proceeding.

Section 3.15. No Broker. Except for those Persons listed on Schedule 3.15, whose fees shall be paid by Permal (which amounts shall be reflected on the Closing Date Balance Sheet and included as a deduction to Tangible Net Worth), no broker, finder or similar intermediary has acted for or on behalf of any of the Companies, or is entitled to any broker’s, finder’s or similar fee or other commission from any of the Companies in connection with this Agreement or the transactions contemplated hereby.

Section 3.16. Absence of Changes. Except with respect to the Reorganization, since the date of the Interim Balance Sheet, the Companies have conducted their respective businesses only in the Ordinary Course of Business consistent with past practices and not suffered any Company Material Adverse Effect and, except as set forth on Schedule 3.16 or as expressly contemplated by this Agreement, none of the Companies has taken any action or suffered to exist any condition which, had it been taken or suffered after the date hereof, would have been prohibited by or in violation of Section 6.1(a) hereof.

Section 3.17. Additional Representations Regarding the Funds.

(a) Each of the Funds is duly organized as a corporation, limited liability company, trust or limited partnership, as the case may be, and is validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Funds has full power and authority to carry on its business as it is now being conducted, to own, lease and operate all of its properties and assets, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary. The organizational documents and operating or partnership agreements (or similar documents) of each Fund and any amendments thereto, complete and correct copies of each of which as is in effect on the date hereof have heretofore been made available to Buyer and have been filed with or notified to all applicable Governmental Authorities to the extent required by Applicable Law.

(b) Except for routine examinations conducted by any Governmental Authority, to Permal’s knowledge, no Governmental Authority has during the past three (3) years initiated or threatened any formal or informal proceeding or investigation into the business or operations of the Funds or any of the officers, directors or employees of the Funds in their capacity as such. To Permal’s knowledge, each Fund has responded to the extent required to any deficiency letter or other written communication received from any Governmental Authority during the past three (3) years and, to Permal’s knowledge, there are no material unresolved issues or comments raised by any Governmental Authority in any deficiency letter, written communication, follow up correspondence from any Governmental Authority, phone calls or meetings with representatives of any Governmental Authority with respect to the Funds.

(c) True, correct and complete copies of the private placement memoranda, confidential offering memoranda, sales literature, presentation materials or similar offering documents (the “Offering Documents”), subscription agreements, administrative and other services agreements, distribution agreements, placement agent agreements, sub-distribution agreements, finder’s fee agreements, transfer agency agreements, solicitation agreements and custody agreements, as applicable, or any similar agreements, in any case pertaining to the Funds have been made available to Buyer. The Offering Documents in the context in which they have been used, including the combinations of Offering Documents used, contained all information required to be contained therein and did not, at any time that such Offering Documents were delivered to Investors or prospective Investors in the Funds, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) All of the Equity Interests of the Funds are validly authorized, issued, outstanding, fully paid and nonassessable, except as disclosed in writing in the Offering Documents.

(e) Except as set forth in Schedule 3.17(e) hereto, each of the Funds is in material compliance with all Applicable Law of all Governmental Authorities having jurisdiction over such Fund and the operations of each of the Funds have been conducted in compliance in all material respects with Applicable Law. Each material Contract, agreement, understanding or arrangement to which any of the Funds is a party is in compliance in all material respects with all Applicable Laws and the Funds are in compliance with their obligations thereunder. Except as set forth in Schedule 3.17(e), during the past three (3) years, neither any Seller nor any Company has received any notification of any asserted present or past failure by any Fund to comply in all material respects with any Applicable Law, nor does Permal have any knowledge of any basis for such a claim.

(f) The minute books of each Fund accurately reflect, in all material respects, all information that is required to be included in such minute books under Applicable Law and such minute books have been created and maintained by or on behalf of such Fund in accordance with Applicable Law. In addition, all other records of each Fund have been created and maintained in material compliance with all Applicable Law.

(g) Except as set forth on Schedule 3.17(g), true, correct and complete copies of the audited financial statements of each of the Funds for each fiscal year completed on or after December 31, 2001 or its inception, whichever is later, through its most recent fiscal year ended on or prior to March 31, 2005, except as set forth on Schedule 3.17(g), which will be provided for the prior fiscal year, have been made available to Buyer. Each of such financial statements is consistent with the books and records of the applicable Fund and presents fairly in accordance with GAAP or generally accepted accounting principles in the jurisdiction of such Fund (except as otherwise noted therein and reconciled to the extent required by the Advisers Act) the consolidated assets, liabilities and financial position of such Fund at the respective date of such financial statements and the results of operations, changes in partners’ equity and cash flows for the respective periods indicated.

(h) None of the Funds is registered or required to be registered as an “investment company” under the Investment Company Act.

(i) Permal has no knowledge, nor to its knowledge is there any reason to know or believe, that any record or beneficial owner of any of the Funds is subject to United States economic or trade sanctions administered by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) including, without limitation, any person appearing on OFAC’s list of Specially Designated Nationals and Blocked Persons.

(j) Each Fund has sold its Fund Interests pursuant to and in accordance with in all material respects the terms of valid exemptions from registration requirements applicable to Fund Interests under Applicable Law. To Permal’s knowledge, the offerings and sales of the Fund Interests complied (and continue to comply) in all material respects with all Applicable Laws and with all applicable Contracts, agreements, understandings and arrangements and have been conducted by Persons acting in compliance in all material respects with all Applicable Laws, except as set forth in Schedule 3.17(j). No stop order or similar action by a Governmental Authority suspending the effectiveness of any registration statement or similar document has been issued and no proceedings for that purpose have been instituted or, to the knowledge of Permal, are contemplated.

(k) To the knowledge of Permal, each Fund has (i) timely filed with the appropriate taxing authority all material Tax Returns required by Applicable Law to be filed by it, taking into account any extensions of the time within which to file such returns, and all such Tax Returns are true, complete and correct in all material respects and (ii) paid or will timely pay all material Taxes shown to be due and payable on such Tax Returns.

Section 3.18. Additional Representations Regarding the Sub-Advised Funds. With respect to each Sub-Advised Fund, (a) none of the Companies or any officer, director or employee of any of the Companies in such Person’s capacity as such has acted as the sponsor, general partner, director, managing member, trustee, or the primary or principal investment manager or investment adviser of any such Sub-Advised Fund, (b) any information relating to any Company or any Sub-Advised Fund that was provided by a Company in writing for inclusion in any Offering Documents for any Sub-Advised Fund did not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which such statements were made, not misleading, (c) to the extent that any Company was involved in the offer or sale of interests in any Sub-Advised Fund, such activity by the Company was in accordance with Applicable Law in all material respects and (d) none of the Companies has knowledge as to the non-compliance of the Sub-Advised Funds with Applicable Law or applicable Contract requirements.

Section 3.19. Transactions with Affiliates. Except as set forth on Schedule 3.19, neither the Seller nor any of such Seller’s Affiliates (other than the Companies) has any interest in any property (real or personal, tangible or intangible) or contract used in or pertaining to the businesses of the Companies, nor is there any outstanding indebtedness of any Affiliate of any Company, other than indebtedness as between the Companies (and indebtedness between the Companies and Parent which will no longer be outstanding at the Initial Closing), any Seller or any outstanding indebtedness of any Company to any Affiliate of any Seller.

Section 3.20. Corporate Name. Except as set forth on Schedule 3.20, (a) each Company has the right to use its corporate or partnership name as the name of a corporation or partnership in any jurisdiction in which such Company does business, (b) no Company has received any written notice of conflict with respect to the rights of others regarding such name and (c) no Person (other than such Company) has been authorized by any Seller or such Company to use its corporate or partnership name (or any variation thereof) for any purpose whatsoever except in connection with the business of such Company.

Section 3.21. Environmental Matters. Except as disclosed in Schedule 3.21 and except as would not result in a Company Material Adverse Effect, the Companies have been and are in compliance in all respects with all applicable Environmental Laws and are in compliance with all permits, certifications, licenses, approvals, registrations and authorizations required by the Environmental Laws (“Environmental Permits”).

Section 3.22. Permits. Except as set forth on Schedule 3.22, the Companies have all material certificates, permits, franchises, licenses and authorizations (“Permits”) required by any Governmental Authority having jurisdiction over any Company, its properties or business. All such Permits are, in all material respects, in full force and effect and good standing. No Company is in default (or non-compliance) in any material respect under any Permit. No material modification, suspension or cancellation of a Permit, or any proceeding relating thereto, is pending or, to the knowledge of Permal, threatened with respect to a Permit. No other proceeding that would materially adversely affect Permal is pending or, to the knowledge of Permal, threatened with respect to any such Permit. No notice has been received by any Company with respect to any failure by any Company to have any Permit. Schedule 3.22 sets forth a list of all Permits and all such Permits have been made available to Buyer.

Section 3.23. Reorganization.

(a) The Reorganization when completed will not:

(i) violate any provision of organizational documents of any of the Companies;

(ii) conflict with, breach, constitute a default or an event of default or require any consent under any of the terms of, result in the termination, amendment, suspension or revocation of, accelerate the maturity of or create any Encumbrance on, any asset or property of the Companies under any Material Contract to which any Company is a party or by which any of a Company’s assets may be bound or affected, the conflict with which has not been waived;

(iii) violate any Applicable Law to which any Company is subject or, except as set forth on Schedule 3.23(a), otherwise require any consent, approval, authorization, registration or filing by, or with, a Governmental Authority other than corporate, tax and other filings that do not entail discretion on the part of the relevant Governmental Authority and that are customarily required in connection with share or asset transfers of the type contemplated by the Reorganization; or

(iv) have an adverse effect on the liabilities, operations, business or results of operations of the Companies (other than fees and expenses incurred in connection with the Reorganization) as of the Initial Closing.

Section 3.24. Absence of Questionable Payments. No Company, nor, to the knowledge of Permal, any directors, officers, agents, employees or other persons acting on behalf of any Company, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds. No Company, nor, to the knowledge of Permal, any directors, officers, agents, employees or other persons acting on behalf of any Company, has accepted or received any unlawful contributions, payments, gifts, or expenditures.

Section 3.25. Bank Accounts; Directors and Officers. Schedule 3.25 sets forth (a) the name of each bank in which any Company has an account or safe deposit box or standby letter of credit, the identifying numbers or symbols thereof and the names of all persons authorized to draw thereon or to have access thereto and (b) the names and titles of all directors and officers of each Company.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers, severally and not jointly, and, in the case of the representations and warranties with respect to Sequana contained in Section 4.1(a), (b) and (d), Sequana, represents as to such Seller or Sequana, as the case may be, to Buyer as follows:

Section 4.1. Authority; No Violation; Consents.

(a) Any such Seller that is not a natural person and Sequana has full power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Any such Seller that is a natural person has the legal capacity to enter into this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite action on the part of such Seller and Sequana and no other proceedings on the part of such Seller or Sequana are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Seller and Sequana. For such Seller that is not a natural person and Sequana, the Persons who executed this Agreement on behalf of such Seller and Sequana, respectively, have been duly authorized to do so. Assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of such Seller and Sequana, enforceable against them in accordance with its terms.

(b) Except as set forth on Schedule 4.1(b) and except for the Seller Governmental Consents, neither the execution, delivery and performance of this Agreement by such Seller or Sequana, nor the consummation by it of the transactions contemplated hereby, will (i) require consent under, violate, conflict with, or result in a material breach of any provisions of, or constitute a material default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration (which has not been expressly waived) under, or the creation of any material Encumbrance upon any of the assets of such Seller or Sequana under any of the terms, conditions or provisions of (A) any of the charter, by-laws or other applicable organizational documents of such Seller or Sequana or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which such Seller or Sequana is a party or by or to which it or any of its properties may be bound or subject or (ii) violate any Applicable Law.

(c) Except for the Seller Governmental Consents, no notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Authority that has not been obtained or made is necessary for the consummation by such Seller of any of the transactions contemplated by this Agreement.

(d) Sequana hereby represents and warrants to Buyer that it has issued the guaranty described in this Section 6.19 (the “Guaranty”) in compliance with French corporate requirements and in accordance with applicable law and any of Sequana’s applicable organizational documents. In particular, Sequana represents and warrants to Buyer that Sequana’s Board of Directors has authorized the Guaranty pursuant to the provisions of Article L. 225-35 paragraph 4 of the French Commercial Code.

Section 4.2. Title. After giving effect to the Reorganization, such Seller will own, directly or indirectly, the Equity Interests of Permal set forth beside such Seller’s name on Schedule 1.1(a)(i). Upon the transfer of the Equity Interests in Permal from such Seller to Buyer immediately after the Initial Closing, Year 2 Closing, Year 4 Closing and Post-Year 4 Closing, Buyer will have good and valid title to such Equity Interests of Permal free and clear of any Encumbrances.

Section 4.3. No Brokers. Except for those Persons listed on Schedule 4.3, whose fees shall be paid by Parent, no broker, finder or similar intermediary has acted for or on behalf of such Seller, or is entitled to any broker’s, finder’s or similar fee or other commission from such Seller in connection with this Agreement or the transactions contemplated hereby.

Section 4.4. Acquisition of Buyer Common Stock.

(a) The Buyer Common Stock is being acquired by such Seller solely for such Seller’s own account, for investment and not with a view to any distribution thereof that would violate Securities Laws; and such Seller will not distribute Buyer Common Stock in violation of Securities Laws.

(b) Such Seller is an “accredited investor” (as that term is defined in Rule 501(a) of Regulation D). Such Seller is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in equity securities presenting an investment decision like that involved with respect to the Buyer Common Stock. Each Seller is able to bear the economic risk of an investment in the Buyer Common Stock.

(c) Such Seller understands that the Buyer Common Stock is being offered and sold in reliance on specific exemptions from the registration requirements of United States federal and other Securities Laws and that Buyer is relying in part upon the truth and accuracy of, and such Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Seller set forth herein in order to determine the availability of such exemptions and the eligibility of such Seller to acquire the Buyer Common Stock.

(d) Such Seller understands that except as provided in the Registration Rights Agreement: (i) the Buyer Common Stock has not been and is not being registered under the Securities Act or any other Securities Laws, and may not, directly or indirectly, be offered for sale, sold, assigned, transferred or otherwise disposed unless (A) subsequently registered thereunder, (B) such Seller shall have delivered to Buyer an opinion of counsel reasonably acceptable to Buyer, in a form and substance reasonably acceptable to Buyer, to the effect that such Buyer Common Stock to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration under the Securities Laws, or (C) pursuant to Rule 144 or Rule 144A promulgated under the Securities Act (collectively, “Rule 144”), (ii) any sale of the Buyer Common Stock made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Buyer Common Stock under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act, and (iii) neither Buyer nor any other person is under any obligation to register the Buyer Common Stock under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(e) Such Seller understands that, until such time as the resale of the Buyer Common Stock has been registered under the Securities Act as contemplated by the Registration Rights Agreement, the stock certificates representing the Buyer Common Stock, except as set forth below, a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

The legend set forth above shall be removed and Buyer shall issue a certificate without such legend to the holder of the Buyer Common Stock upon which it is stamped, if, unless otherwise required by Securities Laws, (i) upon transfer such Buyer Common Stock is registered for resale under the Securities Act, (ii) in connection with a sale, assignment or other transfer, such holder provides Buyer with an opinion of counsel reasonably acceptable to Buyer, in a form reasonably acceptable to Buyer, to the effect that such legend is not required under the applicable requirements of the Securities Act or (iii) such holder provides Buyer with reasonable assurance that such Buyer Common Stock can be sold, assigned or transferred pursuant to Rule 144(k).

(f) Such Seller has, in connection with its decision to receive Buyer Common Stock and enter into this Agreement and the other transactions contemplated hereby, relied solely upon the representations and warranties of Buyer contained in this Agreement. Such Seller hereby acknowledges and agrees that other than the representations and warranties contained in Article V, neither Buyer nor any of its officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to Buyer or the Buyer Common Stock.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers as follows:

Section 5.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Buyer has full corporate power and authority to carry on its business as it is now being or is currently proposed to be conducted, to own, lease and operate all of its properties and assets, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary.

Section 5.2. Authority; No Violation; Consents.

(a) Buyer has full corporate power, right and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by all requisite corporate action on the part of Buyer and no other proceedings on the part of Buyer are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and the Person who executed this Agreement on behalf of Buyer has been duly authorized to do so. Assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

(b) Neither the execution, delivery and performance of this Agreement by Buyer nor the consummation by it of the transactions contemplated hereby, will (i) require consent under, violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration (which has not been expressly waived), or the creation of any Encumbrance upon any of its assets or Equity Interests of Buyer as of the date hereof or as of the Initial Closing, as applicable, under any of the terms, conditions or provision of (A) any of the charter, by-laws or other applicable organizational documents of Buyer or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer is a party or by or to which it or any of its properties may be bound or subject or (ii) violate any Applicable Law.

(c) Except as set forth on Schedule 5.2(c) (and assuming that all necessary information has been accurately provided by Permal and the Sellers with respect to such determination) (the “Buyer Governmental Consents”), no material notice to, filing with, authorization of, exemption by, or consent or approval of, any Governmental Authority which has not been obtained or made is necessary for the consummation by Buyer of any of the transactions contemplated by this Agreement.

Section 5.3. No Actions, Suits or Proceedings. Except as set forth in the Buyer SEC Documents, and except as set forth in Schedule 5.3, Buyer is not a party to any Action which would reasonably be expected to have a Buyer Material Adverse Effect. There are no Actions pending or, to the knowledge of Buyer, threatened against Buyer or any of its subsidiaries, properties, assets, directors, officers, employees or Affiliates that challenges the validity or legality of this Agreement or of the transactions contemplated hereby or which seeks to prevent the consummation of such transactions.

Section 5.4. Availability of Funds. Buyer has or at the Initial Closing, Year 2 Closing, Year 4 Closing, Year 4 Earnout Payment Date or date of any Future Payment will have sufficient funds immediately available and sufficient authorized Buyer Common Stock available to make all payments of Aggregate Consideration on the date each such payment is due hereunder.

Section 5.5. Broker. Except as set forth on Schedule 5.5, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker’s, finder’s or similar fee or other commission from, Buyer or its Affiliates in connection with this Agreement or the transactions contemplated hereby.

Section 5.6. Buyer Common Stock. All of the Buyer Common Stock to be issued hereunder, when issued and delivered in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. The issuance of the Buyer Common Stock has been duly authorized and approved by Buyer’s board of directors, and does not require any further authorization or consent of Buyer or its stockholders. Except as set forth on Schedule 5.6, the issuance of the Buyer Common Stock will not require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person.

Section 5.7. SEC Documents.

(a) Buyer has filed all reports, proxy statements, forms and other documents, required to be filed with the SEC pursuant to the Exchange Act since January 1, 2003 (the “Buyer SEC Documents”). As of their respective dates, and giving effect to any amendments thereto, (i) the Buyer SEC Documents complied in all material respects with the requirements of the Exchange Act and (ii) none of the Buyer SEC Documents contained any untrue statement of material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Buyer SEC Documents was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Buyer and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year end adjustments which, individually or in the aggregate, have not had, and could not reasonably be expected to have, a Buyer Material Adverse Effect).

(c) Except (i) as set forth on Schedule 5.7(c) hereto and (ii) as (and to the extent) set forth on the consolidated balance sheet of Buyer as of March 31, 2005, including the notes thereto, or (iii) as would not have a Buyer Material Adverse Effect, neither Buyer nor any of its Subsidiaries had any material liability or obligation (whether known or unknown, absolute or contingent, liquidated or unliquidated) that would be required to be reflected on a balance sheet prepared in accordance with GAAP, not (A) reflected in such consolidated balance sheet or (B) incurred in the Ordinary Course of Business. Since the date above, neither Buyer nor any of its Subsidiaries has become subject to any such material liability or obligation that would be required to be reflected on a balance sheet in accordance with GAAP, other than (x) liabilities and obligations incurred in the Ordinary Course of Business of a type reflected on such consolidated balance sheet, (y) executory obligations under contracts which are not required to be accrued on such consolidated balance sheet under GAAP and which have been incurred in the Ordinary Course of Business and (z) liabilities and obligations set forth on Schedule 5.7(c) hereto.

Section 5.8. Absence of Certain Changes or Events. Since March 31, 2005 and except as expressly contemplated by this Agreement (a) except as would not have a Buyer Material Adverse Effect, Buyer has conducted its businesses only in the Ordinary Course of Business and (b) there has not been any Buyer Material Adverse Effect.

Section 5.9. Compliance With Applicable Law.

(a) Except as set forth in Schedule 5.9(a)(i) hereto and the Buyer SEC Documents, the operations of Buyer have been conducted in compliance in all material respects with Applicable Law, regulations and other requirements of all Governmental Authorities having or claiming jurisdiction over Buyer or any of its respective businesses or operations. Except as set forth in Schedule 5.9(a)(ii) and the Buyer SEC Documents, since January 1, 2003, Buyer has not received any notification of any asserted present or past failure by Buyer to comply with any Applicable Law in any material respect.

(b) Except (i) for normal examinations conducted by any Governmental Authority in the Ordinary Course of Business of Buyer, (ii) as disclosed in the Buyer SEC Documents or (iii) as would not have a Buyer Material Adverse Effect, no Governmental Authority has at any time during the past three (3) years initiated or, to Buyer’s knowledge, threatened any formal or informal proceeding or investigation into the business or operations of Buyer or its subsidiaries or any of its or their officers, directors, employees, shareholders or partners in their capacity as such.

(c) Except as set forth in the Buyer SEC Documents, since December 31, 2003 (or such later date, if Buyer only became subject to the applicable provisions, rules and regulations subsequent to December 31, 2003), the principal executive officer and the principal financial officer of Buyer have complied in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”) and under the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of The New York Stock Exchange.

Section 5.10. Investment Purpose. Buyer is acquiring the Equity Interests of Permal solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

Section 5.11. Representations and Warranties. Buyer has, in connection with its decision to acquire the Equity Interests and enter into this Agreement and the other transactions contemplated hereby, relied solely upon the representations of Permal and the Sellers contained in this Agreement. Buyer hereby acknowledges and agrees that other than the representations and warranties contained in Articles III and IV, none of the Sellers, the Companies, or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Companies or the Equity Interests of Permal.

ARTICLE VI.

COVENANTS

Section 6.1. Conduct of Business.

(a) During the period from the date of this Agreement and continuing through the Initial Closing Date, except (i) pursuant to the Reorganization, (ii) as expressly permitted by this Agreement, (iii) as described in Schedule 6.1(a) or (iv) with the prior written consent of Buyer which consent shall not be unreasonably withheld or delayed, Permal will, and will cause each of the Companies to and with respect to clauses (i), (ii) and (v), to the extent within the Companies’ day to day control, shall cause each of the Funds to:

(i) carry on its respective business in the Ordinary Course of Business;

(ii) use commercially reasonable efforts to preserve its respective present business organization, properties and relationships;

(iii) use commercially reasonable efforts to keep available the present services of its key employees;

(iv) not enter into any business venture, contract, agreement, understanding or any other arrangement, whether written or oral, in any amount requiring payment from a Company in excess of two hundred fifty thousand dollars ($250,000) individually which is not terminable within 90 days without penalty or enter into any contract, agreement, understanding or other arrangement, whether written or oral, for services or the purchase, sale or lease of any assets with any of the Sellers or Immediate Family thereof;

(v) not amend, supplement or restate its organizational documents or enter into any agreements which in effect amend, supplement, or restate such organizational documents (except, in the case of a Fund, as would not have a material adverse impact on any of the Companies);

(vi) not grant, issue or sell any Equity Interest of which any Company is the issuer, or create, allot, issue, acquire, reduce, repay or redeem any Equity Interests of a Company or loan capital;

(vii) not effect any reclassification, adjustment, combination, dividend, split, repurchase, redemption or acquisition of Equity Interests or any similar change in capitalization of any Company;

(viii) not admit any new partner to any Company;

(ix) not declare or pay any dividend or make any other distribution from or by any Company to the Sellers, whether or not upon or in respect of any Equity Interests of any Company or Fund, other than payments (A) which will not reduce the Closing Date Tangible Net Worth of Permal below one hundred million dollars ($100,000,000) immediately prior to the Initial Closing or (B) in respect of the employment of any Seller or other employee of Permal or any of its Subsidiaries in the Ordinary Course of Business;

(x) not acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets that are material, individually or in the aggregate, to the Companies, taken as a whole;

(xi) not sell, lease, mortgage, pledge or create or permit to be created any Encumbrance (other than Permitted Encumbrances) on, or otherwise dispose of, any of the material assets of the Companies, taken as a whole, other than in the Ordinary Course of Business;

(xii) not amend, modify or supplement in a manner materially adverse to any Company any Material Contract;

(xiii) not incur any obligation of any Company to make payments that become due as a result of the purchase and sale of Equity Interests of Permal contemplated by Section 2.1 of this Agreement or incur any indebtedness for borrowed money other than pursuant to credit facility listed at Item H on Schedule 3.8(g);

(xiv) not enter into any employment arrangements, enter into new severance agreements outside the Ordinary Course of Business or where a condition of such payment is the Closing hereunder or subsequent termination of any such employee, retention, bonus or similar agreements or amend any plans or increase the rates of compensation payable or to become payable to any officer, employee, agent or consultant of any Company, except as previously communicated to employees as required by Applicable Law or consistent with past practices;

(xv) not change any material accounting or Tax principle or practice of any Company in a manner that is adverse to the Companies, including, without limitation, any change in the nature or method of calculation of any reserve of any kind, except as may be required by applicable GAAP, by Applicable Law or as a result of a change to the applicable GAAP;

(xvi) not enter into any guarantee, indemnity or other agreement to secure any obligation of a third party other than in the Ordinary Course of Business;

(xvii) not make any new commitment or increase any previous commitment for capital expenditures in an amount exceeding two hundred thousand dollars ($200,000) per any such capital expenditure, and one million dollars ($1,000,000) in the aggregate (provided that any commitment identified on Schedule 6.1(a)(xvii) hereto shall not require the consent or approval of Buyer);

(xviii) not sell, assign or convey any Intellectual Property owned by the Companies;

(xix) not make, change or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (each, a “Tax Action”) (except for any Tax Action set forth on Schedule 6.1(a)(xix)), agree to any adjustment of any Tax attribute, surrender any right or claim to a refund of Taxes, consent to any extension or waiver of the statute of limitations period applicable to any Taxes, Tax Return or claim for Taxes, amend any Tax Return or enter into any closing agreement with respect to Taxes;

(xx) except as set forth on Schedule 6.1(a)(xx), not establish any investment advisers in jurisdictions in which the Companies do not have investment advisers as of the date hereof; and

(xxi) not enter into any agreement or understanding that would be inconsistent with any of the foregoing matters.

(b) Permal shall prepare and deliver or cause to be prepared and delivered to Buyer within fifteen (15) Business Days after the end of each month after the date hereof and prior to the Initial Closing Date unaudited balance sheets of the Companies and the related unaudited statements of income of the Companies and reports setting forth, on an Client by Client basis, subscriptions, additions or contributions, withdrawals, redemptions or reinvestments, new accounts and terminated accounts during such month, as well as the U.S. dollar amount of assets under management of the Funds as of the last day of such month.

Section 6.2. Post-Initial Closing Management of Permal.

(a) Between the Initial Closing Date and the Year 4 Earnout Payment Date, Buyer shall (i) on a commercially reasonable basis consistent with the practices of Buyer and its

Affiliates (other than the Companies), oversee the operation of the business of the Companies in good faith with the objective of (A) building and maintaining a successful fund of funds investment management business and (B) supporting the Companies’ efforts to achieve the Post-Initial Closing Payments provided for in Article II hereof consistent with the Companies’ efforts to pursue and continue to develop a fund of funds investment management business, (ii) not compromise the structural integrity of the Companies in a manner that could reasonably be expected to interfere with the achievement of the Post-Initial Closing Payments provided for in Article II hereof, (iii) in the event that a revenue-producing product or service (including any Company or Fund) nonetheless is to be removed from the consolidated revenues of the Companies, ensure that the Companies are given revenue credit (based upon the revenues produced by such product or service for the trailing three (3) months prior to its removal on an annualized basis) for future periods for purposes of the calculation of the Post-Initial Closing Payments hereunder, (iv) not take (with respect to Permal), or cause Permal and its Subsidiaries to take, any action the primary purpose of which would be to reduce the Post-Initial Closing Payments.

(b) In the event that Buyer directly or indirectly (i) sells, transfers or otherwise disposes of more than fifty percent (50%) of the Equity Interests of any Company (other than to an Affiliate of Buyer), (ii) permits any merger, consolidation or other business combination involving any Company (other than a merger, consolidation or other business combination in which the surviving or resulting entity is an Affiliate of Buyer), or (iii) sells (other than to an Affiliate of Buyer) any assets of Permal or its Subsidiaries, which, during the twelve (12)-month period preceding such sale, generated revenues which accounted for more than fifty percent (50%) of the revenues included in EBIT for such twelve (12)-month period, in any case prior to the payment by Buyer of the Year 4 Earnout Payment (a “Permal Change of Control”), the acquiring Person in connection with such Permal Change of Control shall assume all of the obligations of Buyer relating to the Post-Initial Closing Payments due pursuant to the terms of this Agreement. Such acquirer shall execute an assumption agreement in a form reasonably satisfactory to Parent (to the extent Parent holds any Preferred Shares) and Management Representative, which agreement shall provide that such acquirer agrees to assume the obligations of Buyer relating to the Post-Initial Closing Payments. Following a Permal Change of Control, all Post-Initial Closing Payments shall be paid in cash. Notwithstanding anything herein to the contrary, no Permal Change of Control shall relieve Buyer of any its obligations hereunder, including, without limitation, those relating to the Post-Initial Closing Payments.

(c) Prior to the later of (i) the Year 4 Earnout Payment Date and (ii) the final resolution of any disputes with respect to any payment to Parent or Sequana Sub, Buyer will provide or cause Permal to provide to Parent and the Management Representative the quarterly financial reports of the Companies and allow access to reasonably requested financial records relevant to the determination of such payments.

(d) Prior to the later of (i) the Year 4 Earnout Payment Date and (ii) the final resolution of any disputes with respect to such payment, Buyer shall cause Permal to provide Parent with notice of each meeting of the Board of Directors of Permal and shall permit one designated representative of Parent to attend and participate in all discussions of each such meeting in a nonvoting capacity, and, in this respect shall give Parent copies of all notices, minutes, consents and other material that it provides to directors. In the event that Permal forms an Audit Committee, Buyer shall cause Permal to provide Parent with notice of each meeting of the Audit Committee of Permal and shall permit one designated representative of Parent to attend and participate in all discussions of each such meeting in a nonvoting capacity, and, in this respect shall give Parent copies of all notices, minutes, consents and other material that it provides to members of the Audit Committee.

Section 6.3. Client Notices and Consents.

(a) Prior to entering into any investment management, advisory or sub-advisory Contract with any new Clients after the date hereof but prior to the Initial Closing Date, the Sellers shall, or shall instruct the Companies to, inform each potential new Client of the transactions contemplated hereunder in a manner acceptable to Buyer and shall use their reasonable best efforts to include in the relevant investment management, advisory or sub-advisory Contract with each new Client a provision disclosing the transactions contemplated hereunder and the consent of the new Client.

(b) With respect to each Fund advised by a Company which is an SEC Registered Adviser, such SEC Registered Adviser shall seek the consent of such Fund to the assignment of the relevant investment management or investment advisory Contract pursuant to the terms of this Section 6.3(b).

(i) To the extent that the relevant investment management or investment advisory Contract, the organizational or governance documents or the Offering Documents of such Fund provide a procedure for seeking and obtaining consent to the assignment of such Contract, such procedure will be followed by the SEC Registered Adviser.

(ii) If the relevant investment management or investment advisory Contract, the organizational or governance documents or the Offering Documents of such Fund do not provide for any such consent procedure, and to the extent the Fund’s board of directors, board of trustees, advisory board, general partner or similar body having governance responsibility and authority for a Fund (“Fund Management”) is permitted to provide such consent to the assignment of the relevant Contract (pursuant to Applicable Law or the organizational or governance documents or Offering Documents of the Fund), the SEC Registered Adviser shall obtain the written consent of Fund Management of such Fund (each, a “RIA Fund Consent”). In addition to obtaining the RIA Fund Consent, the SEC Registered Adviser also shall (A) send or cause to be sent to each of the Fund’s record owners and (B) request that any record owner (which is not also the beneficial owner of such Fund) send or cause to be sent to the beneficial owners of such Fund at least ninety (90) days prior to the Initial Closing Date, a notice disclosing to such Investors in the Fund (1) the intention to complete the transactions contemplated hereunder, which will result in a assignment of such Contract under Applicable Law, (2) the SEC Registered Adviser’s intention to continue to provide the Investment Advisory Services pursuant to the terms of the existing Contract from and after the Initial Closing Date, (3) the consent to the assignment of such Contract provided by Fund Management and (4) such other disclosures as Buyer and Sellers agree. For Funds that permit redemptions, such notice will be sent or caused to be sent by the SEC Registered Adviser within the time period provided above, or sooner if necessary to provide Investors of such Fund with the reasonable opportunity to request a redemption as of a date on or before the Initial Closing Date.

(iii) If consent cannot be provided pursuant to Section 6.3(b)(i) or (ii) above, then as soon as reasonably practicable following the date hereof, but in no event less than ninety (90) days prior to the Initial Closing Date, the SEC Registered Adviser shall (A) send to each of the Fund’s record owners, and (B) request that any record owner (which is not also the beneficial owner) send or cause to be sent to the beneficial owners of such Fund, a notice (“Consent Notice”) disclosing to such Investors in the Fund (1) of the intention to complete the transactions contemplated hereunder, which will result in a assignment of such Contract under Applicable Law, (2) the relevant SEC Registered Adviser’s intention to continue to provide the Investment Advisory Services pursuant to the terms of the existing Contract from and after the Initial Closing Date and (3) that the consent of such Investor to the assignment will be deemed to have been granted; provided that (x) each record owner is sent a second Consent Notice, which second Consent Notice shall be sent to each record owner within thirty (30) days following the mailing of the initial Consent Notice and shall request that such second Consent Notice be sent (or caused to be sent) to each record owner (which is not also the beneficial owner) which second Consent Notice shall contain the same information noted above with respect to the initial Consent Notice and (y) for Funds that permit redemptions, both the initial Consent Notice and the second Consent Notice notifies each record owner or beneficial owner that if the registered owner or beneficial owner continues to accept Investment Advisory Services directly or indirectly from the SEC Registered Adviser by remaining an Investor for a period of at least sixty (60) days after the date specified in the initial Consent Notice without termination or redemption by such Investor of all of its Fund Interests, such Investor will be deemed to have consented to the assignment of the applicable Contract.

(c) With respect to each Fund advised by a Company that is not an SEC Registered Adviser (a “Non-SEC Registered Adviser”), such Non-SEC Registered Adviser shall seek the consent of such Fund to the continued provision of Investment Advisory Services by such Non-SEC Registered Adviser following the consummation of the transactions contemplated hereunder pursuant to the terms of this Section 6.3(c).

(i) To the extent that the relevant investment management or investment advisory Contract, the organizational or governance documents or the Offering Documents of such Fund provide a procedure for seeking and obtaining this type of consent, such procedure will be followed by the Non-SEC Registered Adviser.

(ii) If the relevant Contract, the organizational or governance documents or the Offering Documents of such Fund do not provide for any such consent procedure and to the extent Fund Management is permitted to provide such consent (pursuant to Applicable Law or the organizational or governance documents or Offering Documents of the Fund), the Non-SEC Registered Adviser shall obtain the written consent of Fund Management.

(iii) The Non-SEC Registered Adviser also shall (A) send (or cause to be sent) to each of the Fund’s record owners and (B) request that any record owner (which is not also the beneficial owner) send (or cause to be sent) to the beneficial owners of such Fund, a notice (“Notice”) disclosing to such Investors in the Fund (1) the intention to complete the transactions contemplated hereunder, (2) the Non-SEC Registered Adviser’s intention to continue to provide the Investment Advisory Services pursuant to the terms of the existing investment management, investment advisory or sub-advisory Contract with respect to such Fund from and after the Initial Closing Date, (3) the type of the consent, if any, to the continued provision of Investment Advisory Services by the Non-SEC Registered Adviser that has been provided by Fund Management or pursuant to the procedures in the relevant Contract with respect to such Fund, organizational or governance documents or Offering Documents and (4) such other disclosure as Buyer and Sellers agree. For Funds that permit redemptions, such Notice shall be sent (or caused to be sent) by the Non-SEC Registered Adviser within a time period that provides the Investors of such Fund with reasonable opportunity to request a redemption as of a date on or before the Initial Closing Date.

(d) With respect to each Sub-Advised Fund with an SEC Registered Adviser, such SEC Registered Adviser shall seek the consent to the assignment of the relevant investment management, investment advisory or sub-advisory Contract pursuant to the terms of this Section 6.3(d).

(i) To the extent that the relevant Contract provides a procedure for seeking and obtaining consent, such procedure will be followed by the SEC Registered Adviser.

(ii) If the relevant Contract does not provide for a procedure for consents and notices, as soon as reasonably practicable following the date hereof, but in no event less than ninety (90) days prior to the Initial Closing Date, the relevant SEC Registered Adviser shall send (or cause to be sent) a notice in form and substance acceptable to Buyer (each, a “Sub-Advised Fund Notice”) informing each other party to the investment advisory Contract with the SEC Registered Adviser of the transactions contemplated hereunder and notifying each such party (A) of the intention to complete such transactions, which will result in an assignment of such Contract under Applicable Law, (B) of the relevant SEC Registered Adviser’s intention to continue to provide the Investment Advisory Services pursuant to the terms of the existing Contract with such other party from and after the Initial Closing Date and (C) that the consent of such other party will be deemed to have been provided if such party continues to accept Investment Advisory Services from the SEC Registered Adviser for a period of at least sixty (60) days after a date specified in the initial Sub-Advised Fund Notice sent to such party (without termination by such party of the Contract); provided that each other party to the Contract receives a second Sub-Advised Fund Notice, which is sent to each such party thirty (30) days following the mailing of the initial Sub-Advised Fund Notice and which contains the same information noted above with respect to the initial Sub-Advised Fund Notice.

(e) With respect to each of the Sub-Advised Funds with a Non-SEC Registered Adviser, unless the relevant investment management, investment advisory or sub-advisory Contract provides for a different procedure for consents and notices (in which case such procedure will be followed), as soon as reasonably practicable following the date hereof, the Non-SEC Registered Adviser shall send (or cause to be sent) a notice in form and substance acceptable to Buyer informing each other party to the relevant Contract of the transactions contemplated hereunder and informing each such party of (i) the intention to complete such transactions and (ii) the relevant Non-SEC Registered Adviser’s intention to continue to provide the Investment Advisory Services pursuant to the terms of the existing Contract with such party from and after the Initial Closing Date.

(f) Buyer agrees that consent with respect to any Client or Investor covered by Sections 6.3(b) through (e) shall be deemed obtained and satisfied with respect to such Client or Investor by the satisfaction of the provisions of such Sections that are applicable to such Client or Investor (“Fund Consent”), provided that the satisfaction of such provisions is permitted, and the consents so obtained are effective, under Applicable Law. Buyer shall be provided a reasonable opportunity to review and comment on all materials to be used by the Sellers in seeking to obtain necessary Fund Consents prior to distribution of such materials. Buyer agrees to use reasonable best efforts to cooperate with Sellers in connection with Buyer’s preparation and/or review of materials to be used in seeking to obtain necessary Fund Consents and will not unreasonably delay or hinder the Fund Consent process. Notwithstanding any provision to the contrary, nothing in this Section 6.3 shall require a Company to obtain (i) consent from any Client or Investor if other consent of the relevant Client or Investor has been obtained in accordance with this Section 6.3 or (ii) more than a single consent from each Client or Investor (except that, to the extent that an Investor holds interests in multiple Funds, such an Investor may be requested to provide a consent with respect to each such Fund), as applicable.

Section 6.4. Confidentiality and Announcements.

(a) Buyer and Sequana shall agree with each other on behalf of the parties hereto as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby; provided, however, that nothing contained herein shall prohibit (i) any party from making any disclosure required by Applicable Law or applicable rules of any national securities exchange, (ii) the Companies and the Sellers from making any disclosure regarding the existence of this Agreement to Clients of the Companies and shareholders, interest holders, limited partners or other investors in the Funds and (iii) any disclosure by each of Buyer or Sequana by its respective officers in periodic public analysts’ conferences, periodic regulatory filings and other investor relations materials regarding this Agreement and the transactions contemplated hereby. Notwithstanding anything herein to the contrary, neither Buyer nor the Sellers shall make any written or verbal statements regarding the potential operation of Permal after the Initial Closing other than as explicitly set forth in this Agreement, including the Exhibits hereto.

(b) Except, in the case of the Management Shareholders, to the extent otherwise provided in the Employment Agreements, for a period of twenty-four (24) months after the Initial Closing, each Seller shall, and shall cause each of its Affiliates and Representatives to, keep confidential and not disclose to any other person or use for such Person’s own benefit or the benefit of any other person any Confidential Information. The obligations of the Sellers under this Section 6.4(b) shall not apply to information which (i) is or becomes generally available to the public without breach of the commitment provided in this Section 6.4 by such Seller, (ii) was available to such Seller (other than from the Companies or their predecessors) on a nonconfidential basis prior to its disclosure by Buyer or any of its Representatives, (iii) becomes available to a Seller following the Initial Closing on a nonconfidential basis from a person (other than the Seller or its Representatives) who is not known to be prohibited from disclosing such information to such Seller by a legal, contractual or fiduciary obligation to Buyer or any of its Representatives, or (iv) is required to be disclosed by Applicable Law or Governmental Authority; provided, however, in any such case, that any Seller subject to such requirement shall notify Buyer as early as practicable prior to disclosure to allow Buyer to take appropriate measures to preserve the confidentiality of such information. For purposes of this Agreement, “Confidential Information” means all proprietary trade secrets, information, data, know-how, systems and procedures of a technical, sensitive or confidential nature in any form relating to the Companies or Clients of the Companies, including, without limitation, all business and marketing plans, marketing and financial information, pricing, profit margin, cost and sales information, operations information, forms, contracts, bids, agreements, legal matters, unpublished written materials, names and addresses of Clients and prospective Clients, information about employees, suppliers and other companies with which the Companies had a commercial relationship, plans, methods, concepts, technical information, computer programs or software in various stages of development, passwords, source code listings and object codes.

Section 6.5. Expenses. Buyer on one hand, and the Sellers (in proportion to each Seller’s Pro Rata Share), on the other hand, shall each pay half of the filing fees in connection with the required HSR filings and any other filings with Governmental Authorities required for the consummation of the transactions hereunder. Except as provided elsewhere herein, the Sellers (in proportion to each Seller’s Pro Rata Share) shall bear the direct and indirect expenses of the Sellers, the Companies shall bear the direct and indirect expenses of the Companies (which, if not paid, shall be reflected on the Closing Date Balance Sheet and included as a deduction to Tangible Net Worth), and Buyer shall bear the direct and indirect expenses of Buyer and its Affiliates, incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

Section 6.6. Access; Certain Communications. Between the date of this Agreement and the Initial Closing Date, subject to Applicable Law and contractual restrictions relating to the exchange of information, the Sellers shall afford to Buyer and its authorized agents and representatives reasonable access, upon reasonable prior notice, to the personnel, properties, records, contracts, documents and information of or relating to the assets, liabilities, business, operations, personnel and such other aspects of the business of the Companies as Buyer shall reasonably request; provided, however, that such investigations shall be conducted during normal business hours in a manner which does not unreasonably interfere with the normal operations, Clients and employee relations of any of the Companies. Prior to the Initial Closing, the Sellers shall cause the officers and employees of the Companies to furnish to Buyer and its officers, employees, representatives, counsel and accountants (the “Representatives”) such financial and operating data and other information with respect to the business, properties and assets of the Companies as Buyer or any such Person shall from time to time reasonably request, and shall cause each Company and its respective Representatives to reasonably cooperate with, and each Company shall request its independent public accountants and independent legal counsel to reasonably cooperate with, Buyer and its Representatives so as to enable Buyer to become properly informed with respect to the business, assets, financial condition, results of operations and prospects of the Companies. No investigation pursuant to this Section 6.6 or otherwise shall affect or limit the representations and warranties of the Sellers set forth herein.

Section 6.7. Regulatory Matters; Third Party Consents.

(a) The Companies will use their reasonable best efforts to obtain, as soon as reasonably practicable, any and all Seller Governmental Consents required in connection with the consummation of the transactions contemplated by this Agreement.

(b) Buyer will use its reasonable best efforts to obtain, as soon as reasonably practicable, any and all Buyer Governmental Consents required in connection with the consummation of the transactions contemplated by this Agreement.

(c) Subject to the provisions of Section 6.4, Buyer, on one hand, and the Sellers, on the other hand, will have the right to review in advance, and will consult with the other on, in each case subject to Applicable Laws relating to the exchange of information and any contracted restrictions, all the information relating to Buyer or the Companies or the Funds, as the case may be, and any of their respective Affiliates, which appear in any filing made with, or written materials submitted to, any third party in connection with the obtaining of the consents listed on Schedules 3.2(b), 3.2(c), and 5.2(c) or any Governmental Authority in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to provide any party with a right to review any information provided to any Governmental Authority on a confidential basis in connection with the transactions contemplated hereby. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. The party responsible for a filing shall promptly deliver to the other parties evidence of the filing of all applications, filings, registrations and notifications relating thereto, and any supplement, amendment or item of additional information in connection therewith. The party responsible for a filing shall also promptly deliver to the other parties a copy of each material notice, order, opinion and other item of correspondence received by such filing party from any Governmental Authority in respect of any such application (except for any confidential portions thereof).

(d) The Sellers shall use their reasonable best efforts to obtain, as soon as reasonably practicable, the consents set forth on Schedule 3.23(a) and complete, as soon as reasonably practicable, the Reorganization. In the event that Sellers are unable to obtain a consent set forth on Schedule 3.23(a) or otherwise unable to complete the Reorganization as currently contemplated, the Sellers shall use their reasonable best efforts to take steps to restructure the Reorganization in such a manner to complete, as soon as reasonably practicable, the Reorganization. Following the execution of this Agreement, Parent, the Management Shareholders and the Companies shall cooperate to take any reasonable action required to cause the Reorganization to be completed prior to the Initial Closing. For the avoidance of doubt, this provision is only for the benefit of Buyer.

Section 6.8. No Breach of Representations and Warranties; Notification of Certain Matters. No party hereto shall take any action, or agree to commit to take, or fail to take any action which would result in any of the representations and warranties of such party contained in this Agreement not being true and correct in all material respects on and as of the Initial Closing

Date (or, in the event they are of another date, as of the date of such representation or warranty) with the same force and effect as if such representations and warranties had been made on and as of the Initial Closing Date, or would result or is reasonably likely to result in any of the conditions to the transaction set forth in Article VII not being satisfied, or that would materially impair the ability of the parties to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or materially delay such consummation. At all times prior to the Initial Closing, the Sellers and Buyer shall each give prompt notice to the other of (a) the occurrence, or failure to occur, of any event or existence of any condition that has caused or could reasonably be expected to cause any representations or warranties made by it in this Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement, up to and including the Initial Closing Date or (b) any failure on its part to comply with or satisfy, in any material respect, any of its covenants or agreements in this Agreement and any failure of any condition to another party’s obligation to complete the transactions contemplated hereby to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available under this Agreement to any party receiving such notice.

Section 6.9. No Solicitation. Unless this Agreement shall have been terminated in accordance with Section 9.1, and except in connection with the Reorganization or as otherwise set forth in this Agreement, each Seller covenants that from the date hereof through the Initial Closing Date it will not, and will not permit any of its Affiliates and its and their respective Representatives to (a) make, solicit, assist, initiate, facilitate or encourage any inquiries, proposals, offers or bids from any other party relating to the Companies, the Equity Interests of the Companies or a significant portion of the Companies’ assets or businesses (other than with respect to the sale of assets in the Ordinary Course of Business) or (b) participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any non-public information relating to the Companies, the Equity Interests of the Companies or the Companies’ assets or businesses (other than with respect to the sale of assets in the Ordinary Course of Business). The Sellers covenant that, except in connection with the Reorganization, from the date hereof through the Initial Closing Date, they will not, directly or indirectly, enter into or authorize, or permit any of their Representatives or Affiliates to enter into, any agreement or agreement in principle with any third party for the acquisition of any of the Equity Interests of the Companies or any of the Companies’ assets (other than with respect to the sale of assets in the Ordinary Course of Business) (an “Acquisition Transaction”). The Sellers covenant and agree to inform Buyer in writing by facsimile within twenty-four (24) hours following the receipt by it or any of its Affiliates or Representatives of any inquiry, proposal, offer or bid (including the terms thereof and the identity of the Person making such inquiry, proposal, offer or bid) in respect of any Acquisition Transaction. The Sellers covenants and agrees to request, within ten (10) Business Days of the date hereof, from any and all third parties with which it participated in discussions or negotiations regarding the Companies, the Equity Interests of the Companies or the Companies’ assets or business the return or destruction of all non-public information relating to the Companies previously provided by Seller, its Affiliates or its Representatives to such third parties.

Section 6.10. Delivery of Governmental Documents. Subject to Applicable Law, Permal will deliver or cause to be delivered or by notice make available or cause to be made available to Buyer as promptly as practicable after the filing thereof a complete copy of each

Governmental Document filed after the date hereof and prior to the Initial Closing Date by or on behalf of any of the Companies.

Section 6.11. Tax Matters.

(a) The Companies shall prepare and file (or cause to be prepared and filed) in a timely manner all Tax Returns required to be filed by the Companies (after giving effect to any valid extensions of the due date for filing any such Tax Returns) on or before the Initial Closing Date and all Tax Returns determined on the basis of net income or gross receipts (“Income Tax Returns”) for any Pre-Closing Period. All such Tax Returns shall be prepared in a manner that complies with all Applicable Law and is consistent with past practice. In the case of each such Income Tax Return filed following the Initial Closing, the Companies shall submit a copy of such Income Tax Return to Buyer. The Companies shall prepare and file a United States partnership Income Tax Return on Form 1065 for Permal for the taxable period ending on the Initial Closing Date and shall cause an election pursuant to Section 754 of the Code to be made with respect to such Income Tax Return (and analogous elections, if applicable, for state and local partnership Income Tax Returns for taxable periods ending on the Initial Closing Date). The Companies shall timely pay (or cause to be timely paid) all Taxes shown as due and owing on all such Tax Returns to the extent such Taxes exceed the reserves established for the payment of such Taxes on the Closing Date Balance Sheet.

(b) Buyer will prepare and file (or cause to be prepared and filed) in a timely manner the Income Tax Returns of the Companies for any Straddle Period; provided, however, that Buyer shall submit such Income Tax Returns to the Sellers for review and consent (which shall not be unreasonably withheld), at least fourteen (14) days prior to the filing deadline (after giving effect to any valid extensions) and Parent and the Management Representative shall provide Buyer with any comments thereto at least seven (7) days prior to the applicable filing deadline. Any disputes that the Sellers and Buyer cannot resolve shall be submitted to the independent internationally-recognized accounting firm mutually selected by them.

(c) (i) Except to the extent of amounts reserved for the payment of such Taxes in the Closing Date Balance Sheet, the Seller Indemnitors shall be liable in proportion to their respective Seller Indemnitor Pro Rata Shares for and shall severally and not jointly indemnify and hold harmless the Companies and Buyer against (A) any Taxes of the Companies for all taxable periods ending on or before the Initial Closing Date (“Pre-Closing Period”) and, in the case of a taxable period that includes but does not end on the Initial Closing Date (a “Straddle Period”), the portion of such Straddle Period prior to and including the Initial Closing Date, (B) any Taxes resulting from any of the Companies being severally and not jointly liable for any Taxes of any consolidated group of which any of the Companies or any of their predecessors was a member prior to the Initial Closing Date pursuant to Treasury Regulations §1.1502-6 or any analogous state or local tax provision, (C) any Taxes which a Company is required to pay following the Initial Closing as a result of being a party to any tax sharing, tax indemnities or similar agreement prior to the Initial Closing and (D) any and all reduction in the amount of any deferred tax asset included in the final determination of Closing Date Tangible Net Worth attributable to any adjustment to taxable income, net operating loss, credit or similar tax attribute of any of the Companies for any Pre-Closing Period (or, in the case of any taxable period that includes, but does not end on, the Closing Date, the portion of such taxable period ending on the

Closing Date (the “Pre-Closing Straddle Period”)) from the amounts of such items taken into account in computing such deferred tax asset, whether arising as a result of the filing of an original or amended return for such taxable period or any adjustment as a result of an audit, examination, or similar proceeding with respect to Taxes (for purposes of the foregoing, the amount of any reduction in such deferred tax asset shall be equal to the excess of (x) the amount of the deferred tax asset included in the final determination of Closing Date Tangible Net Worth and (y) the amount of the deferred tax asset that would have been included in the final determination of Closing Date Tangible Net Worth had the applicable taxable income or attributes of the Companies been subject to such adjustment for a Pre-Closing Period or Pre-Closing Straddle Period prior to Closing) (collectively, “Indemnified Taxes”), provided that each Seller shall be liable only for that amount equal to such Seller Indemnitor’s Seller Indemnitor Pro Rata Share of any such Tax.

(ii) Buyer shall be responsible for and shall indemnify and hold the Sellers and their Affiliates harmless against all Taxes other than Indemnified Taxes.

(iii) In order to appropriately apportion any Taxes relating to a period that includes the Initial Closing Date, the parties hereto will, to the extent permitted by applicable law, treat for all purposes the Initial Closing Date as the last day of a taxable period of a Company (a “Short Period”), and such period shall be treated as ending prior to or on the Initial Closing Date for purposes of this Agreement. In any case where Applicable Law does not permit a Company to treat the Initial Closing Date as the last day of a Short Period, then for purposes of this Agreement, the portion of each Tax that is attributable to the operations of a Company, for the period which would have qualified as a Short Period if such treatment had been permitted by Applicable Law (an “Interim Period”) shall be (A) in the case of a Tax that is a real property, personal property or ad valorem tax, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in such period and (B) in the case of other Taxes, the Tax that would be due with respect to the Interim Period if such Interim Period were a Short Period determined based upon an interim closing of the books.

(iv) Notwithstanding anything to the contrary in this Agreement, claims with respect to Taxes shall be governed exclusively by this Section 6.11 and shall not be subject to the limitations specified in Article VIII, except that such claims shall be subject to the Cap as provided in Section 8.5(b) and the provisions set forth in Section 8.5(a).

(d) (i) Buyer will promptly notify the Sellers in writing of any proposed assessment or claim or the commencement of any audit or administrative or judicial proceeding with respect to Taxes of a Company which, if determined adversely, would result in an indemnification obligation of the Sellers under this Agreement. Such notice shall contain factual information to the extent known describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax liability.

(ii) In the case of an audit or administrative or judicial proceeding that relates to any Pre-Closing Period, Parent and the Management Representative will have the right at the Seller Indemnitors’ expense (in proportion to their respective Seller Indemnitor Pro Rata

Shares) to control the conduct of such audit or proceeding including settling or compromising the issue or matter. Parent and the Management Representative shall promptly notify Buyer if they do not wish to assume the defense of any such audit or proceeding. If Parent and the Management Representative assume the defense of such audit or proceeding, Buyer may (except with respect to such proceedings set forth on Schedule 6.11(d)(ii)) elect to participate in such proceeding at its own expense and Parent and the Management Representative shall not settle or compromise any asserted liability without the prior written consent of Buyer, which consent shall not be unreasonably withheld. If Parent and the Management Representative do not assume the defense of any such audit or proceeding, Buyer may, at the Seller Indemnitors’ expense (in proportion to their respective Seller Indemnitor Pro Rata Shares), defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding; provided, however, that Buyer shall not settle or compromise any asserted liability without the prior written consent of Parent and the Management Representative, which consent shall not be unreasonably withheld.

(iii) In the case of any audit or administrative or judicial proceeding that relates to any issue or matter in a Straddle Period that may result in a liability to the Sellers under this Agreement, (A) Parent and the Management Representative shall have the right to control such proceedings if the Initial Closing Date occurs before December 31, 2005 and (B) Buyer shall have the right to control such proceedings if the Initial Closing Date occurs on or after December 31, 2005. The party not controlling such proceeding (the “Non-Controlling Party”) may elect to participate in such proceeding at such Non-Controlling Party’s expense and through counsel of its own choosing. If the Non-Controlling Party elects to participate in such audit or proceeding, such Non-Controlling Party shall promptly notify the other party of its intent to do so, and the other party shall cooperate and, in the case of Buyer, shall cause the Companies to fully cooperate in each phase of the audit or proceeding, and the other party shall not settle or compromise any asserted liability without the prior written consent of the Non-Controlling Party, which consent shall not be unreasonably withheld. If the Non-Controlling Party elects not to so participate in such audit or proceeding, the other party may assume control of such audit or proceeding. Except as provided otherwise in this Section 6.11, Buyer will control, at its own expense, any and all audit, administrative and judicial proceedings related to the Company or the Company’s Taxes.

(iv) The Sellers, on the one hand, and Buyer, on the other hand, shall provide each other with such cooperation and information as either of them reasonably may request of the other (and Buyer shall cause each Company to provide such cooperation and information) in filing any Tax Return, determining a liability for Taxes or participating in or conducting any audit or other proceeding with respect to Taxes.

(e) The Seller Indemnitors shall be entitled to all refunds of Taxes, except to the extent a claim for indemnification for Taxes is limited by Section 8.5(a) or 8.5(b), with respect to the Companies relating to taxable periods or portions thereof ending on or before the Initial Closing Date to the extent such refund exceeds any amount reflected therefore on the Closing Date Balance Sheet, and Buyer shall, upon receipt of any refund by Buyer or the Companies, pay over to the Seller Indemnitors (in proportion to their respective Seller Indemnitor Pro Rata Shares) any such refund or the amount of any such benefit within five Business Days of the earlier of receipt or entitlement thereto. Buyer shall, if the Seller

Indemnitors so request and at the Seller Indemnitors’ expense (in proportion to their respective Seller Indemnitor Pro Rata Shares), cause the relevant entity to file for and obtain any refunds or equivalent amounts to which the Sellers are entitled to under this Section 6.11(e); provided that any such refund claim or amended Tax Return shall be prepared on a basis consistent with the past practice of the Companies. Buyer shall permit the Seller Indemnitors to control (at the Seller Indemnitors’ expense (in proportion to their respective Seller Indemnitor Pro Rata Shares) the prosecution of any such refund claimed, and shall cause the relevant entity to authorize by appropriate power of attorney such persons as the Sellers shall designate to represent such entity with respect to such refund claimed.

(f) Any indemnification payment required to be made under this Section 6.11 or Article VIII shall be reduced by any Tax benefit actually realized by the Indemnified Party with respect to any Tax or Loss indemnified thereunder. For purposes of the foregoing, any net Tax benefit shall be reduced by any net Tax detriment resulting from the receipt or accrual of the indemnification payment and shall be determined after taking into account all other deductions and losses, including any net operating loss carryforwards, as if such Tax benefit did not exist; provided that creating or increasing a net operating loss carryforward shall be deemed to create a Tax benefit only when such net operating loss carryforward is used. If a payment is made by any Seller in accordance with this Section 6.11, and if in a subsequent taxable year a Tax benefit contemplated in the first sentence of this Section 6.11(f) is realized by Buyer or any of the Companies with respect to such payment (that was not previously taken into account to reduce an amount otherwise payable by the Sellers), Buyer shall promptly pay to the Seller Indemnitors (in proportion to their respective Seller Indemnitor Pro Rata Shares), within five (5) Business Days of the earlier of receipt or entitlement thereto, the amount of such Tax benefit. With respect to any such Tax benefit that may be realized in a subsequent year, the Parties agree to negotiate in good faith a liquidated amount in respect of such benefit and to adjust the payment by an Indemnifying Party at that time instead of when actually realized as provided above, but if the Parties are unable to agree on such liquidated amount, then the Indemnified Party will later pay to the Indemnifying Party the Tax benefit when it is actually realized as provided above.

(g) (i) Except as required by Law, neither Buyer nor any Affiliate of Buyer shall amend, refile or otherwise modify, or cause or permit the Companies to amend, refile or otherwise modify, any election or Tax Return relating in whole or in part to the Companies with respect to any taxable year or period, or portion thereof, ending on or before the Initial Closing Date without a prior written consent of the Sellers.

(ii) To the extent permitted by Law, neither Buyer nor any Affiliate of Buyer shall carry back, or cause or permit the Companies to carry back, for federal, state, local or non-U.S. Tax purposes to any taxable year or period, or portion thereof, ending on or before the Initial Closing Date any operating losses, net operating losses, capital losses, Tax credits or similar items arising in a taxable period beginning after the Initial Closing Date without a prior written consent of the Sellers; provided, however, that with respect to any such Tax attributes that are required to be carried back (and unless an election or choice is otherwise permitted), Buyer, its Affiliates and the Companies shall be entitled to carry back such Tax attributes to a period ending on or before the Initial Closing Date, notwithstanding the provisions of Section 6.11(e), and shall be entitled to any refund arising therefrom.

(h) Buyer, the Companies and each Seller acknowledge and agree that the purchase and sale of Permal Equity Interests pursuant to Item 2.2 of Schedule 1.1(a)(v) shall for U.S. tax purposes be disregarded as transitory and treated for such purposes as a compensatory event and none of them shall take a position inconsistent therewith.

(i) Buyer and each Seller who is a United States Person, as defined in Section 7701(a)(30) of the Code, agree that in connection with the reporting of any deferred payment, that is, the Initial Earnout Payment, the Year 2 Earnout Payment and the Year 4 Earnout Payment, the applicable Federal rate (including compounding period) that results in the least amount taxable to the Management Shareholders as interest shall be selected.

Section 6.12. Non-Compete and Non-Solicitation.

(a) As a separate and independent covenant, Parent agrees that, during the Restricted Period applicable to Parent, Parent shall not directly or indirectly through any subsidiary, whether for its own account or for the account of any Person other than Buyer and Buyer’s Affiliates (including the Companies), (i) provide Investment Advisory Services to any Restricted Client, (ii) induce or attempt to induce any Restricted Client to terminate its business relationships with the Companies, (iii) solicit or induce any Person who is, as of the Initial Closing Date, employed by the Company to leave the employment of the Company, (iv) otherwise engage in the business of providing Investment Advisory Services of the type provided by the Company as of the Closing Date to any Person, (v) engage in any hedge fund (or other alternative investment business) or funds-of-funds business; provided, however, that the foregoing shall not restrict Parent’s (A) continued ownership or other affiliation or activities relating to Ifabanque S.A. or (B) ability to otherwise invest in any hedge funds or funds-of-funds as a passive investor; provided, however, that no such investment enables Parent to control the Person in which Parent has invested.

(b) The term “Restricted Period” means the period beginning on the Initial Closing Date and ending on the fourth (4th) anniversary of the Initial Closing Date.

(c) The term “Restricted Client” means all Persons who are Clients of the Companies on the date hereof or the Initial Closing Date.

(d) Without intending to limit the remedies available to the Companies, Parent agrees that damages at Applicable Law will be an insufficient remedy to the Companies in the event that Parent violates any of the terms of Section 6.12 and that any of the Companies may apply for and is entitled to injunctive relief or, in jurisdictions where such relief is not available, without limitation on any claims for damages, a civil daily fine or astreinte in an amount not less than three (3) times the average daily revenues obtained by such Person through such competitive activities or interim and conservatory measures. Buyer and the Companies agree that, notwithstanding anything else in this Agreement, they will not seek any relief, including injunctive relief, against Parent in the United States in connection with this Agreement.

Section 6.13. HSR. Buyer and the Sellers agree to:

(a) take all actions necessary to make the filings required of them or any of their Affiliates under HSR within ten (10) Business Days following the date of execution of this Agreement;

(b) comply at the earliest practicable date with any request for additional information or documentary material received by Permal, Buyer, such Seller or any of their respective Affiliates from the FTC or the DOJ pursuant to HSR or from any state Attorney General or other Governmental Authority in connection with antitrust matters;

(c) cooperate with each other in connection with any filing under HSR and in connection with resolving any investigation or other inquiry commenced by the FTC, DOJ, any state Attorney General or any other Governmental Authority concerning the purchase and sale of Equity Interests of Permal contemplated by Sections 2.1, 2.2 and 2.3 of this Agreement;

(d) use their reasonable best efforts to resolve such objections, if any, as may be asserted under any antitrust law with respect to the purchase and sale of Equity Interests of Permal contemplated by Sections 2.1, 2.2 and 2.3 of this Agreement.;

(e) advise the other parties promptly of any material communication received by such party from the FTC, DOJ, any state Attorney General or any other Governmental Authority regarding the purchase and sale of Equity Interests of Permal contemplated by Section 2.1 of this Agreement, and of any of the understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the FTC, DOJ, any state Attorney General or any other Governmental Authority in connection with the purchase and sale of Equity Interests of Permal contemplated by Sections 2.1, 2.2 and 2.3 of this Agreement; and

(f) concurrently with the filing of notifications under HSR or as soon thereafter as practicable, Buyer and such Seller shall request early termination of the HSR waiting period.

Section 6.14. Keyman Life Insurance. Permal shall, prior to the Initial Closing Date, acquire term life insurance policies for the benefit of Permal for terms of not less than ten (10) years each on the lives of Isaac Robert Souede and James R. Hodge (together, the “Insured”) in amounts not less than seventy-five million dollars ($75,000,000) in the case of Mr. Souede and forty million dollars ($40,000,000) in the case of Mr. Hodge; provided, however, that the premiums and any other expenses with respect to such life insurance policies after the Initial Closing shall be paid in accordance with Section 1(h) of the Net Revenue Sharing Agreement, and shall not be considered as reductions of EBIT as it is calculated for the purposes of the Post-Initial Closing Payments. Notwithstanding anything herein to the contrary, any proceeds received from such policies shall not be included in any calculations of EBIT hereunder.

Section 6.15. Further Assurances. The Sellers and Buyer agree that subsequent to the Initial Closing Date, at the request of the other parties, they will execute and deliver, or cause to be executed and delivered, to the other party such further instruments and take such other action as may be necessary to carry out the transactions contemplated by this Agreement.

Section 6.16. Closing AUM. At least two (2) Business Days prior to the Initial Closing Date, Permal, in consultation with Parent and the Management Shareholders, shall cause to be prepared and delivered to Buyer a certificate setting forth the Closing AUM.

Section 6.17. Form ADV. Following the Initial Closing, the parties agree to amend promptly their respective Forms ADV and other filings required under Applicable Law and promptly to make such filings with all required Governmental Authorities, for the purpose of disclosing, to the extent required, information about the transactions contemplated by this Agreement and any change in personnel or practices following the Initial Closing.

Section 6.18. Transfers.

(a) From and after the Initial Closing Date, each Seller shall not Transfer any Preferred Shares held by such Seller, except, with respect to the Preferred Shares, (i) in the case of the Management Shareholders, to such Seller’s Immediate Family, (ii) in the case of Parent and Sequana Sub, to any Affiliate of Parent and Sequana Sub, respectively, and (iii) in the case of the Management Shareholders, Sequana Sub and Parent, any Transfer approved by Buyer in its sole discretion. Notwithstanding anything herein to the contrary, no Transfer of Preferred Shares shall be permitted hereunder unless and until any such transferee executes a joinder to this Agreement, in a form reasonably satisfactory to Buyer, stating that such transferee agrees to be bound by the terms and provisions of this Agreement and that such transferee shall deemed a “Seller” for all purposes hereunder. Any Transfer in violation of the foregoing shall be null and void and shall not be recorded on the books of Permal. Notwithstanding anything herein to the contrary, no Transfer of Preferred Shares by any such Seller hereunder shall relieve such Seller of any obligation hereunder.

(b) Each Seller shall take any action, including, without limitation, the obtaining of spousal signatures, that is required under the laws of any jurisdiction in which such Seller resides to give the foregoing transfer restrictions their full force and effect.

(c) Permal shall place the following legend on the certificates representing the Preferred Shares and each Seller understands that such Seller’s certificates representing the Preferred Shares will contain the following legend:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN PURCHASE AGREEMENT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN CALL RIGHTS SET FORTH IN SUCH PURCHASE AGREEMENT.

Section 6.19. Payment Obligations of Parent. Sequana hereby irrevocably and unconditionally guarantees to Buyer and its successors and assigns the payment and performance of all the obligations of Parent and Sequana Sub under this Agreement (the “Parent Obligations”)

as and when the same shall be due and payable, whether by lapse of time, by acceleration of maturity or otherwise, and without setoff, counterclaim or defense. Sequana is liable for the Parent Obligations as a primary obligor. If all or any part of the Parent Obligations shall not be punctually paid when due, Sequana shall, without presentment, protest, notice of protest, notice of non-payment or any other notice whatsoever, pay in lawful money of the United States of America, the amount due on the Parent Obligations to Buyer at its address as set forth in the notice section hereof. Sequana hereby waives (a) promptness and diligence, (b) notice of the incurrence of any Parent Obligation, (c) notice of any actions taken by Buyer under any agreement or instrument relating thereto, (d) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Parent Obligations or of the obligations of Sequana set forth in this Section 6.19, the omission of or delay in which, but for this waiver, might constitute grounds for relieving Sequana of its obligations hereunder and (e) any requirement that Buyer exhaust any right or take any action against any other person or entity or any collateral; provided, however, that nothing in this Section 6.19 shall preclude or prevent Parent, Sequana or Sequana Sub from contesting or disputing (in accordance with the terms of this Agreement) any amounts claimed by Buyer to be owed by Parent or Sequana Sub hereunder. Sequana hereby postpones any right of subrogation it has or may have as against Buyer with respect to the Parent Obligations. Sequana’s guaranty is a continuing guaranty and shall remain in full force and effect and will be discharged only if and when the Parent Obligations have been paid in full (including making any payment which has been rescinded as a result of an insolvency or similar proceeding).

ARTICLE VII.

CONDITIONS TO INITIAL CLOSING

Section 7.1. Mutual Conditions. The obligation of each of the Sellers, on the one hand, and Buyer, on the other hand, to effect the Initial Closing shall be subject to the following conditions:

(a) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, and that no proceeding initiated by any Governmental Authority seeking an injunction shall be pending and that no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restricts or makes illegal consummation of the transactions contemplated hereby;

(b) the applicable waiting period under HSR shall have expired or been terminated;

(c) the parties hereto shall have made all requisite regulatory notifications and obtained all requisite regulatory approvals and obtained all Seller Governmental Consents and Buyer Governmental Consents set forth on Schedule 7.1(c) without the imposition of any Onerous Condition; and

(d) the Sellers and the Companies shall have consummated the Reorganization or such other restructuring of Permal, Parent and Permal LLC that does not have an adverse effect on the Companies or the consummation of the transactions contemplated hereby.

Section 7.2. Conditions to Buyer’s Obligations. The obligations of Buyer to effect the Initial Closing shall be subject to the following conditions, any one or more of which may be waived in writing by Buyer in whole or in part:

(a) the representations and warranties of the Sellers and Permal contained in this Agreement shall be true and correct (without giving effect to “materiality” or “Material Adverse Effect” qualifiers), on and as of the Initial Closing Date (irrespective of any notice delivered to Buyer after the date hereof), with the same force and effect as though such representations and warranties had been made on and as of the Initial Closing Date other than those representations and warranties that are made as of another date, in which case such representations and warranties shall be true and correct as of such other date, except to the extent such failure to be true and correct does not, individually or in the aggregate, result in a Company Material Adverse Effect;

(b) the Sellers and the Companies shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by them at or prior to the Initial Closing Date;

(c) the aggregate Closing Revenue Run Rate for the Clients managed by all of the Companies shall equal at least eighty percent (80%) of the aggregate Base Revenue Run Rate for the Clients managed by all of the Companies;

(d) the Sellers shall have delivered to Buyer a certificate dated as of the Initial Closing Date and signed by Parent and the Management Representative, confirming the satisfaction of the conditions contained in paragraphs (a) and (b) of this Section 7.2;

(e) all of the Persons named on Schedule 7.2(i) are employed by and working for one or more of the Companies on the Initial Closing Date and any employment agreement executed pursuant to Section 2.11 by such employee has not been terminated;

(f) there shall be in place prior to the Initial Closing one or more term life insurance policies at standard rates for the benefit of Permal on the lives of Isaac Robert Souede and James R. Hodge in aggregate amounts not less than one hundred forty million dollars ($140,000,000) in the case of Mr. Souede and seventy-five million dollars ($75,000,000) in the case of Mr. Hodge;

(g) each of (i) the Permal Group SCA Non-Discretionary Incentive Compensation Plan and (ii) the Permal Group SCA Discretionary Incentive Compensation Plan of the Companies shall have been terminated;

(h) there shall be no outstanding indebtedness for borrowed money between Parent and its Subsidiaries, on one hand, and Permal, on the other hand;

(i) Permal shall have delivered to Buyer a certificate dated as of the Initial Closing Date confirming that each Company has taken all actions required to be taken by them under Section 6.3 hereof;

(j) no events or conditions shall have occurred that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect; and

(k) the Articles of Association set forth on Schedule 3.1(c) shall have been filed with Companies House in England and Wales and shall not have been amended or restated.

Section 7.3. Conditions to the Sellers’ Obligations. The obligation of the Sellers to effect the Initial Closing shall be subject to the following conditions, any one or more of which may be waived in whole or in part in writing for the account of all of them by Parent and Management Representative:

(a) The representations and warranties of Buyer contained in this Agreement shall be true and correct (without giving effect to “materiality” or “Material Adverse Effect” qualifiers), on and as of the Initial Closing Date (irrespective of any notice delivered to the Seller after the date hereof), with the same force and effect as though such representations and warranties had been made on and as of the Initial Closing Date other than those representations and warranties that are made as of another date, in which case such representations and warranties shall be true and correct as of such other date, except to the extent such failure to be true and correct does not, individually or in the aggregate, result in a Buyer Material Adverse Effect;

(b) Buyer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Initial Closing Date;

(c) Buyer shall have delivered to the Sellers a certificate, dated as of the Initial Closing Date, from an officer of Buyer confirming the satisfaction of the conditions contained in paragraphs (a) and (b) of this Section 7.3;

(d) Buyer shall have executed and delivered to the Sellers a copy of the Registration Rights Agreement, substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”); and

(e) Buyer shall have executed and delivered to the Sellers a copy of the Partnership Agreement, substantially in the form attached hereto as Exhibit B.

ARTICLE VIII.

INDEMNIFICATION

Section 8.1. The Sellers’ Obligations to Indemnify.

(a) From and after the Initial Closing Date, and subject to the limitations and procedures contained in this Article VIII, the Seller Indemnitors, severally and not jointly, shall indemnify, defend and hold harmless Buyer, the Companies and each of their Affiliates, and their respective directors, officers, employees and representatives (each, a “Buyer Indemnified Party”) based on the respective Seller Indemnitor Pro Rata Shares from and against any and all claims, losses, settlements, fines, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and attorneys’ fees and disbursements) (collectively, “Losses”) suffered, sustained, incurred or required to be paid by any such Buyer Indemnified Party due to, based upon, arising out of or otherwise in respect of (i) any inaccuracy in, or any breach of, any representation or warranty of Permal contained in Article III of this Agreement (other than Section 3.11) or any certificate delivered by Permal to Buyer hereunder, (ii) any breach of any covenant or agreement of Permal contained in this Agreement, (iii) the operation of the businesses of the Companies on or prior to the Initial Closing Date and (iv) any tax deduction not allowable or disallowed or any other cost or expense incurred or suffered, including without limitation, any indemnity or gross-up payment(s) in connection with any excise tax imposed under Section 4999 of the Code (or successor thereto), in each case, as a result of any “excess parachute payments” (within the meaning of Section 280G of the Code) paid or payable, or delivered or deliverable, whether or not disclosed to Buyer, in connection with the transactions contemplated hereby or the Reorganization (either alone or in conjunction with any other payment, event or occurrence); provided that in the case of indemnification under this Section 8.1, each Seller Indemnitor shall be liable only for that amount equal to such Seller Indemnitor’s Seller Indemnitor Pro Rata Share of any such Loss or Losses.

(b) From and after the Initial Closing Date, and subject to the limitations and procedures contained in this Article VIII, each Seller, severally and not jointly, shall indemnify, defend and hold harmless the Buyer Indemnified Parties based on each Seller’s Pro Rata Share from and against any and all Losses suffered, sustained, incurred or required to be paid by any such Buyer Indemnified Party due to, based upon, arising out of or otherwise in respect of (i) any inaccuracy in, or any breach of, any representation or warranty of such Seller contained in Article IV of this Agreement and any certificate delivered by such Seller to Buyer hereunder and (ii) any breach of any covenant or agreement of such Seller contained in this Agreement.

Section 8.2. Buyer’s Obligations to Indemnify. From and after the Initial Closing Date, and subject to the limitations and procedures contained in this Article VIII, Buyer shall indemnify, defend and hold harmless the Sellers and their respective directors, officers, employees and representatives (each, a “Seller Indemnified Party” and, together with the Buyer Indemnified Parties, the “Indemnified Parties”), from and against any and all Losses suffered, sustained, incurred or required to be paid by any such Seller Indemnified Party due to, based upon, arising out of or otherwise in respect of (a) any inaccuracy in, or breach of, any representation or warranty of Buyer contained in Article V of this Agreement or any certificate delivered by Buyer hereunder, and (b) any breach of any covenant or agreement of Buyer contained in this Agreement.

Section 8.3. Notice and Opportunity to Defend. The obligations and liabilities of any party hereto against which indemnification is sought hereunder with respect to claims resulting from the assertion of liability by third parties shall be subject to this Section 8.3.

(a) Promptly after receipt by any Indemnified Party of notice of any demand or claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that could reasonably be expected to result in a Loss, the Indemnified Party shall give notice thereof (a “Claims Notice”) to any other party obligated to provide indemnification pursuant to Section 8.1 or 8.2 (each, an “Indemnifying Party”). Each Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Indemnified Party. The rights of any Indemnified Party to be indemnified hereunder shall not be adversely affected by its failure to give, or its failure to timely give, a Claims Notice with respect thereto unless, and if so, only to the extent that, the Indemnifying Party is materially prejudiced thereby.

(b) The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability unless the claim solely involves (and continues to involve) equitable relief; provided, however, that if the parties in any action shall include both an Indemnifying Party and an Indemnified Party, and the Indemnified Party shall have reasonably concluded that there are available different or additional defenses to the Indemnified Party, the Indemnified Party shall have the right to select separate counsel (consisting of, with respect to any Asserted Liability or related Asserted Claims, one law firm and one local counsel) and to participate in the defense of such action on its behalf, at the expense of the Indemnifying Party. Subject to the foregoing, if the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnified Party of its intent to do so, and the Indemnified Party shall reasonably cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability or fails to notify the Indemnified Party of its election as herein provided, the Indemnified Party may defend such Asserted Liability. If the Indemnifying Party elects (and is permitted hereunder) to compromise or defend any Asserted Liability, the Indemnified Party may participate, at its own expense, in the compromise or defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall, subject to receipt of a reasonable confidentiality agreement, make available to the Indemnifying Party any books, records or other documents within its control, and the reasonable assistance of its employees, for which the Indemnifying Party shall reimburse the Indemnified Party the reasonable out-of-pocket expenses of making them available. No Indemnified Party may settle any claim for an Asserted Liability without the prior written consent of the Indemnifying Party.

Section 8.4. Procedure for Claims by Parties. In the event that any party incurs or suffers any Losses with respect to which indemnification may be sought by such party pursuant to this Article VIII (other than in respect of third party claims), the Indemnified Party must assert the claim by a Claims Notice to the Indemnifying Party. The Claims Notice must state the nature and basis of the claim in reasonable detail based on the information available to the Indemnified Party and whether the party intends to set-off any amounts from future payments. Each Indemnifying Party to whom a Claims Notice is given shall respond to any Indemnified Party that has given a Claims Notice (a “Claim Response”) within sixty (60) days (the “Response Period”) after the date that the Claims Notice is given. Any Claim Response shall specify whether or not the Indemnifying Party given the Claim Response disputes the claim described in the Claims Notice. If any Indemnifying Party fails to give a Claim Response within the Response Period, such Indemnifying Party shall be deemed not to dispute the claim described in the related Claims Notice. If any Indemnifying Party elects not to dispute a claim described in a Claims Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnifying Party. If an Indemnifying Party shall be obligated to indemnify an Indemnified Party hereunder, the Indemnifying Party shall pay to such Indemnified Party within thirty (30) days after the last day of the applicable Response Period the amount to which such Indemnified Party shall be entitled. If any Indemnifying Party fails to pay all or any part of any indemnification obligation on or before thirty (30) days after the later to occur of (a) the last day of the applicable Response Period and (b) if the Claims Notice relates to Losses that have not been liquidated as of the date of the Claims Notice, the date on which all or any part of such Losses shall have become liquidated and determined, then the Indemnifying Party shall also be obligated to pay to the Indemnified Party interest on the unpaid amount for each day during which the obligation remains unpaid at a rate per annum equal to the rate of interest charged by Citibank, N.A. as its prime or base rate for commercial loans, calculated daily on the basis of a year of three hundred sixty-five (365) days and the actual number of days elapsed from the applicable Indemnification Payment Date. Notwithstanding anything herein to the contrary, Buyer may set-off any amount to which it may be entitled under this Article VIII against any amounts otherwise payable by Buyer to such Seller pursuant to the terms of this Agreement. Prior to proceeding directly against any Management Shareholder, Buyer shall, to the extent possible, set-off any amount to which it is entitled under this Article VIII against any amounts otherwise payable by Buyer to such Management Shareholder pursuant to Article II of this Agreement (including all Post-Initial Closing Payments). In the event of a dispute with respect to any amount that may be owed by a Seller Indemnitor to Buyer hereunder at the time of any payment to be made under Article II, in lieu of setting off the amount in dispute, Buyer shall deposit such amount into an escrow account on terms mutually satisfactory to Buyer, Parent and the Management Representative.

Section 8.5. Limitations on Indemnification. The indemnification provided for in Sections 8.1 and 8.2 and, to the extent provided below, in Section 6.11, shall be subject to the following limitations:

(a) Except as otherwise provided below, an Indemnifying Party shall not be obligated to pay any indemnification amounts (i) for Losses pursuant to this Article VIII in respect of Sections 8.1(a)(i), 8.1(a)(iii) or 8.2(a) to any Indemnified Party or (ii) for Indemnified Taxes pursuant to Section 6.11 unless and until the aggregate amount of all Losses and Indemnified Taxes for which such Indemnified Party, Company or Buyer, as the case may be, is entitled to indemnification pursuant thereto exceeds, on a cumulative basis, an amount equal to fourteen million dollars ($14,000,000), in which case the Indemnified Party, Company or Buyer, as the case may be, shall be entitled to recover only the amount by which such Losses and Indemnified Taxes taken together exceed such amount. Except as otherwise provided in the previous sentence, the Seller Indemnitors shall not be obligated to pay any indemnification amounts for Indemnified Taxes pursuant to Section 6.11 to any Company or Buyer unless and until the aggregate amount of all Indemnified Taxes for which such Company or Buyer is entitled to indemnification pursuant thereto exceeds, on a cumulative basis, an amount equal to seven million dollars ($7,000,000), in which case such Company or Buyer shall be entitled to recover only the amount by which such Indemnified Taxes exceed such amount.

(b) Except as otherwise provided below, in no event shall the aggregate liability under this Agreement (including Section 6.11 hereof) of either (i) the Sellers, on the one hand, or (ii) Buyer, on the other hand, exceed the greater of (i) fifty percent (50%) of the Aggregate Consideration and (ii) five hundred million dollars ($500,000,000) (the “Cap”). Except as otherwise provided below, in no event shall the aggregate liability of any Seller exceed such Seller’s Pro Rata Share of the Cap; provided, however, that any such amounts paid by any Sellers that are not Seller Indemnitors shall be deducted from the maximum amount payable by each Seller Indemnitor pursuant to the Cap in accordance with the respective Seller Indemnitor Pro Rata Shares.

(c) No claims for indemnification in respect of Sections 8.1(a)(i), 8.1(a)(iii), 8.1(b)(i) or 8.2(a) shall be made after the date, if any, on which the applicable representation, warranty or indemnity upon which such claim was based ceases to survive pursuant to Section 8.6; provided, however, that such time limitations shall not apply to any such claims which have been the subject of a written notice from Buyer to the Seller Indemnitors or from Parent or the Management Representative to Buyer, as the case may be, prior to such period, which notice specifies in reasonable detail the nature and basis for such claim.

(d) Solely for purposes of calculating the amount of Losses incurred arising out of or relating to any breach of a representation or warranty by the Seller Indemnitor, the Companies or Buyer (and not for purposes of determining whether or not a breach has occurred), the references “Material Adverse Effect” or other materiality qualifications (or correlative terms) shall be disregarded.

(e) No right of indemnification hereunder shall be limited by reason of any investigation or audit conducted before or after the Initial Closing or the knowledge of any party of any breach of a representation, warranty, covenant or agreement by the other party at any time, or the decision of any party to complete the Initial Closing. Notwithstanding anything to the contrary herein, each party shall have the right, irrespective of any knowledge or investigation of such party, to rely fully, and is relying fully, on the representations, warranties and covenants of the other parties contained herein.

(f) Notwithstanding anything to the contrary set forth herein, no limitation or condition of liability or indemnity in Section 8.5(a) shall apply to any breach of a representation or warranty set forth in Sections 3.1, 3.2(a), 3.15, 5.1, 5.2 and 5.5.

(g) Any Losses required to be indemnified pursuant to this Article VIII shall be reduced by (i) any Tax benefit actually realized by the Indemnified Party with respect to any Tax or Loss indemnified thereunder and (ii) any insurance proceeds or any amounts in respect of indemnification or reimbursement arrangements received by the Indemnified Party or any of its

Affiliates with respect to the item giving rise to the indemnification payment. The Indemnified Party shall diligently pursue recovery under insurance policies and other rights to indemnification or reimbursement from third parties with respect to indemnifiable Losses hereunder. For purposes of the foregoing, any net Tax benefit shall be reduced by any net Tax detriment resulting from the receipt or accrual of the indemnification payment and shall be determined after taking into account all other deductions and losses, including any net operating loss carryforwards, as if such Tax benefit did not exist; provided that creating or increasing a net operating loss carryforward shall be deemed to create a Tax benefit only when such net operating loss carryforward is used. If a payment is made by any Seller in accordance with this Article VIII, and if in a subsequent taxable year a Tax benefit contemplated in the first sentence of this Section 8.5(g) is realized by Buyer or any of the Companies with respect to such payment (that was not previously taken into account to reduce an amount otherwise payable by the Sellers), Buyer shall promptly pay to the Sellers pursuant to their Pro Rata Share, within five (5) Business Days of the earlier of receipt or entitlement thereto, the amount of such Tax benefit. With respect to any such Tax benefit that may be realized in a subsequent year, the parties agree to negotiate in good faith a liquidated amount in respect of such benefit and to adjust the payment by an Indemnifying Party at that time instead of when actually realized as provided above, but if the parties are unable to agree on such liquidated amount, then the Indemnified Party will later pay to the Indemnifying Party the Tax benefit when it is actually realized as provided above.

(h) Each Seller shall have no, and hereby waives any, claims or subrogation rights against Permal in connection with any liability that such Seller may incur as a result of this Agreement, including this Article VIII.

Section 8.6. Post-Closing Survival. Except as otherwise set forth in this Agreement, all covenants and agreements contained in this Agreement shall survive the Initial Closing Date and shall remain in full force and effect. The representations and warranties set forth in Articles III, IV and V, or any certificate delivered hereunder, and the obligation of the Sellers to indemnify Buyer pursuant to Section 8.1(a)(iii), shall survive the Initial Closing Date for a period of eighteen (18) months, except (a) the representations in Sections 3.1, 3.2(a), 3.15, 5.1, 5.2, 5.5 and 5.10 shall survive until thirty (30) days after the date on which the statute of limitations applicable to such matters expires and (b) the foregoing time limitations shall not apply to any claims which have been the subject of a written notice prior to expiration of the applicable time period.

Section 8.7. Treatment of Indemnity Payments. Amounts paid in respect of indemnification obligations of the parties shall be treated as an adjustment to the Purchase Price. Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

Section 8.8. Exclusive Remedy. The Sellers and Buyer acknowledge and agree that, except for matters relating to fraud and except for a party’s seeking an injunction or other equitable relief (which, in each case, shall not be limited as set forth in this Article VIII), (a) following the Initial Closing, the indemnification provisions of Article VIII shall be the sole and exclusive remedies of the Sellers and Buyer for any breach by the other party of the representations and warranties in this Agreement and for any failure by the other party to perform and comply with any covenants and agreements in this Agreement, except that if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, the parties shall be entitled to specific performance of the terms thereof in addition to any other remedy at law or equity and (b) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Sellers or Buyer after the consummation of the sale contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby. Each party hereto shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.

Section 8.9. Consequential Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NO PERSON SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE FOR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), SPECIAL DAMAGES, PUNITIVE DAMAGES, INCIDENTAL OR EXEMPLARY DAMAGES OR FOR DIMINUTION IN VALUE OR LOST PROPERTY EXCEPT, IN EACH CASE, FOR AMOUNTS PAID TO THIRD PARTIES IN RESPECT OF INDEMNIFIABLE CLAIMS.

Section 8.10. Tax Matters. Other than with respect to the limitations under Sections 8.5(a) and 8.5(b), anything in this Article VIII to the contrary notwithstanding, the rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed solely by Section 6.11 and shall not be subject to the provisions of this Article VIII

ARTICLE IX.

TERMINATION

Section 9.1. Termination.

(a) This Agreement may be terminated at any time prior to the Initial Closing as follows:

(i) by the mutual written consent of Buyer, Parent, and the Management Representative;

(ii) by Parent or the Management Representative if there shall have been a breach by Buyer of any of the representations and warranties set forth in this Agreement, or by Buyer, on the other hand, if there shall have been a breach by Permal or the Sellers of any of the representations and warranties set forth in this Agreement, which breach would, under Section 8.1(a)(i) or 8.1(b)(i) (in the case of a breach of representation or warranty by Permal or any of the Sellers) or Section 8.2(a) (in the case of a breach of representation or warranty by Buyer), entitle the party receiving such representations and warranties not to consummate the transactions contemplated hereby and which breach by its nature cannot be cured prior to the date set forth in Section 9.1(a)(v) below or has not been cured within 20 Business Days after giving written notice of such breach;

(iii) by Parent or the Management Representative, on the one hand, or by Buyer, on the other hand, if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Buyer (in the case of termination by Parent or the Management Representative) or on the part of any of the Sellers or the Companies (in the case of termination by Buyer), which breach shall not have been cured within twenty (20) Business Days following receipt by the breaching party of written notice of such breach from the other;

(iv) at the election of Buyer, on one hand, or the Management Representative or Parent, on the other hand, if the Initial Closing Date shall not be on or before March 31, 2006 (the “Termination Date”); and

(v) by Parent or the Management Representative, on one hand, or by Buyer, on the other hand, if an order, injunction or decree shall have been issued by any Governmental Authority or any statute, rule or regulation shall have been enacted, promulgated or enforced by any Governmental Authority, in either case which permanently prohibits or makes illegal the consummation of the transactions contemplated hereby and is not subject to appeal.

(b) Notwithstanding Section 9.1(a)(ii) through (v) hereof, a party who is in material breach of any of its obligations or representations and warranties hereunder shall not have the right to terminate this Agreement pursuant to Section 9.1(a)(ii) through (v).

(c) The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to the other party or parties of a written notice of such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 9.2.

Section 9.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement (other than Sections 6.4 and 6.5) shall forthwith become void and have no effect except that, notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

Section 9.3. Expense Reimbursement. Notwithstanding anything herein to the contrary, in the event that the condition to the Initial Closing set forth in Section 7.1(d) is not satisfied prior to the Termination Date (other than as a result of the Sellers and Permal not being able to obtain the consents set forth on Schedule 3.23(a)), Permal shall pay to Buyer, within two (2) Business Days following receipt of Buyer’s invoice, all Buyer’s Expenses. “Buyer’s Expenses” shall mean the reasonable documented out-of-pocket costs and expenses incurred by Buyer and its Affiliates with respect to or arising out of the diligence, negotiation and execution of this Agreement and the agreements contemplated hereby, including all fees and expenses of counsel, accountants, investment bankers, printers, experts and consultants and travel expenses, disbursements and other external or internal out-of-pocket costs or expenses; provided that such amount shall not exceed five million dollars ($5,000,000).

ARTICLE X.

MISCELLANEOUS

Section 10.1. Management Representative.

(a) Each Management Shareholder hereby authorizes Isaac R. Souede (in such capacity, together with any successor in such capacity, the “Management Representative”) to make any determinations or take any actions on behalf of any or all of the Management Shareholders, respectively, that are authorized in this Agreement to be made or taken by the Management Representative. In the event of the incapacity or death of the Management Representative without having resigned, a successor Management Representative shall be appointed by the Majority Holders. The Management Representative may resign at any time, and a Management Representative may be removed by the vote of Persons who were Management Shareholders and who collectively owned more than fifty percent (50%) of the Preferred Stock held by the Management Shareholders and outstanding immediately after the Initial Closing (“Majority Holders,” which term shall include transferees of the Majority Holders pursuant to Section 6.18); provided that such resignation or removal shall not be effective until such time as the Majority Holders shall have designated a successor Management Representative. In the event of the appointment by the Majority Holders of a new Management Representative, such appointment shall become effective upon the written acceptance thereof by the new Management Representative. Any failure by the Majority Holders to appoint a new Management Representative upon the death, resignation or removal of the Management Representative shall not have the effect of releasing the Management Shareholders from any liability under this Agreement, the Ancillary Agreements or otherwise.

(b) The Management Representative shall have exclusive power and authority to execute and deliver the Ancillary Agreements on behalf of the Management Shareholders and each of the Management Shareholders hereby authorizes and directs the Management Representative to execute and deliver, upon the Initial Closing, the Ancillary Agreements on such Management Shareholders’ behalf and agrees to be bound by the provisions thereof in the same manner as if such Stockholder was an original party thereto. The Management Representative shall have such powers and authority as are necessary to carry out the functions assigned to the Management Representative under this Agreement and the Ancillary Agreements (including with respect to claims for indemnification pursuant to Article VIII); provided, however, that the Management Representative will have no obligation to act on behalf of the Management Shareholders, except as expressly provided herein and in the Ancillary Agreements. The Management Representative will at all times be entitled to rely on any directions received from the Majority Holders. The Management Representative shall, at the expense of the Management Shareholders, be entitled to engage such counsel, experts and other agents and consultants as he or she shall deem necessary in connection with exercising his or her powers and performing their function hereunder and (in the absence of bad faith on the part of the Management Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such persons. The Management Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement. As to any matters not expressly provided for in this Agreement, the Management Representative shall not be required to exercise any discretion or take any action. Buyer shall be entitled to rely on all statements, representations and decisions of the Management Representative. Any out-of-pocket costs or expenses incurred by the Management Representative in performing its duties and responsibilities under this Agreement and not reimbursed to the Management Representative, shall, at the written request of the Management Representative, be deducted from amounts (“Future Amounts”) payable hereunder by Buyer to the Management Shareholders after the Initial Closing and allocated to the Management Shareholders by the Management Representative in accordance with the respective Pro Rata Shares of the Management Shareholders, or, where such costs and expenses are not attributable to all the Management Shareholders, to reflect, in his sole discretion, a pro rata or other equitable apportionment of such costs or expenses. Such deductions from Future Amounts shall be paid by Buyer to the Management Representative solely from such Future Amounts; provided, however, that the Management Representative’s rights with respect to such deductions and under the preceding sentence shall be subordinated to Buyer’s prior right of setoff as to any unpaid amounts to which Buyer has made a claim under Article VIII.

Section 10.2. Amendments; Waiver. Subject to compliance with Applicable Law, this Agreement may be amended, altered or modified by written instrument executed by Buyer, Parent and the Management Representative; provided, however, that Parent and the Management Representative, jointly, may waive in writing on behalf of all the Sellers the performance by Buyer of any of its representations, warranties, covenants or other agreements and that Buyer may waive in writing the performance by any of the Sellers or the Companies of any of their respective representations, warranties covenants or other agreements.

Section 10.3. Entire Agreement. This Agreement, the agreements referred to herein, the Schedules and Exhibits hereto and the Confidentiality Agreement, dated as of November 10, 2004, by and between Parent and Buyer, constitute the entire understanding and agreement of Buyer, on the one hand, and the Sellers, on the other hand, except as provided herein, and supersede all prior agreements and understandings, written and oral, among Buyer, on the one hand, and the Sellers, on the other hand, with respect to the subject matter hereof.

Section 10.4. Interpretation. When a reference is made in this Agreement to a Section, Annex or Schedule, such reference shall be to a Section of or Annex or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms and the singular form of nouns and pronouns shall include the plural and vice versa. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

Section 10.5. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 10.6. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered in person, (b) transmitted by telecopy (with confirmation), (c) mailed by certified or registered mail (return receipt requested and obtained) or (d) delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Buyer or any Company (following the Initial Closing):

Legg Mason, Inc.

100 Light Street

Baltimore, MD 21202

Attention: General Counsel

Facsimile: +1 (410) 454-4607

With copies to:

Dechert LLP (prior to November 1, 2005)

4000 Bell Atlantic Tower

1717 Arch Street

Philadelphia, PA 19103

Attention: Christopher G. Karras

Facsimile: +1 (215) 994-2222

Dechert LLP (on or following November 1, 2005)

Cira Centre

2929 Arch Street

Philadelphia, PA 19104

Attention: Christopher G. Karras

Facsimile: +1 (215) 994-2222

and

Dechert LLP

1775 I Street, N.W.

Washington, D.C. 20006

Attention: Jane A. Kanter

Facsimile: +1 (202) 261-3333

If to Sequana, Parent or any Company (prior to the Initial Closing):

Sequana Capital (prior to October 1, 2005)

25 Avenue Franklin D. Roosevelt

75008 Paris

France

Attention: Pascal Lebard

Facsimile: +1 (33-1) 56-88-7816

Sequana Capital (on or following October 1, 2005)

19 Avenue Montaigne

75008 Paris

France

Attention: Pascal Lebard

Facsimile: +1 (33-1) 56-88-7816

With copies to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022-6069

Attention: Stephen M. Besen

Facsimile: +1 (212) 848-7179

Shearman & Sterling LLP

114, avenue des Champs-Elysées

75008 Paris

France

Attention: Robert C. Treuhold

Facsimile: +1 (33-1) 53-89-7070

and

Freshfields Bruckhaus Deringer

2-4 rue Paul Cezanne

75375 Paris Cedex 08

France

Attention: Antoine Vignial

Facsimile: +1 (33-1) 44-56-4400

If to any Management Shareholder:

Isaac R. Souede

c/o Permal Group Inc.

900 Third Avenue, 28th Floor

New York, NY 10022

Facsimile: +1 (212) 418-6515

With a copy to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038-4982

Attention: Melvin Epstein

Facsimile: +1 (212) 806-7864

Section 10.7. Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors, heirs, executors, representatives and permitted assigns of the parties. Nothing in this Agreement is intended or shall be construed to confer upon any entity or person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof. Subject to Sections 2.12 and 6.18 hereof, without the prior written consent of each of the other parties hereto, this Agreement and the rights hereunder may not be assigned by any of the parties hereto.

Section 10.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

Section 10.9. Governing Law; Consent to Jurisdiction. This Agreement, and all agreements, documents and instruments delivered pursuant hereto or incorporated herein, unless otherwise expressly provided therein, shall be governed by, and construed in accordance with, the substantive laws of the State of New York applicable to agreements made and to be performed entirely within such state, without reference to the conflicts of laws rules of such state.

Section 10.10. Dispute Resolution.

(a) Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration, which rules are deemed to be incorporated by reference into this clause.

(b) The number of arbitrators shall be three (3). Each arbitrator shall be admitted to a bar in a jurisdiction in the United States of America and well versed and experienced in the application of the substantive laws of the State of New York.

(c) The language of the arbitration shall be English and the place of arbitration shall be London.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

LEGG MASON, INC.

By:	/s/ Mark R. Fetting
Name:	Mark R. Fetting
Title:	Executive Vice President

PERMAL GROUP SCA

By:	/s/ Thomas M. DeLitto
Name:	Thomas M. DeLitto
Title:	Gerant

WORMS UK LTD

By:	/s/ Pascal Lebard
Name:	Pascal Lebard
Title:

PERMAL GROUP LTD

By:	/s/ Omar Kodmani
Name:	Omar Kodmani
Title:	Director

[Signature Page 1 to Purchase Agreement]

/s/ Isaac R. Souede
Isaac R. Souede, as attorney-in-fact for Ahmed Nashaat

/s/ Isaac R. Souede
Isaac R. Souede, as attorney-in-fact for Annette Chalfoun

/s/ Isaac R. Souede
Isaac R. Souede, as attorney-in-fact for Anthony Waters

/s/ Isaac R. Souede
Isaac R. Souede, as attorney-in-fact for Benjamin Marino

BLOOMINGTON ASSOCIATES LP

By:	/s/ Isaac R. Souede
Name:	Isaac R. Souede
Title:	Attorney-in-Fact

/s/ Isaac R. Souede
Isaac R. Souede, as attorney-in-fact for Bruce Gimpel

/s/ Isaac R. Souede
Isaac R. Souede, as attorney-in-fact for C. Redington Barrett III

/s/ Isaac R. Souede
Isaac R. Souede, as attorney-in-fact for Carol O’Donnell

[Signature Page 2 to Purchase Agreement]

/s/ Isaac R. Souede
Isaac R. Souede, as attorney-in-fact for Chris Zuehlsdorff

/s/ Isaac R. Souede
Isaac R. Souede, as attorney-in-fact for David Fielden

/s/ Isaac R. Souede
Isaac R. Souede, as attorney-in-fact for David Officer

/s/ Isaac R. Souede
Isaac R. Souede, as attorney-in-fact for Donna DeLitto

/s/ Isaac R. Souede
Isaac R. Souede, as attorney-in-fact for Edmond de La Haye Jousselin

/s/ Isaac R. Souede
Isaac R. Souede, as attorney-in-fact for Eduardo Deschapelles

/s/ Isaac R. Souede
Isaac R. Souede, as attorney-in-fact for François Becquaert

/s/ Isaac R. Souede
Isaac R. Souede, as attorney-in-fact for Georgette Miller

/s/ Isaac R. Souede
Isaac R. Souede, as attorney-in-fact for Harvey Turkiewicz

[Signature Page 3 to Purchase Agreement]

/s/ Isaac R. Souede
Isaac R. Souede, as attorney-in-fact for Hesham Ali

/s/ Isaac R. Souede
Isaac R. Souede, as attorney-in-fact for Irma Morales

/s/ Isaac R. Souede
Isaac R. Souede

/s/ Thomas M. DeLitto
Thomas M. DeLitto, as attorney-in-fact for James Hodge

/s/ Thomas M. DeLitto
Thomas M. DeLitto, as attorney-in-fact for Javier Dyer

/s/ Thomas M. DeLitto
Thomas M. DeLitto, as attorney-in-fact for Josefin Aldell

/s/ Thomas M. DeLitto
Thomas M. DeLitto, as attorney-in-fact for Judy Tchou

/s/ Thomas M. DeLitto
Thomas M. DeLitto, as attorney-in-fact for Julian Shaw

/s/ Thomas M. DeLitto
Thomas M. DeLitto, as attorney-in-fact for Lawrence Salameno

[Signature Page 4 to Purchase Agreement]

/s/ Thomas M. DeLitto
Thomas M. DeLitto, as attorney-in-fact for Marie-Helene McAndrew

/s/ Thomas M. DeLitto
Thomas M. DeLitto, as attorney-in-fact for Michael Kearns

/s/ Thomas M. DeLitto
Thomas M. DeLitto, as attorney-in-fact for Michael Langlois

NIGHTINGALE ASSOCIATES LP

By:	/s/ Thomas M. DeLitto
Name:	Thomas M. DeLitto
Title:	Attorney-in-Fact

/s/ Thomas M. DeLitto
Thomas M. DeLitto, as attorney-in-fact for Omar Kodmani

/s/ Thomas M. DeLitto
Thomas M. DeLitto, as attorney-in-fact for Richard Cordsen

/s/ Thomas M. DeLitto
Thomas M. DeLitto, as attorney-in-fact for Robert Di Geronimo

/s/ Thomas M. DeLitto
Thomas M. DeLitto, as attorney-in-fact for Robert Kaplan

/s/ Thomas M. DeLitto
Thomas M. DeLitto, as attorney-in-fact for Roberto Giuffrida

[Signature Page 5 to Purchase Agreement]

/s/ Thomas M. DeLitto
Thomas M. DeLitto, as attorney-in-fact for Sharon Pang

/s/ Thomas M. DeLitto
Thomas M. DeLitto, as attorney-in-fact for Steve Zhang

/s/ Thomas M. DeLitto
Thomas M. DeLitto

/s/ Thomas M. DeLitto
Thomas M. DeLitto, as attorney-in-fact for Thomas Evans

/s/ Thomas M. DeLitto
Thomas M. DeLitto, as attorney-in-fact for Tom Seif

/s/ Thomas M. DeLitto
Thomas M. DeLitto, as attorney-in-fact for Wendy Silverman

WIGLEY LTD.

By:	/s/ Thomas M. DeLitto
Name:	Thomas M. DeLitto
Title:	Attorney-in-Fact

/s/ Isaac R. Souede
Isaac R. Souede, in his capacity as Management Representative

[Signature Page 6 to Purchase Agreement]

With Respect to Sections 4.1(a), (b) and (d) and Section 6.19 only:

SEQUANA CAPITAL

By:	/s/ Pascal Lebard
Name:	Pascal Lebard
Title:

[Signature Page 7 to Purchase Agreement]

Exhibit A-1

EMPLOYMENT AGREEMENT1

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of June 22, 2005, by and between (•), a • corporation (the “Company”), and • (the “Employee”).

WITNESSETH:

WHEREAS, pursuant to a Purchase Agreement dated as of June 22, 2005 (the “Acquisition Agreement”) among Legg Mason, Inc., a Maryland corporation (“Legg Mason”), Permal Group Ltd, a corporation organized under the laws of England and Wales (“Permal”), and the shareholders of Permal, Legg Mason is acquiring 80% of the stock of Permal; and

WHEREAS, upon closing under the Acquisition Agreement, the Employee, as a shareholder of Permal, will indirectly receive a portion of the consideration being paid by or on behalf of the Company pursuant to the Acquisition Agreement; and

WHEREAS, in consideration of the benefits to be derived by the Employee under this Agreement and the Acquisition Agreement, the Employee is willing to undertake certain restrictions on the Employee’s business activities from and after the date hereof upon the terms and conditions set forth herein; and

WHEREAS, the services of the Employee are of a special, unique and unusual character which gives them distinctive value; and

WHEREAS, the Company desires that the Employee continue after the acquisition to render services to the Company, in accordance with the terms and conditions set forth herein; and

WHEREAS, the Employee desires to be employed by the Company pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual benefits and covenants contained herein, it is hereby agreed as follows:

1. Term of Employment. The Company hereby employs the Employee and the Employee hereby accepts employment with the Company, all in accordance with the terms and conditions hereof, for a term commencing on the Closing Date under the Acquisition Agreement (the “Effective Date”) and expiring, unless such term is sooner terminated as provided in Section 4 below, on the date five (5) years thereafter (the “Initial Term”); provided, however, that the term of employment shall be automatically extended beyond the Initial Term, subject to the same

[1]	Although each of the Employment Agreements is substantially in the form of this Exhibit A-1, certain terms of the Employment Agreements may differ between employees.

terms, conditions and limitations as provided herein, for an additional one year period on the fifth anniversary of the Effective Date and on each such anniversary date thereafter (each, an “Additional Term”) unless, not later than 180 days prior to any such anniversary, either party to this Agreement shall have given written notice to the other that the Term of Employment shall not be extended or further extended beyond its then automatically extended term, if any. The Initial Term and any and all Additional Terms are hereinafter collectively referred to as the “Employment Period.”

2. Duties.

2.1 During the Employment Period, the Employee shall be employed by the Company in the position of [            ] and shall be subject to the general supervision, direction and control of the [                ] and the Board of Directors of the Company (the “Board”). The Employee shall perform such duties as are customary and appropriate in such capacity or office, as well as such other duties commensurate with such capacity or office as shall from time to time be assigned to the Employee by the Board. The Employee shall cooperate with and follow all lawful instructions of and the Board. The Employee shall not take, or cause the Company to take, any action which requires approval of the Board under the Revenue Sharing Agreement among Legg Mason, the Company and certain other persons named therein (the “Revenue Sharing Agreement”), without first obtaining the approval of the Board.

2.2 During the Employment Period, the Employee shall devote substantially all of the Employee’s business time, energies, attention and ability to the business of the Company, and shall faithfully and diligently perform the duties of the Employee’s employment with the Company and of any office or offices held by the Employee in the Company and shall use his best efforts to promote, develop and extend the business of the Company and its Affiliates (as defined in Section 2.3 below). It is understood and agreed that, without prior written approval from the Board, the Employee may not engage in any other business activities during the period of the Employee’s employment by the Company, whether or not for profit or other pecuniary advantage. Notwithstanding the foregoing, the Employee may [(a) continue to engage in the activities currently conducted by the Employee which may be for compensation that are briefly described on Exhibit A annexed hereto, subject to the restrictions set forth in Exhibit A and the parties agree that the Employee’s engagement in such activities shall not be deemed to be in violation of this Section 2 or Section 5 hereof (if applicable)]; (b) make personal or family related financial investments which do not involve any material active participation on the Employee’s part if such investments are made in compliance with Section 5.2 below; and (c) engage in charitable, educational, religious, civic, trade associations and similar types of activities; provided, however, that any such activities described in items (a), (b) and (c) above do not interfere with the Employee’s duties hereunder. Any director’s or other fees or compensation received by the Employee related to the activities described in the preceding sentence may be retained by the Employee without set-off, adjustment or diminution of his salary, incentive compensation or any other rights hereunder.

2.3 For purposes of this Agreement, an “Affiliate” of any person shall mean any other person directly or indirectly controlling or controlled by or under direct or indirect common

2

control with such specified person. For the purpose of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. The term “person”, for the purpose of this definition, shall include any corporation, partnership, limited liability company, trust or other entity but shall not include any individual. The Employee acknowledges that all references to an “Affiliate” of the Company shall include, without limitation, Legg Mason and any of its direct or indirect wholly owned or majority- owned subsidiaries.

2.4 For the purposes of this Agreement, the “Company” shall include the Company, and after the Effective Date, the Company’s subsidiaries and affiliates.

2.5 The Company will not (a) substantially reduce the number of days per annum for which the Employee is permitted to telecommute (as compared to the approximate average number of telecommuting days per annum during the Employee’s period of employment with the Company), or (b) substantially reduce the Employee’s percentage participation in the Company’s incentive compensation plans or programs (as compared to such percentage in the most recent bonus period commencing on or after the Effective Date), in each case, without discussing such reduction(s) with the Employee.

3. Compensation.

3.1 As consideration for the services that the Employee shall render hereunder, the Employee shall be entitled to the following, subject to the provisions of Section 4:

(a) The Employee shall be entitled to an annual base salary at the rate of $• per annum, prorated for any partial periods and payable in accordance with the standard payroll practices of the Company.

(b) The Employee shall be entitled to participate, under the terms of the relevant plan or program, in:

(i) the Incentive Pool established under the Revenue Sharing Agreement; and

(ii) such other incentive plans or programs as may be instituted hereafter and made available to the Employee in the sole discretion of the Board.

(c) The Employee shall be entitled to participate on a non-discriminatory basis with all other senior executives of the Company, in any 401(k), insurance or medical insurance plan, or other employee benefit plan adopted by the Company, Legg Mason or an Affiliate of Legg Mason and in effect from time to time, to the extent that such plan is made available to senior executives of the Company and the Employee is eligible to participate in such plan under the applicable provisions thereof.

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(d) The Employee shall be entitled to annual vacation, normal business holidays, and sick leave on a non-discriminatory basis as is available to other senior executives of the Company.

3.2 The Employee shall be entitled to reimbursement privileges with respect to reasonable business expenses in accordance with the Company’s standard reimbursement policy for employees of the Company.

3.3 The Employee agrees that, unless otherwise approved in writing by the Board, the Employee shall not receive any additional compensation for serving as an officer or director of the Company.

4. Termination. Employment under this Agreement shall terminate upon the occurrence of any of the following events:

4.1 Mutual Agreement. The parties’ may mutually agree to the termination of the Employee’s employment with the Company under this Agreement and, upon doing so, the Employee shall be treated as if he or she were terminated without Cause under the provisions of Section 4.4.

4.2 Death or Total Disability.

(a) The Employee’s employment with the Company under this Agreement shall terminate in the event of the death or Total Disability of the Employee.

(b) The Employee’s right to receive salary and other compensation and all other rights under this Agreement shall terminate at the end of the month during which death or Total Disability (as defined below) occurs; provided, however, that Employee shall be entitled to receive: (i) incentive compensation, if any, approved by the Board for a period completed prior to the date of the Employee’s termination, which remains unpaid on the date of the Employee’s termination; (ii) the Employee’s share of incentive compensation for the bonus period in which the date of death or Total Disability occurs (the “Final Bonus Period”), as determined in accordance with the terms of the Incentive Pool under the Revenue Sharing Agreement, prorated by a fraction equal to the number of days from the start of the Final Bonus Period until (and including) the date of death or Total Disability over the total number of days in the Final Bonus Period (paid at the time and manner in which incentive compensation under the Revenue Sharing Agreement is payable); (iii) reimbursement for all expenses (in accordance with Company policies) incurred prior to the date of death or Total Disability; and (iv) vested amounts to which the Employee is entitled under any compensation plan or benefit plan of the Company, at the time such payments are due under the terms of the applicable plan.

(c) For the purposes of this Agreement, “Total Disability” shall be deemed to have occurred when the Employee shall have been unable to perform the duties of the Employee’s employment by reason of illness or incapacity for a period of one hundred twenty (120) consecutive days or for one hundred eighty (180) consecutive or non-consecutive days in any period of fifty-two (52) consecutive weeks, and if within thirty (30) days after written notice

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of termination is given by the Company, the Employee shall not have returned to the full-time performance of his duties.

4.3 Termination for Cause or Termination by Employee Without Good Reason.

(a) The Employee’s employment with the Company under this Agreement may be terminated by the Company for Cause, as determined in good faith by the Board, at any time upon written notice from the Company to the Employee. For purposes of this Agreement, the term “Cause” is defined as: (i) willful and continued failure by the Employee to substantially perform the Employee’s duties pursuant to this Agreement or substantially follow the lawful directions of the Board (other than as a result of death or Total Disability) unless, in the case of directions given to the Employee, following or implementing such directions would result in a material violation of applicable laws, rules and regulations; based on advice of outside counsel (ii) any willful malfeasance of the Employee in connection with the performance of such duties or directions that have the effect of materially injuring the reputation, business or business relationships of the Company; (iii) any material breach of any of the terms of this Agreement by the Employee; (iv) fraud, embezzlement or misappropriation by the Employee in connection with his employment hereunder, as determined in good faith by the Board after investigation, notice of the charge to the Employee, and providing the Employee an opportunity to respond; (v) the Employee being adjudicated as bankrupt, making an assignment for the benefit of creditors, being declared insolvent or otherwise availing Employee (except as a creditor) of any bankruptcy or insolvency law, whether now or hereafter enacted; (vi) any material violation of any statutory or common law fiduciary duty or duty of loyalty to the Company or any of the Company’s clients; (vii) any finding or adjudication by a court, government agency or regulatory authority (including, without limitation, the Securities and Exchange Commission, National Association of Securities Dealers, Inc., or any state securities commission) that the Employee has violated any law, rule or regulation relating to the regulation of investment advisers or securities, which finding or adjudication, in the reasonable judgment of the Board, could have a significant adverse effect on the reputation or business of the Company or any of its Affiliates; (viii) any order, judgment or decree (whether entered by consent or after trial or adjudication) of any court, government agency or regulatory authority which censures or imposes any substantial sanctions on the Employee in connection with investment advisory or securities related activities or which enjoins, bars, suspends or otherwise substantially limits the Employee from acting as an investment adviser, an advisory affiliate or associated person of an investment adviser, or from engaging in any activity in connection with the purchase or sale of securities; (ix) the reasonable determination by the Board that the Employee has committed an act which, in the Board’s reasonable opinion, after investigation, notice of the act to the Employee and providing the Employee an opportunity to respond, is reasonably likely to lead to any such order, judgment or decree; (x) substance abuse; or (xi) conviction of a felony or the entry of a guilty plea or plea of nolo contendere in any felony proceeding, and any such event set forth in clauses (i), (ii) or (iii) above shall not be remedied within thirty (30) days after the Employee’s receipt of the applicable notice specifically identifying the nature of the facts which the Company believes constitutes Cause under any such clause.

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(b) Upon any termination pursuant to Section 4.3(a) or by the Employee without “Good Reason,” as that term is defined in Section 4.5, the Employee shall be entitled to receive: (i) all accrued but unpaid base salary through the date of termination; (ii) reimbursement for expenses (in accordance with Company policies) incurred prior to the effective date of such termination; and (iii) vested amounts due under any compensation or benefit plan of the Company, at the time such payments are due under the terms of the applicable plan (unless the applicable benefits plan provides for loss of vested benefits in the event of a termination for Cause or without Good Reason). Additionally, if the Employee terminates without “Good Reason, he shall also be entitled to incentive compensation, if any, approved by the Board for a period completed prior to the date of the Employee’s termination, which remains unpaid on the date of the Employee’s termination. Nothing herein shall affect the termination of stock options or other securities related plan units upon termination of employment as provided or permitted under the terms of Legg Mason’s stock option or other securities benefits plans.

4.4 Termination Without Cause.

(a) The Company may terminate the Employee’s employment under this Agreement at any time without Cause, subject to the severance provisions set forth in Section 4.4(b) below. The parties acknowledge that the Company may terminate the Employee’s employment for any or no reason pursuant to this Section 4.4.

(b) For a period beginning on the date of termination and ending twelve (12) months after the date of such termination (the “Severance Period”), the Employee shall be entitled, upon execution and effectiveness of a general release to continue: (i) to receive the Employee’s then current annual base salary; (ii) to participate in any employee benefit plans described in Section 3.1(c) above in which Employee was a participant on the date of termination, to the extent such plans allow such continued participation; provided, however, that the Company may either continue the Employee’s coverage under the Company’s accident, disability, medical, dental and sickness and hospitalization insurance benefit plans or provide equivalent coverage (provided however, that such benefits shall cease if Executive elects coverage as an employee or consultant under a health plan of another employer); and (iii) to participate in the Incentive Pool under the Revenue Sharing Agreement at the same percentage (prorated for any partial periods, as applicable) that the Employee was participating at immediately prior to the Employee’s termination, (any incentive compensation payments during the Severance Period shall be paid at the time and manner in which incentive compensation relating to such period(s) under the Revenue Sharing Agreement are payable). Employee shall further be entitled to receive reimbursement for expenses (in accordance with Company policies) incurred prior to the effective date of such termination. Nothing herein shall affect the termination of stock options or other securities related plan units upon termination of employment as provided or permitted under the terms of Legg Mason’s stock option or other securities benefits plans. The Employee shall promptly notify the Company if the Employee elects to obtain such benefits as described in Section 3.1(c) above from other employment, consulting or otherwise.

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(c) Notwithstanding the preceding, if the amounts payable to the Employee pursuant to this Section 4.4, either alone or together with other payments which the Employee has the right to receive either directly or indirectly from the Company, would constitute an excess parachute payment (the “Excess Payment”) under Section 280G of the Internal Revenue Code of 1986, as amended, the Employee hereby agrees that the amounts payable pursuant to this Section 4.4 shall be reduced (but not below zero) by the amount necessary to prevent any such payments to the Employee from constituting an Excess Payment, as determined by the Company’s independent auditors.

4.5 Termination at Employee’s Option for Good Reason.

(a) Subject to Section 4.5(b) below, the Employee may terminate the Employee’s employment with the Company under this Agreement based on the occurrence of any of the following circumstances, without the Employee’s consent, any of which shall constitute “Good Reason”:

(i) the Company materially diminishes the level of the Employee’s duties or authority;

(ii) the Company materially breaches any of its obligations hereunder;

(iii) the Employee is required to render his regular duties at an office located more than twenty-five (25) miles outside of New York, New York; or

(iv) the Company reduces the Employee’s annual salary.

(b) In order for the Employee to effect a termination for Good Reason after the occurrence of an event described in Section 4.5(a) above, (A) within 90 days after the occurrence of such event the Employee must give written notice to the Company of the occurrence of such event, specifically identifying the nature of the facts constituting Good Reason, and (B) the Company shall have failed to cure (if curable) such event within thirty (30) days from the date the Employee delivers the written notice to the Company. The Employee shall thereupon be entitled to terminate his employment with the Company for Good Reason and, upon doing so, the Employee shall be treated as if he or she were terminated without Cause under the provisions of Section 4.4.

5. Restricted Activities. As an inducement to Legg Mason and the Company to enter into the Acquisition Agreement and in consideration of the benefits to be derived by the Employee under this Agreement and the Acquisition Agreement, and to preserve the goodwill associated with the business of the Company, the Employee hereby agrees to the following restrictions on the Employee’s business activities that are not on behalf of the Company under this Agreement:

5.1 (a) As a separate and independent covenant, the Employee agrees that, during the Restricted Period (as defined below), the Employee shall not, without the written consent of the Company (which may be withheld for any or no reason in the Company’s sole discretion)

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directly or indirectly, whether for his own account or for the account of any other person, firm, corporation, or other business organization, (i) provide Investment Advisory Services (as defined below) to any Client (as defined below) or be employed by or affiliated or associated with any enterprise which directly or indirectly provides or offers to provide such services to any Client, (ii) make any statements or take any actions that may interfere with the Company’s or an Affiliate’s business relationships with any Client; (iii) contact either directly or indirectly any Client or otherwise induce or attempt to induce any Client to enter into any business relationship or to place any funds or securities under management with any person or firm other than the Company or an Affiliate relating to investments of any type, (iv) endeavor to entice away from the Company any person who is, or was at any time during the Restricted Period, employed by the Company, or during the Restricted Period, employed by or associated with the Company as an executive, officer, employee, manager, salesperson, consultant, independent contractor, representative or other agent; or (v) take any actions that may interfere with the Company’s property rights in lists of Clients or otherwise diminish the value of such lists to the Company.

(b) The term “Restricted Period” shall mean the period beginning on the Effective Date and ending on the later of: (a) five (5) years after the Effective Date or (b) one year after termination of the Employee’s employment.

(c) The term “Investment Advisory Services” shall mean investment consulting, the rendering of investment advice to institutional or individual clients, the management of publicly traded securities for institutional or individual accounts, asset management and all other services which are customarily provided by persons or entities registered as investment advisers under the Investment Advisers Act of 1940, as amended.

(d) For all purposes of this Agreement, the term “Client” shall have the meaning set forth in the Acquisition Agreement and those clients who are named on a list given to Employee within ten (10) business days after his termination of employment. The term “Client” shall not include any member of the Employee’s immediate family, as defined under Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any trust of which the Employee or any member of his immediate family is a grantor or beneficiary (as defined in Rule 16a-1 under the Exchange Act).

5.2 As a separate and independent covenant, the Employee agrees that, during the Restricted Period, the Employee shall not, either for the Employee’s own account or on behalf of any person or entity with which the Employee is associated or affiliated, without prior written approval from the Board, directly or indirectly, own, share in the earnings of, or invest in the stock, bonds, or other securities of any person, firm or business organization which shall do or attempt to do any of the activities described in Section 5.1, except in accordance with the Employee Investment Criteria set forth below. For purposes hereof, the Employee Investment Criteria shall mean an investment in stocks, bonds or other securities which meets all of the following criteria: (a) such stock, bonds or other securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act or are securities of open end investment companies; (b) such investment does not exceed, in the case of any class of the capital stock of any one issuer, one percent (1%) of the issued and outstanding

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shares, or, in the case of bonds or other securities, one percent (1%) of the aggregate principal amount thereof issued and outstanding; and (c) such investment is in compliance with the Company’s and Legg Mason’s code of ethics.

5.3 As a separate and independent covenant, the Employee covenants and agrees that beginning on the Effective Date and ending one year after termination of the Employee’s employment, the Employee shall not directly or indirectly, whether for his own account or for the account of any other person, firm, corporation, or other business organization, engage in the business of providing or soliciting to provide Investment Advisory Services of any type to any person or entity. In addition, the Employee covenants and agrees that, from the Effective Date until one year after termination of the Employee’s employment, the Employee shall not, either for the Employee’s own account or on behalf of any person or entity with which the Employee is associated or affiliated, without the prior written approval of the Board, directly or indirectly be employed by, provide consulting or other services or assistance to, own, or invest in the stock, bonds, or other securities of any person, firm or business organization which shall do or attempt to do any of the activities described above in this Section 5.3, except in accordance with the Employee Investment Criteria set forth in Section 5.2. To the extent that the provisions contained in this Section 5.3 are more restrictive than the covenants contained in Section 5.1 or 5.2, the parties intend that this Section 5.3 shall control and shall be enforced to the maximum extent permitted by law.

5.4 The Employee agrees that, if Employee should breach any of the covenants of Section 5.1, 5.2 or 5.3 above, the Restricted Period and the period specified in Section 5.3 above for all such sections shall be extended by the length of time during which the Employee is in breach of any such covenants.

5.5 The Employee and the Company agree that the periods of time and the scope applicable to the covenants of Sections 5.1, 5.2 and 5.3 are reasonable and necessary to protect the legitimate business interests of the Company without unduly limiting the Employee’s ability to obtain employment or otherwise earn a living at the same general level of economic benefit as anticipated by this Agreement. However, if such period or scope should be adjudged unreasonable in any judicial or other dispute resolution proceeding, then the period of time or scope shall be reduced by the extent deemed unreasonable, so that these covenants may be enforced during such period and for such scope as are adjudged to be reasonable.

5.6 It is understood by and between the parties hereto that the covenants by the Employee set forth in this Section 5 are an essential element of this Agreement and that, but for the agreement of the Employee to comply with such covenants, the Company would not have entered into this Agreement and Legg Mason and the Company would not have entered into the Acquisition Agreement. The Company and the Employee have independently consulted with their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the businesses conducted by the Company and its Affiliates.

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5.7 For purposes of applying Section 5.1(a), Employee acknowledges that (i) any goodwill associated with relationships with Clients belongs solely to the Company and not to the Employee, (ii) the transaction with the Company pursuant to the Acquisition Agreement has recognized substantial value for such good will and through the subsequent payment thereunder may recognize substantial additional value, and (iii) Employee, as a shareholder of Permal, is sharing in the value vested thereby.

6. Confidentiality. The Employee agrees that the Employee will not, directly or indirectly, either during the period of the Employee’s employment with the Company or any time thereafter, divulge or use any information regarding the business of the Company or any of its Affiliates (including, without limitation, confidential records, Client and customer lists, computer software, data, documents, operational methods, pricing and investment policies and trade know-how and secrets) compiled by, created by, obtained by, or furnished to, the Employee while the Employee is employed by or associated with the Company; provided, however, that this obligation to maintain confidentiality shall not apply to any such information which (a) is or becomes generally available to the public other than as a result of disclosure by the Employee in violation of this Agreement, or (b) subsequent to termination of employment is disclosed to the Employee on a nonconfidential basis from a source other than the Company and not known by the Employee to be subject to a confidentiality agreement between such source and the Company. All materials, records and documents (whether in written or other tangible form, including electronic media) made by the Employee or coming into the Employee’s possession concerning the business or affairs of the Company or any of its Affiliates shall be the sole property of the Company and its Affiliates. Upon the termination of the Employee’s employment hereunder for any reason or upon the request of the Company during the Employment Period, the Employee shall promptly deliver such materials, records and documents, and all copies thereof, to the Company or to any of its Affiliates designated by the Company. The Employee’s covenants contained in this Section 6 shall survive any termination of the Employee’s employment with the Company hereunder for any reason, and shall be enforceable as provided in Section 8 following such termination.

7. Covenants to Report. The Employee agrees to render to the Company or to any Affiliate designated by it such reports of the activities undertaken by the Employee or conducted under the Employee’s direction pursuant hereto during the Employment Period as the Company may reasonably request. The Employee also agrees to provide, and the Company may similarly provide, a copy of Sections 5, 6 and 8 of this Agreement to any business or enterprise engaged in providing Investment Advisory Services (i) which the Employee may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, control or control of, or (ii) with which the Employee may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which the Employee may use the Employee’s name or permit the Employee’s name to be used; provided, however, that this provision shall not apply in respect of Section 5 of this Agreement after expiration of the time period set forth therein.

8. Specific Performance. (a) The Employee’s covenants contained in Sections 5, 6, 7 and 8 shall survive any termination of the Employee’s employment with the Company hereunder for

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any reason, and shall be enforceable following such termination. Without intending to limit the remedies available to the Company, the Employee agrees that damages at law will be an insufficient remedy to the Company in the event that the Employee violates any of the terms of Section 5, 6 or 7 and that the Company may apply for and is entitled to injunctive relief in any court of competent jurisdiction to restrain the breach or threatened breach of, or otherwise to specifically enforce, any of the covenants of such Sections, in each case without proof of actual damages. Moreover, in the event that the Employee violates any of the terms of Section 5 or 6, any obligations to make severance payments, including all payments and benefits to which the Employee would otherwise be entitled under this Agreement, shall cease to the full extent permitted by law. In the event that any covenant contained in Section 5 or 6 is deemed to be unreasonable by a court of competent jurisdiction, the Employee agrees and submits to that covenant as modified in such manner as that court shall deem reasonable.

9. Compliance With Other Agreements. The Employee represents and warrants to the Company that the execution of this Agreement by the Employee and the Employee’s performance of the Employee’s obligations hereunder will not, with or without the giving of notice and/or the passage of time, conflict with, result in the breach of any provision of or the termination of, or constitute a default under, any agreement to which the Employee is a party or by which the Employee is or may be bound.

10. Assignment. Neither party shall have the right to assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party. Any merger or consolidation of the Company (or any direct or indirect parent thereof other than Legg Mason) or any sale or transfer of all or substantially all of the stock or assets of the Company (or any direct or indirect parent thereof other than Legg Mason) shall be deemed an assignment in violation of the terms of this Section 10, unless Legg Mason shall be the direct or indirect parent of the successor entity, in which case the Employee’s consent shall not be required. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their heirs, personal representatives, successors and permitted assigns.

11. Severability. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

12. Waivers. Neither this Agreement nor any term or condition hereof or right hereunder may be waived or shall be deemed to have been waived or modified in whole or in part by any party or by the forbearance of any party to exercise any of its rights hereunder, except by written instrument executed by or on behalf of that party. The waiver by either party of a breach by the other party of any of the provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party.

13. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed effective (a) when delivered personally, (b) when sent by confirmed facsimile, (c) one (1) day after deposit with a

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commercial overnight courier with written verification of receipt, or (d) three (3) days after deposit in the United States mail by certified mail postage prepaid. All communications will be sent to the party to whom they are directed at the address set forth below:

(a)	If to the Employee:

  •

  •

  •

  Facsimile No.: •

(b)	If to the Company:

  •

  •

  •

  Attention: •

  Facsimile No.: •

  with a copy to:

  Legg Mason, Inc.

  100 Light Street

  Baltimore, Maryland 21202

  Attention:           General Counsel

  Facsimile No.:     (410) 454-4607

Any party may change the address to which such notices are to be sent by giving the other parties notice thereof in the manner herein set forth.

14. Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. Without limitation, nothing in this Agreement shall be construed as giving the Employee any right to be retained in the employ of the Company beyond the expiration of the Employment Period, and the Employee specifically acknowledges that if the Employee continues to be employed by the Company thereafter, the Employee shall be an employee-at-will of the Company.

15. No Amendments. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought.

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16. Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

17. Gender. Any masculine personal pronoun shall be considered to mean the corresponding feminine personal pronoun, as the context requires.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to the conflicts of law principles thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

[COMPANY]

By:
Name:
Title:

[EMPLOYEE]

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EXHIBIT A

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Exhibit C

NET REVENUE SHARING AGREEMENT

BY AND AMONG

LEGG MASON, INC.

PERMAL GROUP LTD.

AND

THE PRINCIPAL OFFICERS NAMED BELOW

THIS NET REVENUE SHARING AGREEMENT (“Agreement”) is made and entered into as of                                  , 2005, by and among LEGG MASON, INC., a Maryland corporation (“Legg Mason”); Permal Group Ltd., a company incorporated in England and Wales (“Permal”); and Isaac R. Souede, Lawrence C. Salameno, James R. Hodge, Thomas M. DeLitto and Edmond de La Haye Jousselin, who are the principal officers of Permal (collectively, the “Principal Officers”). Permal and all existing and any future subsidiaries of Permal are each referred to in this Agreement as a “Company,” and collectively as the “Companies.” The term “subsidiary” as used in this Agreement shall have the same meaning as under United States generally accepted accounting principles (“US GAAP”). Capitalized terms defined in the “Acquisition Agreement” (as defined below) shall have the same meaning when used in this Agreement.

WHEREAS, pursuant to a Purchase Agreement dated as of                                  ,              (the “Acquisition Agreement”), by and among Legg Mason, and the shareholders of Permal, Legg Mason is acquiring all of the ordinary voting shares of £ 1 each of Permal and a portion of the ordinary non-voting shares of £ 1 each of Permal (collectively, the “Common Shares”); and

WHEREAS, concurrently with such acquisition by Legg Mason, the share capital of Permal is being reorganized so that Legg Mason will own all of the Common Shares, and the remaining shareholders of Permal, in lieu of their non-voting ordinary shares of £ 1 each of Permal, will own only Preference Shares of £ 1 each of Permal (the “Preferred Shares”), the terms of which are set forth in the articles of association, as amended (the “Articles”) of Permal substantially in the form attached as Schedule 3.1(c) to the Acquisition Agreement; and

WHEREAS, as set forth in the Acquisition Agreement, the Preferred Shares are subject to call options granted to Legg Mason and put options granted by it; and

WHEREAS, the parties desire to afford the management of the Companies discretion with respect to the day-to-day operations of the Companies in light of existing management’s demonstrated ability to manage Permal and the desire of the parties to allow management to participate in the growth of the Companies; and

WHEREAS, the parties hereto desire to enter into certain agreements regarding revenues, expenses and management of the Companies deemed necessary by the parties to foster the continued growth and expansion of the Companies’ business; and

NOW, THEREFORE, in consideration of the mutual premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows;

1. Consolidated Net Revenues.

(a) Definition of Consolidated Net Revenues. Consolidated Net Revenues (“CNR”) shall mean, for any given financial period, the difference between (i) the sum of Consolidated

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Gross Revenues (“CGR”) and (ii) Consolidated Variable Costs (“CVC”), each for such period, of the consolidation scope (“CS”) of Permal. The first such period shall begin on the day of the Initial Closing and end on the last day of the month in which the Initial Closing occurs. This Agreement relates solely to net operating revenues of the Companies and nothing in this Agreement is intended to deal, directly or indirectly, with all or any portion of any proceeds of a sale of all or any part of the Companies or of any sale of the Companies’ assets effected in connection with the sale of all or part of the Companies’ business or the gain arising from the sale of assets of the Company in the ordinary course of business consistent with part practice, all of which proceeds or gain shall, subject to the Articles and Applicable Law, be distributed to holders (the “Common Shareholders”) of the Common Shares net of any taxes payable by the Companies with respect to any such sale.

(i) CGR shall mean, for any given financial period, all consolidated revenues after elimination of “intra-company revenues” of the Companies, from whatever source derived, calculated on an accrual basis, for such financial period, including, without limitation, Net Financial Income. “Intra-company revenues” shall mean the inter-company revenues of the Companies only, exclusive of the revenues derived from transactions with Legg Mason or other “Legg Entities” (as defined below), other than the Companies.

(ii) CVC shall mean, for any given financial period, the sum of all consolidated costs and expenses presented on Schedule A, after elimination of intra-company costs and expenses, for such period, calculated on an accrual basis, booked in accordance with US GAAP consistently applied, and as calculated in accordance with prior practices of the Companies, and relating to:

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(A) Obligations pursuant to any distribution or similar agreements;

(B) Any contractual obligations for finders’ fees or similar arrangements that relate to the generation of new AUM resulting in additional CGR;

(C) Depreciation and amortization relating to any financing of the payment of fees with respect to the distribution of B and C shares;

(D) Any marketing or promotional expenses required or necessary to support the generation or maintenance of AUM; and

(E) Any other costs and expenses as mutually agreed between the parties.

(iii) CS shall mean, in the case of any given financial period the group of direct and indirect entities consolidated in the consolidated financial statements of Permal for such financial period in accordance with US GAAP. However, for the purpose of the calculation of CGR and CVC:

(A) Each entity listed in Schedule B shall be consolidated in proportion to the direct or indirect equity interest in such entity held by Permal;

(B) Each entity listed in Schedule C shall be excluded except for any dividends and other distributions received from it;

(C) Entities, and in particular investment funds directly or indirectly managed by Permal, deemed to be consolidated under the FIN 46 rule, shall be excluded; and

(D) The methodology which would apply to each new entity, not currently part of the CS in which Permal and its wholly-owned subsidiaries would own less than 100% will be mutually agreed between the parties;

In addition, CVC will include the “Non-Deductible Amount” (as defined in Section 1(g) below) for the financial year in which it is incurred.

(iv) Net Financial Income shall mean (A) net interest, (B) dividends and similar distributions, and (C) net realized gains and losses on seed investments, in each

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case paid or derived from investments in entities that are not included in the CS, all as determined in accordance with US GAAP consistently applied and as calculated in accordance with prior practices of the Companies. For purposes of this Agreement, “seed investments” shall mean initial investments in or commitments to new funds or other comparable investment vehicles.

Notwithstanding the foregoing, CGR and CVC shall (i) exclude Legg Mason’s “Losses” (as defined in Section 8.1 of the Acquisition Agreement), (ii) any costs, expenses and obligations for which Sellers are responsible under Section 6.11 of the Acquisition Agreement (collectively, “Tax Obligations”), and (iii) any distribution (a “Section 2.18 Distribution”) made pursuant to Section 2.18 of the Acquisition Agreement. Such Losses and Tax Obligations shall be the responsibility of Legg Mason, subject to its rights of indemnification under the Acquisition Agreement, it being understood that nothing in this Agreement shall adversely affect the rights of Legg Mason under the Acquisition Agreement or relieve the Principal Officers in their capacity as Management Shareholders of their obligation thereunder.

(b) Allocation of CNR. The Common Shareholders shall procure that for each financial year of Permal during the term of this Agreement, subject to the next paragraph of this Section 1(e):

(i) Permal shall pay a dividend (the “Common Shareholders’ Dividend) to the Common Shareholders equal to the applicable percentage of CNR for such financial year, determined in accordance with Schedule D attached hereto (such applicable percentage, the “EBIT Percentage”), subject, however, to the other applicable provisions of this Agreement, including, without limitation, the deduction for taxes provided in Section

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1(c)(i)(D); provided, however, that the Common Shareholders’ Dividend shall be equal to the applicable percentage of CGR for such financial year, determined in accordance with Schedule E attached hereto (such applicable percentage, the “CGR Percentage”), subject, however, to the other applicable provisions of this Agreement, if the amount of the Common Shareholders’ Dividend as so determined is greater than the amount thereof determined in accordance with the preceding clause of this Section 1(b)(i); and

(ii) the Companies shall retain as Retained Net Operating Revenues (“RNOR”) the applicable EBIT Percentage for such financial year, determined in accordance with Schedule D attached hereto (the “Retained EBIT Percentage”) and the other applicable provisions of this Agreement, or the applicable CGR Percentage for such financial year, determined in accordance with Schedule E attached hereto (the “Retained CGR Percentage”) and the other applicable provisions of this Agreement, as the case may be.

Notwithstanding the foregoing, (i) CGR shall not include, and in the case of this clause (i) RNOR shall include, in each financial period, that portion of any gross performance or incentive based fees in excess of 12% of the Companies’ gross fixed fees and annual fees earned during such financial period; and (ii) CNR shall not include, and in the case of this clause (ii) RNOR shall include, in each financial period, that portion of any gross performance or incentive based fees in excess of 12% of the Companies’ gross fixed fees and annual fees earned during such financial period (net of appropriate Distribution Fees corresponding to such excess).

In addition to the Common Shareholders’ Dividend for any financial year, Permal, in the discretion of the Permal Board, may pay interim dividends (“Interim Dividends”)

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and may make loans to the Common Shareholders (the “Loans” and, together with the Interim Dividends and the Common Shareholders’ Dividend, the “Common Shareholders’ Payments) from time to time during such financial year; provided, however, that the aggregate amount of Interim Dividends and Loans during any financial year shall be limited to the greater of the applicable EBIT Percentage of CNR or CGR Percentage of CGR during the “applicable period”. The “applicable period” in any financial year, in the case of any such Interim Dividend or Loan, shall mean the financial period from the beginning of such financial year to the end of the financial quarter preceding the declaration of such dividend or the making of such loan, as the case may be. Each Loan shall be made on such terms as the Permal Board shall deem appropriate.

The Common Shareholders shall procure that Permal shall make distributions of the Common Shareholders’ Payments within five (5) business days after the determination of the amount of the Common Shareholders’ Payments pursuant to Section 1(e) below and, in the case of the Common Shareholders’ Dividend or any Interim Dividend, the declaration thereof. Notwithstanding the foregoing, the Common Shareholders’ Payments payable hereunder (including any Loans, as though they were Interim Dividends) shall be subject to the rights of the holders of the Preferred Shares to receive the Preferred Dividends on the Preferred Shares, as provided in the Articles. Any subsidiaries of Permal shall timely make any distributions to Permal which are required for Permal to make distributions of the Common Shareholders’ Payments. The Companies shall have the same fiscal year-end as Legg Mason during the period that they are direct or indirect subsidiaries of Legg Mason.

The Common Shareholders’ Dividend for any financial year shall be reduced, first, by the “Preferred Dividend” (as defined in the Articles) required to be paid on the Preferred

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Shares, as provided in the Articles, second, by the amount of any Loans (including any accrued interest thereon) made in such financial year, and, third, by the amount of any Interim Dividends paid in such financial year; such Loans (and accrued interest) shall be deemed paid to the extent of such reduction applicable to them.

Nothing in this Section 1 shall oblige Permal to distribute Common Shareholders’ Dividends and Interim Dividends which would exceed its distributable reserves or which would result in violation of applicable regulatory capital adequacy requirements, in each case as determined in accordance with applicable law. If the amount of the Common Shareholders’ Payments for any financial year would exceed Permal’s distributable reserves, or would result in such a violation, as so determined, the excess shall (subject to Section 1(f)) be added to the Common Shareholders’ Payments due in subsequent financial years until all such excess has been paid.

Except as provided above in this Section 1 and in the Articles, the Common Shareholders shall not be entitled to any Common Shareholders’ Payments so long as this Agreement shall be in effect, and the Common Shareholders agree to use their best efforts to have the “Boards” (as defined below in Section 2) act in accordance with this Agreement and the Articles in connection with authorizing or declaring any Common Shareholders’ Payments in accordance with the terms of this Agreement or the Articles.

(c) RNOR - Retained Net Operating Revenues.

(i) Retained Net Operating Revenues shall be applied by the Companies to pay and provide for all of the Companies’ expenses and expenditures, which shall be

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determined in accordance with US GAAP (“Company Expenditures”), including, without limitation:

(A) all salaries and employee benefits of their employees;

(B) all expenses of the Companies payable to third parties;

(C) upon authorization of a Principal Officer, all intercompany expenses of the Companies from Legg Mason or its subsidiaries, other than the Companies (Legg Mason and its subsidiaries are individually referred to as a “Legg Entity,” and collectively as “Legg Entities”) including, without limitation, expenses incurred by Legg Entities;

(D) all expenses of the Companies for non-income related federal, state, local or foreign taxes, licenses or registration fees pertaining to the operations of the Companies after the closing under the Acquisition Agreement (except for any federal, state, local or foreign taxes on income of the Companies and the Legg Entities, which shall be withheld from the Common Shareholders’ Payments and paid by the Company, but not treated as an expense of the Companies);

(E) depreciation and amortization;

(F) minor capital expenditures (which shall be expensed and not capitalized); and

(G) interest payments to Legg Mason pursuant to this Agreement.

In addition, in each case where a Common Shareholders’ Payment is based on a CGR Percentage of CGR, RNOR shall be applied by the Companies to pay and provide for CVC for the financial period to which such Common Shareholder Payment pertains.

For purposes of this Agreement, a “minor capital expenditure” shall mean any single expenditure for real or personal property in the amount of $2,500 or less.

The Company will use its best efforts to cause the Companies to not incur expenses or obligations that exceed their ability to pay or provide for them when due out of RNOR.

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Notwithstanding the foregoing, Company Expenditures shall exclude (A) any expenses and expenditures to the extent taken into account in the calculation of CVC, (B) any Losses of Legg Mason, (C) any Tax Obligations, (D) any depreciation or amortization resulting from or related to the acquisition by Legg Mason of Equity Interests of Permal as contemplated by the Acquisition Agreement, and (E) any Section 2.18 Distributions.

(ii) If the Companies expect to request the funding of non-minor capital expenditures by Legg Mason, such funding shall be discussed in advance by the parties. If Legg Mason agrees to fund a non-minor capital expenditure, such expenditure shall be amortized on the books and records of the Companies over a period of time determined in accordance with Legg Mason’s practice current at the time of the expenditure consistent with US GAAP, and Legg Mason’s funding of such expenditure shall be repaid to Legg Mason in accordance with the amortization schedule, together with interest at the rate specified in Section 1(f)(C) hereof or such other rate agreed to by the parties. Legg Mason shall be under no obligation to agree to fund any capital expenditure, and any failure of Legg Mason to so agree shall not constitute a breach of this Agreement.

(d) Incentive Pool. To provide an incentive to the Principal Officers and other key employees of the Companies, the Companies shall establish an incentive compensation pool (“Incentive Pool”) from which they will authorize distributions of bonuses to such employees (“Bonus Distributions”). The terms of any incentive compensation plan with respect to the Incentive Pool shall be determined by the Principal Officers, subject to Board approval. The Incentive Pool shall be equal to the balance (if any) of the RNOR remaining after subtraction of all Company Expenditures other than Bonus Distributions with respect to a financial year. The Management Committee of Permal pursuant to Section 2(b) (the “Management Committee”)

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shall recommend to the Permal Board (as hereinafter defined) the recipients and amounts of all Bonus Distributions. Bonus Distributions shall be paid for the period beginning on the date of the Initial Closing and ending on March 31, 2006 and for the semi annual periods ending on September 30 and March 31, thereafter, upon, and subject in all respects to, approval by the Permal Board, it being understood that Bonus Distributions for periods ending on March 31 will be paid during the following April, and those for the periods ending on September 30 will be paid during the following October; provided, however, that a Bonus Distribution for a period ending on March 31, will be subject to a 5% retention, with any adjustment in the amount of such Bonus Distribution as a result of the annual audit of the Companies’ financial statements for such period to be applied against such retention and the balance thereof to be paid during the following May. The Common Shareholders and the Preferred Shareholders will use their best efforts to cause the members of the Board respectively designated by them to act pursuant to the preceding sentence in a reasonable and timely manner. Bonus Distributions shall not be paid in excess of the total of the current Incentive Pool. Notwithstanding anything to the contrary in this Agreement, no Bonus Distributions shall be paid or committed to any employee of any of the Companies unless and until Permal is current with respect to its required distributions of the Common Shareholders’ Payments, or, in lieu thereof, the payment in full of principal of and interest on all working capital loans made pursuant to Section 2(i). Nothing contained in this Agreement shall establish or be deemed to constitute an obligation of the Companies to any particular employee of any of the Companies to pay bonuses or other compensation to such employee, or restrict the right of the Companies to terminate the employment of any employee at any time, with or without cause.

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(e) Determination of Amounts. The amount of CNR, the Common Shareholders’ Payments, RNOR, Company Expenditures and the Incentive Pool shall be determined in accordance with this Agreement by the Permal Board: (i) within 30 days after the end of each of the first three fiscal quarters in a fiscal year based on the most recent unaudited consolidated quarterly financial statements of the Companies; and (ii) within 30 days after the end of the last fiscal quarter based on the audited annual financial statements of the Companies. Any adjustments to the Common Shareholders’ Dividend, which are required as a result of the year-end audit of the annual financial statements shall be made by appropriate adjustment to the amount to be paid for such last fiscal quarter.

(f) Conversion to Working Capital Loan. If Permal, for a reason other than as stated in the penultimate paragraph of Section l(b), fails to make a distribution under Section l(b) to the Common Shareholders of all or a portion of the Common Shareholders’ Payments (notwithstanding the desire of the Permal Board to do so in the case of an Interim Dividend or a Loan), Legg Mason may, in its sole and absolute discretion, elect to deem the amount of such distribution to be a working capital loan to Permal which:

(A) has an original principal amount equal to the amount of such distribution;

(B) is payable on demand;

(C) bears interest at the rate of 50 basis points in excess of three-month LIBOR as published in The Wall Street Journal on the day Legg Mason makes the election, compounded annually;

(D) may be prepaid by Permal at any time and from time to time; and

(E) at Legg Mason’s request, shall be evidenced by a promissory note containing such other terms and conditions as are reasonably acceptable to Legg Mason.

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(g) Nondeductibility of Expenses. In the event that (i) all or any portion of the base or incentive compensation, including Bonus Distributions, of any Company employee, or (ii) all or any portion of any other Company Expenditures (excluding, however, amortizable capital expenditures and repayment of the principal balance of any Company indebtedness), are, in the reasonable judgment of Legg Mason, not fully and currently deductible (unless the current nondeductibility is due solely to a timing difference between book and tax accounting that causes a particular Company Expenditure to be deductible for tax purposes in a financial year different from the financial year in which the expense was accrued under US GAAP) under federal or state tax laws, rules or regulations (including, without limitation, any judicial or administrative rulings or interpretation thereof), and the aggregate amount that is not so deductible would reduce the Common Shareholders’ Payments for the financial year in which such amount was accrued under US GAAP, such aggregate amount to the extent that it is not currently deductible (the “Non-Deductible Amount”) shall be deemed part of CVC for such financial year.

(h) Key-Man Life Insurance. Notwithstanding anything to the contrary herein,

(i) premiums payable on life insurance policies (“Key-Man Policies”) on the life of a Principal Officer shall be paid either by funds provided by Legg Mason or out of the Common Shareholders’ Payments in proportion to its ownership of Equity Interests in the Company at the time such premiums are due, with the balance of such premiums being considered Company Expenditures;

(ii) death benefit or other proceeds paid or payable under a Key-Man Policy as described in the preceding clause (i) shall be allocated between Legg Mason and the Companies in the same proportion as described in such clause, and the amount of such

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death benefit or proceeds payable to Legg Mason shall be payable to it (at such times and in such amounts as Legg Mason elects in its sole discretion), in addition to any Common Shareholders’ Payments to which the Common Shareholders are otherwise entitled pursuant to this Agreement; and

(iii) any death benefit or other proceeds paid or payable to the Companies under a Key-Man Policy shall not be considered CGR and shall be considered RNOR.

(i) Transfer of Common Shares. Each Common Shareholder agrees that it will not transfer any Common Shares, or any interest in any Common Shares, to any person, unless and until such person becomes a party to this Agreement as a Common Shareholder and agrees to be bound by the terms hereof.

2. Management of the Companies.

(a) Board of Directors.

(i) Legg Mason shall have the right at all times to designate a majority of the Boards of Directors of each Company (individually a “Board” and collectively the “Boards”), and each of the Companies shall vote all of their shares of voting stock of their subsidiaries, if any, in favor of Legg Mason’s designees. Subject to the requirements of the next sentence, the Boards shall have such number of members as shall be determined by Legg Mason, which initially for Permal shall be                 . The President of the Company (“President”) shall be a member of each Board and of each committee thereof during the term of this Agreement; provided, however, that should the employment of the President with all of the Companies be terminated for any reason

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while the President is a director of any Company, the President shall be promptly removed from the Board of such Company and each committee thereof and the resulting vacancies thereon shall be filled by the remaining members of the Board of Directors. The holders of the Preferred Shares shall have the right to designate and remove one (1) member of the Board of Permal, who shall be a Management Shareholder.

(ii) The Articles and Articles of Incorporation (or equivalent constitutional document) of each other Company shall provide, at the option of Legg Mason, that: (A) a quorum of the Board shall consist of a majority of the directors in office, attending in person or by teleconference, of which at least one (1) shall be a director designated by Legg Mason; and (B) decisions of the Board may be made only upon a vote of the Board in which at least one (1) director designated by Legg Mason votes in favor of the decision of the majority.

(b) Management Committee. A Management Committee of Permal shall be established promptly after the date of this Agreement. It shall consist of the Principal Officers employed by Permal at any given time, including the then President of Permal. One or more other key employees of the Company may be appointed by the President, subject to the approval by the Board, to serve on the Management Committee at the pleasure of the Board for varying terms as may be designated by the Board. Except as provided in subsection (d) below and subject to any limitations imposed by law, the Management Committee shall consult with the President concerning the day-to-day operations of the Companies. The initial members of the Management Committee are named on Schedule F. Notwithstanding the foregoing, any decision made by the Management Committee may be superseded by a subsequent decision of the Board.

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(c) President.

(i) The President of each Company shall be responsible for the overall management and operation of such Companies consistent with the terms of this Agreement and subject to general supervision by the Board and with advice from the Management Committee. The President of each Company shall have the general powers and duties of management usually vested in such office, which shall include the power, subject to the Board’s authority, to (A) hire, establish the compensation levels (subject to the Employment Agreements (as hereinafter defined)) and other conditions of employment for, and supervise and discharge employees of such Company, and (B) enter into contracts not requiring approval by the Board.

(ii) Isaac R. Souede shall be the President and the chief executive officer (the “CEO”) of Permal. In the event that, for any reason, Isaac R. Souede shall no longer be President of any Company (and CEO of Permal), the Board of such Company shall select his successor (and any subsequent successor) to the position of President of such Company.

(d) Board Approval. The Board of each Company shall have exclusive authority to take action on the matters set forth below (subject to any shareholder approval of such matters which may be required under applicable law), and decisions by the Board on such actions may be made only upon a vote of the majority of the full Board and such actions, to the extent reasonably practicable, must be presented for consideration by the Board prior to any discussion with respect to such possible action with any person who is not a member of the Board or a Principal Officer or key employee of the Company:

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(i) any amendment to any employment agreement with any employee of the Company (the “Employment Agreements”), any change in the compensation or benefits of any employee who is a party to an Employment Agreement, other than as permitted under such employee’s Employment Agreement, or any other change in the terms of employment of any of such employees, provided that contributions to nondiscretionary, nonterminable benefit plans as approved by the Board (so long as such contributions are made pursuant to the terms of such plans and in accordance with applicable law) will not require separate Board approval;

(ii) except for distribution agreements with third party distributors consistent with the Companies’ prior practices, any agreement or arrangement, whether written or verbal, which imposes obligations in excess of $200,000 per annum on the Company or which is not in the ordinary course of business;

(iii) the issuance, repurchase or redemption (or any agreement regarding the issuance, repurchase or redemption) of any securities of the Company;

(iv) except for seed investments approved by the CEO up to $5 million in any one case or $40 million in the aggregate (including the $15 million of such investments reflected on the Companies’ balance sheet as at March 31, 2005), the acquisition by the Company for its own account of any other business or of the equity securities or debt securities of, or the making of any loan or advance to, any other entity, or the entering into of any joint venture, profit sharing or similar agreement;

(v) a material alteration in the fundamental businesses of the Companies (said businesses for purposes of this provision being deemed to be the management of

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investment funds or accounts for individual and institutional clients) or its basic policies and procedures, or the initiation of any business that is materially different from such fundamental businesses, or the addition of new products, including investment company or annuity products, that are in conflict with any Legg Mason product or would result in Legg Mason or any of its affiliates being deemed to be in violation of any obligation under an existing contract or arrangement to which Legg Mason or any of its affiliates is a party or is subject;

(vi) the sale, exchange, lease or hypothecation of a substantial part of the assets of the Company in any manner, except in connection with seed investments approved by the CEO or the Board in accordance with this Agreement, and the realization on such investments;

(vii) the merger, consolidation, combination, liquidation or dissolution of the Company subject, however, to the terms of Section 6(d) below;

(viii) any amendment to the Articles of Incorporation or the By-laws (or equivalent constitutional document) of the Company;

(ix) the creation of a lien against all or any portion of the assets of the Company, other than (A) purchase money security interests, in the ordinary course of business consistent with past practices of the Companies and (B) Permitted Encumbrances;

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(x) any borrowing of funds in excess of $5 million in the aggregate, except in connection with financing the payment of fees with respect to the distribution of B and C shares in the ordinary course of business consistent with past practices;

(xi) the employment of any professional personnel under an employment contract for a term exceeding one year providing for annual compensation (i.e., base salary plus guaranteed payments) in excess of $300,000;

(xii) the removal of any director designated by Legg Mason;

(xiii) the appointment of, or delegation of responsibilities to, any committee of the Board other than as provided herein;

(xiv) the election of officers of the Company, which shall be in accordance with the terms of the Employment Agreements;

(xv) transactions between the Company and any officer, director or employee of the Company, other than the payment of compensation, salary and benefits and the advancement or reimbursement of business expenses;

(xvi) the termination of employment of any Principal Officer or key employee who is a party to an employment agreement or the granting of any waiver or consent which would relieve any such Principal Officer or key employee from any obligation or restriction under such employment agreement;

(xvii) the payment of any dividend other than those provided for in this Agreement;

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(xviii) the waiver by the Company of any of the covenants under the Acquisition Agreement affecting the compensation or obligations of, or restrictions upon, the Principal Officers or other key employees of the Company; and

(xix) the initiation, management and settlement of any litigation, arbitration or regulatory proceeding or investigation, involving the Company; and

(xx) the entry into any subadvisory or other subcontractual relationship under which a Company will pay a portion of the advisory or other fees it earns with respect to an account to any subadvisor or subcontractor other than distribution and similar agreements and contractual obligations for finders’ fees and similar arrangements that relate to the generation of new AUM resulting in additional CGR.

Notwithstanding the foregoing, the Common Shareholders and the Preferred Shareholders shall use their best efforts to prevent the directors of Permal elected by them, respectively, from taking any action that conflicts with the Acquisition Agreement or the rights of the parties thereunder, subject to the right of any party to waive any such right.

3. Administration. The Parties hereto agree to meet and consult to endeavor in good faith to agree on appropriate procedures for administering the provisions of this Agreement.

4. Term and Status as Parties. This Agreement shall continue in effect for six (6) years from the date hereof at which time it shall automatically be renewed unless terminated pursuant to this Section or by mutual agreement of Legg Mason, the Companies and the Principal Officers. If the employment of any Principal Officer by all of the Companies ceases for any reason, such Principal Officer shall thereupon automatically cease to be a party to this

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Agreement and to have any rights hereunder (except for the right of such person to receive any Bonus Distribution approved by the Board and in accordance with the terms of the Companies’ incentive compensation plan under Section 1(d) or such person’s employment agreement with a Company) and shall cease to be a Principal Officer for the purposes of this Agreement. At the election of Legg Mason, any replacement President (who is not already a Principal Officer) shall become a Principal Officer for purposes of this Agreement and become a party hereto. In the event that there are no Principal Officers party to this Agreement employed by the Companies and there are no Preferred Shares outstanding, Legg Mason may, at its election, terminate this Agreement. In the event there are no Principal Officers party to this Agreement employed by the Companies while there are Preferred Shares outstanding, this Agreement shall be deemed automatically amended to substitute the Management Committee and the members thereof for the Principal Officers, except in the case of Section 6(b) where the reference to the Principal Officers shall be deleted. The Principal Officers shall also be deemed deleted as parties hereto. In the event of a material default under this Agreement by the Companies, including, without limitation, any failure by the Company to repay when due any 3 consecutive working capital loans pursuant to Section 1(f) hereof), Legg Mason shall have the right to terminate this Agreement, effective upon written notice to the other parties hereto.

5. Financial Statements.

(a) Monthly Statements. The Companies shall provide to Legg Mason, within seven (7) business days, in the case of clause (i) below, and five (5) business days, in the case of clause (ii) below, following the end of each calendar month during each financial quarter during the term hereof, an unaudited: (i) balance sheet as of the end of the most recent month; and (ii)

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statement of income and expenses for the most recent month. Such monthly financial statements shall be prepared on an accrual basis.

(b) Quarterly Statements. The Companies shall provide to Legg Mason, within seven (7) business days, in the case of clause (i) below, and five (5) business days, in the case of clauses (ii) and (iii) below, following the end of each financial quarter during the term hereof, an unaudited: (i) balance sheet as of the end of the most recent financial quarter; (ii) statement of income and expenses for the most recent financial quarter and the financial year to date; and (iii) statement of cash flows for the fiscal year to date. Such quarterly financial statements shall be prepared on an accrual basis.

(c) Annual Statements. The Companies shall provide to Legg Mason, within twenty (20) business days after the close of each financial year during the term hereof: (i) a balance sheet as of the close of the financial year; (ii) a statement of income and expenses for the fiscal year; (iii) a statement of cash flows for the financial year; (iv) a statement of changes in stockholders’ equity for the financial year; and (v) a draft of the notes accompanying the foregoing financial statements. Such annual financial statements shall be prepared on an accrual basis in accordance with GAAP and shall be subject to audit by independent certified public accountants designated by Legg Mason.

(d) Consolidated Reporting. The financial statements described in subsections (a) - (c) above shall be reported on a consolidated basis for the Companies.

(e) Other Financial Reports. Legg Mason shall have the right at any time to receive from the Companies such additional financial statements and reports as Legg Mason may from

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time to time request, whether or not such financial statements and reports have been prepared previously by the Companies.

(f) Expenses of Preparation. The expense of preparing the financial statements and reports described in this Section 5, except for those prepared under subsection (e) above, shall be Company Expenditures and, as such, shall be paid from RNOR. Legg Mason shall pay the expense of preparing any financial statements and reports prepared under subsection (e) above.

(g) Access to Books and Records. Legg Mason shall have full access to the books and records of each Company. Without limiting the generality of the foregoing, it is expressly acknowledged and agreed that the Companies’ obligations hereunder shall not in any way imply a limitation on Legg Mason’s right, as the owner (directly or indirectly) of the Companies, to full access to all such books and records at any time.

6. General.

(a) Captions. The captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

(b) Amendments. This Agreement may be amended only by a writing signed by Legg Mason, the Companies and all Principal Officers then in the employ of any of the Companies; provided, however, that no amendment or termination of this Agreement shall affect the definition of terms in the Acquisition Agreement or the other provisions thereof.

(c) Waivers. Neither this Agreement nor any term or condition hereof or right hereunder may be waived or shall be deemed to have been waived or modified in whole or in

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part by any party or by the forbearance of any party to exercise any of its rights hereunder, except by written instrument executed by or on behalf of that party; and in the case of a breach by any party of any agreement or undertaking hereunder, a nondefaulting party may nevertheless accept from the defaulting party any payment or performance hereunder and may continue to operate under this Agreement without in any way waiving its rights or remedies.

(d) Assignment. None of the parties shall have the right to assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties and any attempt to do so shall be void. Any merger or consolidation of a Company (or any direct or indirect parent thereof, other than Legg Mason), or any sale or transfer of all or substantially all of the stock or assets of a Company (or any direct or indirect parent thereof, other than Legg Mason) shall be deemed an assignment by Legg Mason in violation of the terms of this subsection (d), unless Legg Mason shall be the direct or indirect parent of the successor entity, in which case the other parties’ consent shall not be required. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, personal representatives, successors and permitted assigns.

(e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall he deemed to be an original and all of which together shall be deemed to constitute one and the same instrument.

(f) Entire Agreement. This Agreement (together with the Acquisition Agreement and the Employment Agreements) constitutes the entire agreement of the parties hereto relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

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(g) No Other Rights. Subject to the last sentence of Section 6(d) hereof, nothing herein, either express or implied, is intended or shall be construed to give any person, other than Legg Mason, Permal and the Principal Officers, any rights or remedies under or by reason of this Agreement; provided, however, that the holders of the Preferred Shares shall be third party beneficiaries of the proviso to Section 6(b) hereof.

(h) Neither Party to Bind Other; Publicity. The Companies and Legg Mason shall not incur obligations or make binding commitments on behalf of the other, or make representations to third parties that they have the authority to do so. However, Legg Mason and the Companies may represent and advertise that they are affiliated with the other.

(i) Governing Law. The execution, interpretation and performance of this Agreement shall be governed by the internal laws of the State of Maryland, without giving effect to principles of conflicts of law.

(j) Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed effective (A) when delivered personally, (B) when sent by confirmed facsimile, (C) one (1) day after deposit with a commercial overnight carrier with written verification of receipt, or (D) 3 days after deposit in the United States mail by certified mail postage prepaid. All communications will be sent to the party to whom it is directed at the address set forth below:

(i)	If to any Principal Officer, to such Principal Officer at:

Permal Group, Inc.

900 Third Avenue

New York, NY 10022

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(ii)	If to Legg Mason:

Legg Mason, Inc.

100 Light Street

Baltimore, Maryland 21202

Attention: Chairman, President and

Chief Executive Officer

Facsimile No.: (410) 685-2365

with copies to:

Legg Mason, Inc.

100 Light Street

Baltimore, Maryland 21202

Attention: General Counsel

Facsimile No.: (410) 454-4607

(iii)	If to any Company, addressed to it in the case of Permal at:

900 Third Avenue

New York, NY 10022

Attention: Isaac R. Souede;

Facsimile No.: (212) 418-6515

and in the case of any other Company, addressed to it

c/o Permal Group, Inc.

900 Third Avenue

New York, New York 10022

Attention: Isaac R. Souede

Facsimile No.: (212) 418-6515

with copies to:

Legg Mason, Inc.

100 Light Street

Baltimore, Maryland 21202

Attention: General Counsel

Facsimile No.: (410) 454-4607

Any party may change the address to which such notices are to be sent by giving the other parties notice thereof in the manner herein set forth.

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(i) Arbitration. If a majority of the Principal Officers notifies the other parties hereto that they object to the final determination of the Incentive Pool, such Principal Officers and the other parties hereto shall negotiate in good faith to resolve any differences. If after fifteen (15) days following such notice (the “Negotiation Period”) any of such objections have not been resolved (the “Disputed Matters”), then such Disputed Matters shall be submitted to arbitration in Baltimore, Maryland. The arbitrator (the “Arbitrator”) shall be Endispute. The Arbitrator shall consider only the Disputed Matters, and the arbitration shall be conducted in accordance with Endispute’s Arbitration Rules then in effect and the United States Arbitration Act, 9 U.S.C. ¶¶ 1-16. The Arbitrator shall act promptly to resolve all Disputed Matters and its decision with respect to all Disputed Matters shall be final and binding upon the parties hereto and shall not be appealable to any court. The Arbitrator shall render an opinion in writing setting forth the basis of its decision on the Disputed Matters. The costs and expenses of the Arbitrator shall be shared equally by Legg Mason and the Companies; provided, however, that the Companies’ share of such cost and expense shall be treated as a Company Expenditure. A Principal Officer who does not object may monitor the arbitration at his expense and shall be entitled to notice of, and to attend, all arbitration proceedings. Any portion of the Incentive Pool that is affected by the Disputed Matters shall not be distributed until the resolution of the Disputed Matters, and upon such resolution the affected portion of the Incentive Pool as determined by the Arbitrator and any increase in the Incentive Pool shall be distributed to all participants in the Incentive Pool as determined by a majority of the Principal Officers.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

LEGG MASON, INC.

By:
Raymond A. Mason,
President and Chief Executive Officer

By:
President

PRINCIPAL OFFICERS (each in his individual capacity):

Isaac R. Souede

Lawrence C. Salameno

James R. Hodge

Thomas M. DeLitto

Edmond de La Haye Jousselin

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Schedule A

CVC items in accordance with prior practices

The following items, as presented in the management set of financials of Permal as of March 31st 2005, constitute the list of CVC components:

Fixed fee rebates

Cross investment fee rebates

Incentive fee rebates – Collectible fees

Incentive fee rebates – Non-collectible fees

Shareholder service fee rebates

C share commission w/off

Fund share distribution fee rebates

Introduction/Arrangement fee rebates

Expenses for any marketing or promotional materials reasonably required to support the generation or maintenance of AUM

Schedule B

Haussmann Holdings S.A.

H.H. Investment Management Company (Nassau) Ltd.

H.H. North American Services Limited

H.H. Repurchase and Trading Company N.V.

Permal Capital Management LLC

A.I.H. Investment Management Company Ltd.

Schedule C

Two Coast LLC

Schedule D

EBIT Percentage		Retained EBIT Percentage
2006	53.9%	2006	46.1%
2007	55.6%	2007	44.4%
2008	57.4%	2008	42.6%
2009	59.1%	2009	40.9%
2010	60.9%	2010	39.1%
Thereafter	60.9%	Thereafter	39.1%

Schedule E

CGR Percentage		Retained CGR Percentage
2006	27.1%	2006	72.9%
2007	28.0%	2007	72.0%
2008	28.9%	2008	71.1%
2009	29.7%	2009	70.3%
2010	30.6%	2010	69.4%
Thereafter	30.6%	Thereafter	69.4%

Schedule F

Isaac R. Souede

Lawrence C. Salameno

James R. Hodge

Thomas M. DeLitto

Edmond de La Haye Jousselin

Omar Kodmani